                                                      Pursuant to rule 424(b)(4)
                                                      Registration No. 333-48567

                                  $75,000,000
[LOGO]                      FINLAY ENTERPRISES, INC.
                      9% SENIOR DEBENTURES DUE MAY 1, 2008

                             ----------------------

    The 9% Senior Debentures due May 1, 2008 are being offered by the Company, the principal assets of which consist of all of the Capital Stock of Finlay Fine Jewelry Corporation, a wholly owned subsidiary of the Company. Concurrently with the Senior Debenture Offering, (i) the Company is offering 567,310 shares of the Company's Common Stock and the Selling Stockholders are offering 1,232,690 shares of the Company's Common Stock and (ii) Finlay Jewelry is offering $150.0 million aggregate principal amount of its 8 3/8% Senior Notes due May 1, 2008. The net proceeds to the Company from the Senior Debenture Offering and the Equity Offering, together with other available funds, will be used to redeem the Company's existing 12% Senior Discount Debentures due 2005. Finlay Jewelry will use the net proceeds to Finlay Jewelry from the sale of Senior Notes to redeem Finlay Jewelry's existing 10 5/8% Senior Notes due 2003. See 'Use of Proceeds'. The consummation of the Senior Debenture Offering is contingent upon the substantially simultaneous consummation of the Senior Note Offering. See 'Prospectus Summary -- Concurrent Transactions'.

    Interest on the Senior Debentures will be payable in cash semi-annually on May 1 and November 1 of each year, commencing November 1, 1998. The Senior Debentures will mature on May 1, 2008, unless previously redeemed, and will not be subject to any sinking fund requirement. The Senior Debentures will be redeemable in cash at the option of the Company, in whole or in part, at any time on or after May 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption. Prior to May 1, 2001, the Company, at its option, may redeem up to $25.0 million in aggregate principal amount of the Senior Debentures at 109% of the aggregate principal amount so redeemed plus accrued and unpaid interest thereon to the redemption date with the net proceeds of one or more Public Equity Offerings; provided that at least $50.0 million in aggregate principal amount of the Senior Debentures remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 120 days following the closing of any such Public Equity Offering. See 'Description of Senior Debentures -- Optional Redemption'.

    In the event of a Change of Control, holders of the Senior Debentures will have the right to require the Company to purchase the Senior Debentures at 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the purchase date. See 'Description of Senior Debentures -- Repurchase at the Option of the Holders -- Change of Control'. In addition, the Company is obligated in certain instances to offer to repurchase the Senior Debentures at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase with the Excess Proceeds of certain asset sales. See 'Description of Senior Debentures -- Repurchase at the Option of Holders -- Asset Sales'.

    The Senior Debentures will be senior secured obligations of the Company, ranking pari passu in right of payment with all unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Senior Debentures, however, will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries, including indebtedness of Finlay Jewelry under the Revolving Credit Agreement, the Gold Consignment Agreement and the Senior Notes. The Senior Debentures will also be effectively subordinated to all secured indebtedness and other secured obligations of the Company to the extent of the value of the assets securing such indebtedness and obligations. As of January 31, 1998, on a pro forma basis giving effect to the Refinancing and the Equity Offering, the aggregate amount of indebtedness and other obligations of Finlay Jewelry, including trade payables, to which the holders of the Senior Debentures would be structurally subordinated would have been $310.4 million. As of such date, in part due to a balance reduction requirement, no amounts were outstanding under the Revolving Credit Agreement. The Senior Debentures will initially be secured by a security interest in all of the Capital Stock of Finlay Jewelry which is junior to the pre-existing pledge of such Capital Stock securing the Old Debentures. Upon redemption of the Old Debentures and release of such pledge, such Capital Stock will be pledged to secure the Company's Obligations under the Senior Debentures. See 'Description of Senior Debentures -- Security'.

    SEE 'RISK FACTORS' BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SENIOR DEBENTURES.

                             ----------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                 INITIAL PUBLIC             UNDERWRITING              PROCEEDS TO
                                               OFFERING PRICE (1)           DISCOUNT (2)             COMPANY (1)(3)
                                            ------------------------  ------------------------  ------------------------
Per Senior Debenture......................          99.898%                    2.75%                    97.148%
Total.....................................        $74,923,500                $2,062,500               $72,861,000

------------------
(1) Plus accrued interest, if any, from May 1, 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting estimated expenses of $457,000 payable by the Company.

                             ----------------------

    The Senior Debentures offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Senior Debentures will be ready for delivery in New York, New York, on or about April 24, 1998, against payment therefor in immediately available funds.

    GOLDMAN, SACHS & CO.
                        DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION
                                           NATIONSBANC MONTGOMERY SECURITIES LLC

                             ----------------------

                 The date of this Prospectus is April 20, 1998.

   [ARTWORK: PICTURES OF THE COMPANY'S FINE JEWELRY PRODUCTS AND MAP SHOWING
        LOCATION OF THE COMPANY'S DEPARTMENTS AND STAND-ALONE STORES.]


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SENIOR DEBENTURES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING'.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information and the Consolidated Financial Statements and Notes thereto included elsewhere or incorporated by reference in this Prospectus. Unless otherwise specified or the context otherwise requires, in this Prospectus (i) references to 'Finlay Enterprises' mean Finlay Enterprises, Inc., (ii) references to 'Finlay Jewelry' mean Finlay Fine Jewelry Corporation, a wholly owned subsidiary of Finlay Enterprises, (iii) references to 'Finlay' or the 'Company' mean, as the context requires, Finlay Enterprises or, collectively, Finlay Enterprises, Finlay Jewelry, their subsidiaries and all predecessor businesses, (iv) all information presented assumes no exercise of the Underwriters' over-allotment option with respect to the Equity Offering (as defined herein), (v) all information is presented as of January 31, 1998, and (vi) all information presented herein gives effect to a two-for-three combination of Finlay Enterprises' common stock, par value $.01 per share (the 'Common Stock'), effected March 7, 1995. Finlay's fiscal year ends on the Saturday closest to January 31 of each year. References to 1993, 1994, 1995, 1996, 1997 and 1998 relate to the fiscal years ending on January 29, 1994, January 28, 1995, February 3, 1996, February 1, 1997, January 31, 1998 and January 30, 1999, respectively. Each of the fiscal years includes 52 weeks except 1995, which includes 53 weeks. All references herein to 'Departments' refer to fine jewelry departments operated pursuant to license agreements or other arrangements with host department stores.

                                  THE COMPANY

     Finlay is one of the leading retailers of fine jewelry in the United States and France. The Company operates leased fine jewelry departments ('Departments') in major department stores for retailers such as May Department Stores ('May'), Federated Department Stores ('Federated'), Galeries Lafayette, Belk, Carson Pirie Scott and Proffitt's and, with the completion of its recent acquisition of Diamond Park (as defined herein), operates Departments in Mercantile Stores, Marshall Field's and Parisian. Finlay sells a broad selection of moderately priced fine jewelry, including necklaces, earrings, bracelets, rings and watches, and markets these items principally as fashion accessories with an average sales price of approximately $157 per item. Average sales per Department were $749,000 in 1997 and the average size of a Department is approximately 1,000 square feet. Finlay operates in 1,117 locations and in 1997 achieved sales of $769.9 million, making Finlay the largest operator of Departments in the United States and France.

     Management believes that current trends in jewelry retailing, particularly in the department store sector, provide a significant opportunity for Finlay's growth. Consumers spent approximately $42 billion on jewelry (including both fine and costume jewelry) in the United States in 1997, an increase of approximately $16 billion over 1987, according to the United States Department of Commerce. In the department store sector in which Finlay operates, consumers spent $4 billion on fine jewelry in 1996. Management believes that demographic factors such as the maturing of the U.S. population and an increase in the number of working women have resulted in greater disposable income, thus contributing to the growth of the fine jewelry retailing industry. Management also believes that jewelry consumers today increasingly perceive fine jewelry as a fashion accessory, resulting in purchases which augment the Company's gift and special occasion sales. Finlay's Departments are typically located in 'high traffic' areas of leading department stores, enabling Finlay to capitalize on these consumer buying patterns.

     Host stores benefit from outsourcing the operation of their fine jewelry departments. By engaging Finlay, host stores gain specialized managerial, merchandising, selling, marketing, inventory control and security expertise. Additionally, by avoiding the high working capital investment typically required of the jewelry business, host stores improve their return on investment and can potentially increase their profitability.

     As a lessee, Finlay benefits from the host stores' reputation, customer traffic, advertising, credit services and established customer base. Finlay also avoids the substantial capital investment in fixed assets typical of stand-alone retail formats, which generally has enabled Finlay's new Departments to achieve profitability within their first twelve months of operation. Finlay further benefits because net sales proceeds are generally remitted to Finlay by each host store on a monthly basis with essentially all customer credit risk borne by the host store.

     The Company employs a unique merchandising strategy, known as the 'Finlay Triangle', which integrates store management, vendors and Finlay's central office. This alliance enables the Company to capitalize on economies of scale, while allowing store management to tailor merchandising programs to each host store's unique fashion image and customer demographics. Store management, vendors and Finlay's central office coordinate efforts and share access to information, enabling the vendor to assist in identifying fashion trends and thereby improving inventory turnover and profitability.

     As a result of Finlay's strong relationships with its vendors, management believes that the Company's working capital requirements are lower than those of many other jewelry retailers. In recent years, on average, approximately 50% of Finlay's domestic merchandise has been carried on consignment. The use of consignment merchandise also reduces Finlay's inventory exposure to changing fashion trends because unsold consigned merchandise can be returned to the vendor.

DIAMOND PARK ACQUISITION

     On October 6, 1997, Finlay completed the acquisition of certain assets of the Diamond Park Fine Jewelers division of Zale Corporation ('Diamond Park'), a leading operator of Departments, for approximately $63 million. By acquiring Diamond Park, Finlay added 139 Departments that had total sales of $103 million for the twelve months ended January 31, 1998 and also added new host store relationships with Mercantile Stores, Marshall Field's and Parisian. Management believes that in addition to increasing sales volume, the acquisition of Diamond Park (the 'Diamond Park Acquisition') will improve Finlay's results of operations through the leveraging of expenses and the achievement of other operating synergies.

GROWTH STRATEGY

     Finlay intends to pursue the following key initiatives to increase sales and earnings:

          INCREASE COMPARABLE DEPARTMENT SALES. In 1996 and 1997, Finlay achieved comparable Department sales increases of 5.9% and 5.5%, respectively, outpacing the majority of its host stores. These increases were achieved primarily by emphasizing key merchandise items, increasing focus on holiday and event-driven promotions, participating in host store marketing programs and positioning its Departments as a 'destination location' for fine jewelry. Finlay believes that comparable Department sales will continue to benefit from these merchandising and marketing strategies, as well as from increasing demand for fine jewelry.

          ADD DEPARTMENTS WITHIN EXISTING HOST STORE GROUPS. Finlay's well established relationships with many of its host store groups have enabled the Company to add Departments in new locations opened by existing host stores. Finlay has operated Departments in May stores since 1948 and operates the fine jewelry departments in all of May's 367 department stores. Finlay also has operated Departments in Federated stores since 1983 and operates Departments in 156 of Federated's 401 department stores. Since the beginning of 1993, host store expansion has added 123 net new Departments, including 63 net new Departments since the beginning of 1995. Based on expansion plans announced by May Department Stores in May 1997, Finlay believes it will have the opportunity to open approximately 100 new Departments in May stores alone over the next five years (excluding possible closings).

          ESTABLISH NEW HOST STORE RELATIONSHIPS. Finlay has an opportunity to grow by establishing new relationships with department stores that presently either lease their fine jewelry departments to Finlay's competitors or operate their own fine jewelry departments. Finlay seeks to establish these new relationships by demonstrating to department store management the potential for improved financial performance. Since the beginning of 1992, Finlay has added such host store groups as Burdines, The Bon Marche, Elder Beerman and Stern's. Over the past three years,

     Finlay has added 27 Departments in the Hecht's division of May as a result of May's acquisition of John Wanamaker and Strawbridge's. By acquiring Diamond Park, Finlay added Mercantile Stores, Marshall Field's and Parisian to its host store relationships.

          EXPAND INTERNATIONAL OPERATIONS. In October 1994, Finlay acquired Societe Nouvelle d'Achat de Bijouterie-S.O.N.A.B. ('Sonab'), the largest operator of Departments in France. In 1996 and 1997, Finlay expanded in France by adding 26 and 16 Departments in Monoprix, respectively, and plans to open an additional 16 Monoprix Departments in 1998. Finlay now operates 147 Departments in France through five host store groups, including Galeries Lafayette, Nouvelles Galeries and Bazar de L'Hotel de Ville. In 1996, the Company also opened a Department in a new Galeries Lafayette store in Berlin, Germany and is exploring additional opportunities in other European countries.

          CONTINUE TO IMPROVE OPERATING LEVERAGE. Selling, general and administrative expenses as a percentage of sales declined from 44.2% in 1993 to 42.2% in 1997. Finlay seeks to continue to leverage expenses both by increasing sales at a faster rate than expenses and by reducing its current level of certain operating expenses. For example, Finlay has demonstrated that by increasing the selling space (with host store approval) of certain high volume Departments, incremental sales can be achieved without having to incur proportionate increases in selling and administrative expenses. In addition, management believes the Company will benefit from recent investments in technology and refinements of operating procedures designed to allow Finlay's sales associates more time for customer sales and service. Finlay's new distribution and warehouse facility, expected to become fully operational in the Spring of 1998, will permit the Company to improve the flow of merchandise to Departments while reducing payroll and freight costs.

     Additionally, since 1994 the Company has opened nine domestic stand-alone discount jewelry outlet stores which provide Finlay with a channel to sell discontinued, close-out and certain other merchandise.
                            ------------------------

     The principal executive offices of the Company are located at 529 Fifth Avenue, New York, New York 10017 and its telephone number at this address is
(212) 808-2800.

                         THE SENIOR DEBENTURE OFFERING

Issuer....................................  Finlay Enterprises, Inc.

Securities Offered........................  $75.0 million aggregate principal amount of 9% Senior Debentures due
                                            May 1, 2008 (the 'Senior Debentures').

Maturity Date.............................  May 1, 2008.

Interest Payment Dates....................  May 1 and November 1 of each year, commencing November 1, 1998.

Ranking...................................  The Senior Debentures will be senior secured obligations of Finlay
                                            Enterprises, ranking pari passu in right of payment with all unsubordinated indebtedness of Finlay Enterprises and senior in right of payment to all subordinated indebtedness of Finlay Enterprises.
                                            The Senior Debentures, however, will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of
                                            Finlay Enterprises' Subsidiaries (as defined herein), including indebtedness of Finlay Jewelry under the Revolving Credit Agreement
                                            (as defined herein), the Gold Consignment Agreement (as defined herein) and the Senior Notes (as defined herein). The Senior
                                            Debentures will also be effectively subordinated to all secured indebtedness and other secured obligations of Finlay Enterprises to the extent of the value of the assets securing such indebtedness and obligations. As of January 31, 1998, on a pro forma basis giving effect to the Refinancing and the Equity Offering, the aggregate amount of indebtedness and other obligations of Finlay Jewelry, including trade payables, to which the holders of the Senior
                                            Debentures would be structurally subordinated would have been $310.4 million. As of such date, in part due to a balance reduction requirement, no amounts were outstanding under the Revolving Credit
                                            Agreement. See 'Description of Senior Debentures-- Ranking'.

Security..................................  The Senior Debentures will initially be secured by a security interest in all of the Capital Stock (as defined herein) of Finlay
                                            Jewelry which is junior to the pre-existing pledge of such Capital
                                            Stock securing the Old Debentures (as defined herein). Upon redemption of the Old Debentures and release of the pledge of such
                                            Capital Stock, such Capital Stock will be pledged to secure the
                                            Senior Debentures. See 'Description of Senior Debentures--Security'.

Optional Redemption.......................  Except as described below, the Senior Debentures will not be redeemable at Finlay Enterprises' option prior to May 1, 2003.
                                            Thereafter, the Senior Debentures will be subject to redemption at the option of Finlay Enterprises, in whole or in part, upon not less than 30 nor more than 60 days' notice (subject to revocation, as described herein, by Finlay Enterprises not less than 10 days prior to the scheduled date of redemption), at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption.

                                            In addition, prior to May 1, 2001, up to $25.0 million aggregate principal amount of the Senior Debentures will be redeemable at the option of Finlay Enterprises, in whole or in part, from the net proceeds of one or more Public Equity Offerings (as defined herein) at a redemption price of 109% of the principal amount thereof, in each case plus accrued and unpaid interest to the date of redemption; provided that at least $50.0 million in aggregate principal amount of Senior Debentures remains outstanding immediately after each such redemption and provided further, that such redemption shall occur within 120 days of the date of closing of any such Public
                                            Equity Offering.

Change of Control.........................  In the event of a Change of Control (as defined herein), each Holder
                                            (as defined herein) of Senior Debentures will have the right to require Finlay Enterprises to repurchase all or any part (equal to
                                            $1,000 or an integral multiple thereof) of such Holder's Senior
                                            Debentures at an offer price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. See 'Description of Senior Debentures--Repurchase at the
                                            Option of Holders--Change of Control' and 'Risk Factors--Possible
                                            Inability to Make Change of Control Payment'.

Restrictive Covenants.....................  The indenture governing the Senior Debentures (the 'Senior Debenture
                                            Indenture') will contain certain covenants that will, among other things, limit the ability of Finlay Enterprises and its Subsidiaries to incur additional Indebtedness (as defined herein), issue
                                            Disqualified Stock (as defined herein), pay dividends or
                                            distributions, make investments or certain other Restricted Payments
                                            (as defined herein), enter into certain transactions with affiliates, dispose of certain assets, incur liens and engage in mergers and consolidations. See 'Description of Senior Debentures--Certain
                                            Covenants'.

Use of Proceeds...........................  Concurrently with the sale of the Senior Debentures offered hereby (the 'Senior Debenture Offering'), (i) Finlay Enterprises
                                            and certain selling stockholders (the 'Selling Stockholders') are offering an aggregate of 1,800,000 shares of Common Stock of Finlay
                                            Enterprises at an initial public offering price of $27.50 per share
                                            (the 'Equity Offering') and (ii) Finlay Jewelry is offering $150.0 million aggregate principal amount of its 8 3/8% Senior Notes due May
                                            1, 2008 (the 'Senior Notes'). The net proceeds to Finlay Enterprises from the Senior Debenture Offering and the Equity Offering, together with other available funds, will be used to redeem Finlay
                                            Enterprises' existing 12% Senior Discount Debentures due 2005 (the
                                            'Old Debentures'), including associated premiums. Finlay Jewelry will use the net proceeds to Finlay Jewelry from the Senior Note Offering
                                            (as defined herein) to redeem Finlay Jewelry's existing 10 5/8%
                                            Senior Notes due 2003 (the 'Old Notes'), including associated premiums. Finlay Enterprises plans to redeem the Old Debentures and
                                            Finlay Jewelry plans to redeem the Old Notes approximately 30 days following the completion of the Equity Offering and the Debt Offering
                                            (as defined herein). See 'Risk Factors--Substantial Leverage',
                                            '--Ranking; Security' and 'Use of Proceeds'.

                            CONCURRENT TRANSACTIONS

     Concurrently with the Senior Debenture Offering, (i) Finlay Enterprises and the Selling Stockholders are offering an aggregate of 1,800,000 shares of Common Stock (of which 567,310 shares are being offered by Finlay Enterprises and 1,232,690 shares are being offered by the Selling Stockholders), (ii) Finlay Jewelry is offering $150.0 million aggregate principal amount of its Senior Notes (the 'Senior Note Offering' and, together with the Senior Debenture Offering, the 'Debt Offering') pursuant to an indenture between Finlay Jewelry and Marine Midland Bank, as trustee (the 'Senior Note Indenture' and, together with the Senior Debenture Indenture, the 'Senior Indentures') and (iii) the Revolving Credit Agreement (as defined herein) will be amended to increase the line of credit thereunder to $275.0 million and to make certain other changes. The net proceeds to Finlay Enterprises from the Senior Debenture Offering, the Equity Offering, the repayment of a note receivable (including accrued interest thereon) of $1.3 million (as of January 31, 1998) from an executive officer (the 'Receivable Repayment') and the repayment of $0.9 million (as of January 31,
1998) of an intercompany liability by Finlay Jewelry (the 'Intercompany Repayment') will be used to redeem the Old Debentures, including associated premiums. Finlay Jewelry will use the net proceeds from the Senior Note Offering to redeem the Old Notes, including associated premiums, and to make the Intercompany Repayment. The Debt Offering, the Receivable Repayment, the Intercompany Repayment, the redemption of the Old Debentures and the Old Notes and the proposed amendment to the Revolving Credit Agreement are collectively referred to herein as the 'Refinancing'. See 'Use of Proceeds'.

     The Senior Debenture Offering, the Senior Note Offering and the proposed amendment to the Revolving Credit Agreement are conditioned upon each other. The Refinancing and the Equity Offering are not conditioned upon each other, except that the proposed amendments to the Revolving Credit Agreement require, among other things, that if the Equity Offering is not completed, the Company must incur an additional $15.0 million of indebtedness (the 'Additional Indebtedness') concurrently with the completion of the Debt Offering. If the Equity Offering is not completed, the Company intends to incur the Additional Indebtedness.

     This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Common Stock or the Senior Notes. The Common Stock and Senior Notes will be registered under the Securities Act of 1933, as amended (the 'Securities Act'), and such securities will be offered only by means of separate prospectuses.

                                  RISK FACTORS

     See 'Risk Factors' beginning on page 11 for certain considerations relevant to an investment in the Senior Debentures.

      SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following table presents summary consolidated financial information of the Company for the periods indicated. The pro forma consolidated statement of operations data give effect to the Equity Offering and Refinancing as though each such transaction had occurred on February 2, 1997. The pro forma balance sheet data give effect to the Equity Offering and Refinancing as though each such transaction had occurred on January 31, 1998. This information should be read in conjunction with 'Use of Proceeds', 'Unaudited Pro Forma Consolidated Financial Information', 'Selected Consolidated Financial Information', 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                         FISCAL YEAR ENDED (1)
                                 ---------------------------------------------------------------------
                                                                                             PRO FORMA
                                 JAN. 29,    JAN. 28,    FEB. 3,     FEB. 1,     JAN. 31,    JAN. 31,
                                   1994        1995        1996        1997        1998        1998
                                 --------    --------    --------    --------    --------    ---------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Sales.........................   $505,639    $552,090    $654,491    $685,274    $769,862    $769,862
Gross margin..................    267,775     290,827     340,462     354,974     398,777     398,777
Management transition and
  consulting
  expense (2).................      --          5,144       --          --          --          --
Nonrecurring expenses
  associated with
  recapitalization (3)........      1,915       --          --          --          --          --
Income (loss) from
  operations..................     33,819      36,499      48,299      53,996      61,837      61,837
Other nonrecurring (income)
  expense (4).................     17,150       --         (5,000)      --          --          --
Interest expense, net.........     25,469      28,488      29,705      31,204      34,115      29,018 (5)
Income (loss) before income
  taxes.......................     (8,800)      8,011      23,594      22,792      27,722      32,819
Net income (loss).............     (9,205)      2,731      14,251      11,757      15,195      18,359
Net income (loss) applicable
  to common
  shares......................    (12,799)       (601)      3,534      11,757      15,195      18,359
Net income (loss) per share
  applicable to common shares:
  Basic net income (loss) per
    share.....................   $  (6.49)   $  (0.27)   $   0.55    $   1.59    $   1.89    $   2.10
  Diluted net income (loss)
    per share.................   $  (6.06)   $  (0.25)   $   0.53    $   1.55    $   1.84    $   2.06
Weighted average number of
  shares and share equivalents
  outstanding (000's).........      2,112       2,395       6,640       7,570       8,276       8,930
OPERATING AND FINANCIAL DATA:
Number of Departments (end of
  period) (6).................        757         903         941         939       1,117       1,117
Percentage increase in
  comparable Department
  sales.......................       0.7%        4.5%        5.7%        5.9%        5.5%        5.5%
Average sales per Department
  (6).........................   $    673    $    674    $    710    $    729    $    749    $    749
EBITDA (7)....................     42,580      45,409      57,958      64,836      74,000      74,000
EBITDA-FIFO (as adjusted)
  (8).........................     46,424      51,398      58,901      66,755      71,670      71,670
Capital expenditures..........      9,150      11,228      14,933      17,533      19,338      19,338
Depreciation and
  amortization................      8,761       8,910       9,659      10,840      12,163      12,163
Ratio of earnings to fixed
  charges (9).................        1.3x        1.3x        1.6x        1.7x        1.8x        2.1 x
Ratio of EBITDA to interest
  expense.....................        1.7x        1.6x        2.0x        2.1x        2.2x        2.6 x
Ratio of net debt to EBITDA
  (10)........................        4.1x        3.9x        3.1x        2.9x        2.8x        2.8 x

                                            JANUARY 31, 1998
                                 ---------------------------------------
                                                                PRO
                                         ACTUAL                FORMA
                                 ----------------------    -------------
                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...............          $108,395             $ 132,219
Total assets..................           508,236               509,645
Short-term debt, including
  current portion of long-term
  debt........................         --                      --
Long-term debt, excluding
  current portion.............           221,026               225,000
Total stockholders' equity....            72,339                79,220

                                                   (Continued on following page)

----------------------

 (1) Each of the fiscal years for which information is presented includes 52 weeks except 1995, which includes 53 weeks.

 (2) Included in 1994 are compensation and benefits for a former senior executive totaling $3.1 million as a result of the termination of his employment agreement and other management transition and consulting expense totaling $2.0 million.

 (3) Included in 1993 in connection with the 1993 Recapitalization (as defined in 'Risk Factors -- Substantial Influence of Significant Stockholders') is the redemption of outstanding equity participation units in accordance with the terms and conditions of the Company's former equity participation plan totaling $0.9 million and bonuses totaling $1.0 million.

 (4) Included in 1993 are nonrecurring expenses of $17.2 million relating to the write-off of certain deferred financing costs and other expenses incurred in connection with the 1993 Recapitalization. See Note 1 of Notes to Finlay Enterprises' Consolidated Financial Statements. Included in 1995 are proceeds of $5.0 million from a life insurance policy Finlay maintained on a senior executive.

 (5) Reflects an increase in interest expense resulting from the Senior Note Offering and Senior Debenture Offering and the elimination of interest expense related to the redemption of the Old Debentures and the Old Notes. The Company plans to redeem the Old Debentures and the Old Notes approximately 30 days following completion of the Equity Offering and the Debt Offering. As the redemption of the Old Debentures and the Old Notes is expected to be completed approximately 30 days after completion of the Equity Offering and the Debt Offering, the Company and Finlay Jewelry will continue to incur interest expense on the outstanding principal amount of the Old Debentures and the Old Notes at rates of 12% and 10 5/8%, respectively, pending such redemption.

 (6) Includes, beginning in 1994, Departments and stand-alone locations.

 (7) EBITDA represents income from operations before depreciation and amortization expenses. For 1993, EBITDA includes the effect of nonrecurring expenses totaling $1.9 million described in Note 3 above and for 1994, EBITDA includes the effect of management transition and consulting expense totaling $5.1 million described in Note 2 above. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities (all as determined in accordance with generally accepted accounting principles) for the purpose of analyzing Finlay's operating performance, financial position and cash flows. Finlay has presented EBITDA, however, because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and/or incur debt.

 (8) EBITDA-FIFO (as adjusted) represents EBITDA before the LIFO provision and before nonrecurring expenses of $1.9 million deducted in arriving at income from operations for 1993 and management transition and consulting expense of $5.1 million deducted in arriving at income from operations for 1994.

 (9) For the purposes of computing this ratio, 'earnings' consist of income
     (loss) from operations and 'fixed charges' consist of total interest expense, including debt issuance costs amortization and capitalized interest costs.

(10) For purposes of computing this ratio, 'net debt' consists of short- and long-term debt less cash and cash equivalents.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully before purchasing the Senior Debentures offered hereby. This Prospectus contains forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risk factors set forth below. See 'Special Note Regarding Forward-Looking Statements'.

HOLDING COMPANY STRUCTURE; LIMITATIONS ON ACCESS TO CASH FLOW; STRUCTURAL SUBORDINATION

     Finlay Enterprises is a holding company and conducts its operations entirely through its Subsidiaries, and therefore Finlay Enterprises is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Senior Debentures. The Senior Debentures will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and host store lease obligations) of the Company's Subsidiaries, including Indebtedness of Finlay Jewelry under the Amended and Restated Credit Agreement, dated as of September 11, 1997, among Finlay Jewelry and Finlay Enterprises, as Borrowers (as defined therein), and General Electric Capital Corporation, as Agent (as defined therein) and Lender (as defined therein), and the other Lenders named therein (as amended as of the date of this Prospectus, the 'Revolving Credit Agreement'), the Gold Consignment Agreement, dated as of June 15, 1995, by and between Finlay Jewelry and Rhode Island Hospital Trust National Bank (as amended as of the date of this Prospectus, the 'Gold Consignment Agreement') and the Senior Note Indenture, except to the extent of the Subsidiary Guarantees (if any). Any right of Finlay Enterprises to receive assets of any of its Subsidiaries upon the latter's dissolution, bankruptcy, liquidation or reorganization (and the consequent right of the Holders of the Senior Debentures to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that Finlay Enterprises is itself recognized as a creditor of such Subsidiary, in which case the claims of Finlay Enterprises would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by Finlay Enterprises.

     The Revolving Credit Agreement, the Gold Consignment Agreement and the Senior Note Indenture will limit the payment of dividends by Finlay Jewelry to Finlay Enterprises and the making of loans by Finlay Jewelry to Finlay Enterprises. Among other things, such limitations could prevent Finlay Enterprises from obtaining funds necessary to make mandatory repurchases of Senior Debentures upon a Change of Control. If there is an event of default under any such agreement, Finlay Jewelry will not be permitted to pay dividends or make other distributions to Finlay Enterprises that would be necessary in order to permit Finlay Enterprises to make payments of interest on, or principal of, its indebtedness (including the Senior Debentures) when such payment is due. For a further description of these restrictions, see 'Description of Certain Indebtedness' and 'Description of the Senior Debentures--Certain Covenants'.

     The Senior Debentures will be senior secured obligations of Finlay Enterprises, ranking pari passu in right of payment with all unsubordinated indebtedness of Finlay Enterprises and senior in right of payment to all subordinated indebtedness of Finlay Enterprises. The Senior Debentures, however, will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Finlay Enterprises' Subsidiaries, including indebtedness of Finlay Jewelry under the Revolving Credit Agreement, the Gold Consignment Agreement and the Senior Notes. The Senior Debentures will also be effectively subordinated to all secured indebtedness of Finlay Enterprises to the extent of the value of the assets securing such indebtedness. As of January 31, 1998, on a pro forma basis giving effect to the Refinancing and the Equity Offering, the aggregate amount of indebtedness and other obligations of Finlay Jewelry, including trade payables, to which the holders of the Senior Debentures would be structurally subordinated would have been $310.4 million. As of such date, in part due to a balance reduction requirement, no amounts were outstanding under the Revolving Credit Agreement.

SUBSTANTIAL LEVERAGE

     Following the Refinancing and the Equity Offering, the Company will remain substantially leveraged. As of January 31, 1998, total debt outstanding was $221.0 million, representing 75.3% of total book capitalization. On a pro forma basis giving effect to the Refinancing and the Equity Offering as if each had occurred on January 31, 1998, the Company's total indebtedness would have been $225.0 million, representing 74.0% of total book capitalization. See 'Capitalization'. For the four fiscal quarters ended as of January 31, 1998, after giving pro forma effect to the Refinancing and the Equity Offering as if each had occurred on February 2, 1997, the Company's ratio of EBITDA to interest expense would have been 2.6 to 1.0.

     The Company's ability to make scheduled payments of the principal of, to pay the interest on, or to refinance its indebtedness (including the Senior Debentures and Senior Notes) or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control.

     The degree to which the Company is leveraged could have important consequences to holders of the Senior Debentures, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to servicing its indebtedness, including an annual balance reduction requirement under the Revolving Credit Agreement; (iii) the Company's ability to pay dividends (including Finlay Jewelry's ability to pay dividends to Finlay Enterprises) is limited by, and following consummation of the Refinancing and the Equity Offering will continue to be limited by, its financing arrangements; (iv) the Revolving Credit Agreement, the Old Indentures (as defined in '--Change of Control and Anti-Takeover Provisions'), the Senior Indentures and the Gold Consignment Agreement all contain financial and other restrictive covenants that, among other things, will limit the ability of the Company to borrow additional funds, make certain payments, make investments, extend credit, merge or consolidate and make acquisitions; (v) future financing arrangements will likely impose similar restrictions on the Company; (vi) changes in interest rates or rates charged under the Revolving Credit Agreement and the Gold Consignment Agreement could adversely affect the Company's results of operations or financial condition; (vii) the Company may be more leveraged than other providers of similar products and services, which may place the Company at a competitive disadvantage; and (viii) the Company's significant degree of leverage could make it more vulnerable to changes in general economic conditions.

     Failure by the Company to comply with the financial and other restrictive covenants under its financing arrangements could result in an event of default which, if not cured or waived, could result in the acceleration of all or a portion of the Company's indebtedness. The occurrence of an event of default could therefore have a material adverse effect on the Company's financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Description of Certain Indebtedness'.

RANKING; SECURITY

     The Senior Debentures will rank pari passu in right of payment with all senior indebtedness of Finlay Enterprises, including the Old Debentures for the period prior to their redemption, which is expected to occur approximately 30 days following completion of the Equity Offering and the Debt Offering. Although the Senior Debentures will be secured by a pledge of the Capital Stock of Finlay Jewelry, the Capital Stock of Finlay Jewelry is currently pledged to secure Finlay Enterprises' obligations under the Old Debentures which are to be redeemed with the net proceeds of the Senior Debenture Offering. Accordingly, the Senior Debentures will initially be secured by a security interest in the Capital Stock of Finlay Jewelry which is junior to the pre-existing pledge securing the Old

Debentures. Such Capital Stock will not be pledged to secure Finlay Enterprises' obligations under the Senior Debentures until redemption of the Old Debentures and release of the pre-existing pledge of the Capital Stock of Finlay Jewelry. There can be no assurance that the value of the pledged collateral, even following the redemption of the Old Debentures, will be adequate to secure Finlay Enterprises' obligations under the Senior Debentures. See 'Description of Senior Debentures -- Security'.

POSSIBLE INABILITY TO MAKE CHANGE OF CONTROL PAYMENT

     The Senior Debenture Indenture will provide that, upon the occurrence of any Change of Control (as defined therein), the Company will be required to make an offer (a 'Change of Control Offer') to purchase all of the Senior Debentures issued and then outstanding under the Senior Debenture Indenture at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase. Any Change of Control under the Senior Debenture Indenture would constitute a default under the Revolving Credit Agreement and the Gold Consignment Agreement. Therefore, upon the occurrence of a Change of Control, the lenders under the Revolving Credit Agreement and the consignors under the Gold Consignment Agreement would have the right to accelerate their loans and would be entitled to receive payment of all outstanding obligations under the Revolving Credit Agreement and the Gold Consignment Agreement. If a Change of Control were to occur, it is unlikely that the Company would be able to repay all of its obligations under the Revolving Credit Agreement, the Gold Consignment Agreement and the Senior Note Indenture and to repay other indebtedness that would become payable upon the occurrence of such Change of Control. Consequently, it is unlikely that the Company would be able to purchase all of the Senior Debentures. In addition, the Revolving Credit Agreement, Gold Consignment Agreement and the Senior Note Indenture contain provisions which could prevent Finlay Enterprises from obtaining funds from Finlay Jewelry necessary to make mandatory repurchases of Senior Debentures upon a Change of Control. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources' and 'Description of Certain Indebtedness'.

LACK OF PUBLIC MARKET

     There is no public market for the Senior Debentures, and the Company does not intend to apply for the listing of the Senior Debentures on any securities exchange or automatic quotation system. The Company has been advised by the Underwriters that each Underwriter presently intends to make a market in the Senior Debentures, although the Underwriters are not obligated to do so and may discontinue market-making at any time without notice.

     There can be no assurance as to the development of any market or the liquidity of any market that may develop for the Senior Debentures. If a market for the Senior Debentures does develop, the price of the Senior Debentures may fluctuate and liquidity may be limited. If a market for the Senior Debentures does not develop, holders may be unable to resell such securities for an extended period of time, if at all. If such a market for the Senior Debentures were to exist, the Senior Debentures could trade at prices lower than the initial public offering price thereof depending on many factors, including, among others, prevailing interest rates, the market for similar securities, the ability to locate a willing buyer, general economic conditions and the financial condition and performance of, and prospects for, the Company.

     Historically, the market for non-investment grade debt, such as the Senior Debentures, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Senior Debentures will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the Senior Debentures.

ABSENCE OF GUARANTEES; FRAUDULENT CONVEYANCES

     The Senior Debentures will be obligations of Finlay Enterprises solely and are not guaranteed by any Subsidiaries of Finlay Enterprises. Under certain limited circumstances, Finlay Enterprises would be required to cause one or more of its Subsidiaries to guarantee its obligations under the Senior Debenture Indenture. No assurance can be given that any guaranties will ever be provided or, if provided, will be enforceable. The obligations of any subsidiary of Finlay Enterprises providing such a guarantee (a 'Guaranteeing Subsidiary') under such guarantee may be subject to review under applicable state or federal fraudulent transfer or other similar laws in the event of the bankruptcy or other financial difficulty of such Guaranteeing Subsidiary. Under such laws, if a court were to find that, after giving effect to the incurrence of the guarantee, such Guaranteeing Subsidiary (i) received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (ii) either (a) was insolvent or rendered insolvent by reason of providing such guarantee, (b) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (c) intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as they matured, then such court could void such guarantee and order the repayment of any amounts paid thereunder or take other action detrimental to the holders of Senior Debentures. A court will likely find that a Guaranteeing Subsidiary did not receive fair consideration or reasonably equivalent value for its guarantee to the extent that its liability thereunder exceeds any direct benefit it received from the transaction giving rise to the obligation that such guarantee be provided.

     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing, and there can be no assurance as to what standard a court would apply in order to make a determination of insolvency. Generally, however, an entity would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the salable value of all of its assets at a fair valuation or if the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or
(ii) it could not pay its debts as they become due.

SEASONALITY

     Finlay's business is highly seasonal, with a significant portion of its sales and income from operations generated during the fourth quarter of each year, which includes the year-end holiday season. The fourth quarter accounted for an average of 42% of Finlay's sales and 82% of operating income (excluding nonrecurring expenses) for 1995, 1996 and 1997. Finlay has typically experienced losses in the first three quarters of its fiscal year. During these periods, working capital requirements have been funded by the Revolving Credit Agreement. This pattern is expected to continue. Accordingly, the results for any of the first three quarters of any given fiscal year, taken individually or in the aggregate, are not indicative of annual results. A substantial decrease in sales during the fourth quarter would have a material adverse effect on Finlay's profitability. The Company's quarterly results of operations also may fluctuate significantly as a result of a variety of factors, including the timing of new Department openings, net sales contributed by new Departments, increases or decreases in comparable Department sales, timing of certain holidays, changes in the Company's selection of merchandise, general economic, industry and weather conditions that affect consumer spending and actions of competitors. In addition, since jewelry purchases are discretionary and a majority of jewelry purchases by store customers are made using credit, declines in general economic conditions or consumer credit availability, or increases in prevailing interest rates, could adversely affect the business and financial condition of Finlay, particularly if such changes were to occur in the fourth quarter of Finlay's fiscal year. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality' and 'Business -- Seasonality'.

DEPENDENCE ON HOST STORE RELATIONSHIPS

     During 1997, approximately 46% of Finlay's sales were generated by Departments operated in store groups owned by May, and approximately 21% of Finlay's sales were generated by Departments operated in store groups owned by Federated. Management believes that its relationships with the May and Federated store groups are excellent. Nevertheless, a decision by either company to transfer the operation of some or all of their Departments to a competitor, or to assume the operation of those Departments themselves, could have a material adverse effect on the business and financial condition of Finlay. Such adverse effects could also be caused by consolidation transactions effected by May, Federated or other host store groups. In recent years the department store industry has been consolidating. Although Finlay has, in the past, benefitted from host store consolidations, no assurance can be given that significant host store relationships of Finlay will not be terminated as a result of such consolidation. For example, when Federated acquired Emporium/Weinstocks, 30 stores in which Finlay operated Departments were integrated into Federated's Macy's division, which currently operates its own fine jewelry business. See 'Business -- Store Relationships'.

     Finlay's lease agreements typically have an initial term of one to five years, and contain renewal options or provisions for automatic renewal absent prior notice of termination by either party. Each year, a substantial number of leases are subject to renewal. For example, three of Finlay's leases with May host stores are subject to renewal in January 1999. The remaining five of the May leases were renewed in 1997. Although Finlay's leases have historically been renewed in the ordinary course, there can be no assurance that such leases will continue to be renewed, or, if renewed, on comparable terms. Finlay's lease agreements also give host stores termination rights based on certain performance and other factors. See 'Business -- Store Relationships'.

AVAILABILITY OF CONSIGNED MERCHANDISE

     In recent years, on average, approximately 50% of Finlay's domestic merchandise has been carried on consignment (pursuant to written agreements or other arrangements) or otherwise financed by vendors, thereby reducing Finlay's direct capital investment in inventory to levels which it believes are low for the retail jewelry industry. Although Finlay does not believe that its consignment agreements or arrangements with its vendors will be subject to substantial adverse changes in the future, there can be no assurance that Finlay will be able to continue to obtain substantial amounts of merchandise on these terms. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business -- Purchasing and Inventory'.

COMPETITION

     Finlay faces competition for retail jewelry sales from national and regional jewelry chains, other department stores, local independently owned jewelry stores and chains, specialty stores, mass merchandisers, catalog showrooms, discounters, direct mail suppliers and televised home shopping. Several of Finlay's competitors are substantially larger and have greater financial resources than Finlay. With respect to the operation of Departments in host store groups, Finlay competes with a limited number of established Department lessees and department store chains. See 'Business -- Competition'.

EXPANSION

     A significant portion of Finlay's growth in sales and income from operations in recent years has resulted from Finlay's ability to obtain leases to operate Departments in new host store groups and the addition of new Departments in existing host store groups. Finlay cannot predict the number of Departments it will operate in the future or whether its expansion, if any, will be at levels comparable to that experienced to date. In many cases, Finlay is subject to limitations under its lease agreements which prohibit Finlay from operating Departments for other host store groups within a certain geographical radius of the host stores (typically five to ten miles). Such limitations restrict Finlay from further expansion within areas where it currently operates Departments, including expansion by possible acquisitions. Finlay has, however, from time to time obtained the consent of an existing host store group to operate Departments for another host store group within the prohibited area. May and Federated have granted consents of this type to Finlay with respect to one another's host stores. There can be no assurance that additional consents will be obtained in the future. The existence of these geographic limitations may impede Finlay's ability to enter into leases with other potential host store groups. In addition, in certain cases, Finlay has found that, notwithstanding the absence of any geographical limitation in a lease agreement, it may be limited as a practical matter from opening Departments for competing host store groups in close proximity to each other because of the adverse effect such openings might have on its overall host store group relationships. See 'Business -- Store Relationships'.

     The Company may also from time to time examine opportunities to acquire or invest in companies or businesses that complement the Company's existing business. For example, on October 6, 1997, the Company acquired Diamond Park. There can be no assurance that the Diamond Park Acquisition or future acquisitions by the Company will be successful or improve the Company's operating results. In addition, the Company's ability to complete acquisitions will depend on the availability of both suitable target businesses and acceptable financing. Any future acquisitions may result in a potentially dilutive issuance of additional equity securities, the incurrence of additional debt or increased working capital requirements. Any such acquisition may also result in earnings dilution, the amortization of goodwill and other intangible assets or other charges to operations, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. Such acquisitions could involve numerous additional risks, including, without limitation, difficulties in the assimilation of the operations, products, services and personnel of any acquired company and the diversion of management's attention from other business concerns. See 'Business -- Diamond Park Acquisition'.

DEPENDENCE ON KEY OFFICERS

     Finlay's recent success has depended to a significant degree on the efforts of Arthur E. Reiner, President, Chief Executive Officer and Vice Chairman of Finlay Enterprises and Chairman and Chief Executive Officer of Finlay Jewelry, as well as David B. Cornstein, Chairman of Finlay Enterprises. Finlay's operations may be adversely affected if its current officers cease to be active in management. Finlay has in place 'key-man' life insurance policies for Messrs. Reiner and Cornstein. Messrs. Reiner and Cornstein have employment agreements with Finlay for a period ending January 31, 2001 and 1999, respectively. Upon the expiration of the term of his employment agreement on January 31, 1999, Mr. Cornstein is expected to become Chairman Emeritus of Finlay Enterprises. See 'Management -- Executive Compensation -- Employment Agreements and Change of Control Arrangements'.

AVAILABILITY AND COST OF PRECIOUS METALS AND PRECIOUS AND SEMI-PRECIOUS STONES

     The jewelry industry in general is affected by fluctuations in the prices of precious metals and precious and semi-precious stones. The availability and prices of gold, diamonds and other precious metals and precious and semi-precious stones may be influenced by cartels, political instability in exporting countries and inflation. Shortages of these materials or sharp changes in their prices could have a material adverse effect on the Company's results of operations or financial condition. Although the Company attempts to protect against such fluctuations in the price of gold by entering into futures contracts, there can be no assurance that these hedging practices will be successful or that hedging transactions will not adversely affect the Company's results of operations or financial condition.

SUBSTANTIAL INFLUENCE OF SIGNIFICANT STOCKHOLDERS

     In May 1993, affiliates of Thomas H. Lee Company (together with its affiliated transferees, the 'Lee Investors') and partnerships managed by Desai Capital Management Incorporated (the 'Desai Investors') acquired a controlling interest in the Company in connection with a series of transactions that recapitalized the Company (the '1993 Recapitalization'). Before giving effect to the Equity Offering, the Lee Investors, the Desai Investors and Messrs. Cornstein and Reiner (collectively, the 'Management Stockholders') beneficially own, in the aggregate, 35.4% of the Common Stock. After giving effect to the Equity Offering (including the full exercise of the Underwriters' over-allotment option), the Lee Investors, the Desai Investors and the Management Stockholders will beneficially own, in the aggregate, 19.8% of the Common Stock, of which 7.1% will be held by the Lee Investors, 6.8% will be held by the Desai Investors and 5.9% will be held by the Management Stockholders.

     Finlay Enterprises, the Lee Investors, the Desai Investors, the Management Stockholders and certain third parties are parties to a Stockholders' Agreement (as amended, the 'Stockholders' Agreement'). The Stockholders' Agreement provides, among other things, that all of the parties thereto will, subject to certain conditions, vote their shares to fix the number of members of the Board of Directors at eight and that each of the Lee Investors, the Desai Investors and the Management Stockholders have the right to nominate certain members of the Board of Directors, totaling six nominees. Each of the parties to the Stockholders' Agreement has agreed to vote in favor of such nominees. The nomination and election of the remaining two directors is not governed by the Stockholders' Agreement, although the Stockholders' Agreement does require that such directors not be parties to the Stockholders' Agreement. See 'Management' and 'Certain Transactions -- Stockholders' Agreement'.

     Although none of the Lee Investors, the Desai Investors or the Management Stockholders individually currently own, and following the Equity Offering none of them individually will own, a majority of the voting securities of the Company, their respective significant beneficial ownership of the Common Stock and rights to nominate directors under the Stockholders' Agreement enable each of them to exercise substantial influence over the management of Finlay. Such beneficial ownership and rights to nominate directors under the Stockholders' Agreement may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock. See 'Certain Transactions' and 'Description of Capital Stock'.

RISKS ASSOCIATED WITH YEAR 2000 PROBLEM

     Although Finlay implemented financial and distribution software during 1997 that is Year 2000 compliant, Finlay has not yet fully assessed the impact of the Year 2000 issue on its other computer systems and its operations, including the development of cost estimates and the extent of computer programming changes required to address this issue. Any disruption of its operations, whether caused by the Company's computer systems or those of any of its host stores or vendors, could have a material adverse effect on the Company's financial position or results of operations. Although final cost estimates have yet to be determined, it is anticipated that these Year 2000 costs will result in an increase in Finlay's expenses during 1998 and 1999. In addition, there can be no assurance that the Company will not experience significant cost overruns or delays in connection with upgrading software or the programming of changes required to address this issue. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources'.

CHANGE OF CONTROL AND ANTI-TAKEOVER PROVISIONS

     The indenture relating to the Old Debentures (the 'Old Debenture Indenture') provides, and the Senior Debenture Indenture will provide, that upon the occurrence of a Change of Control (as defined therein) the Company will be required to make an offer (a 'Change of Control Offer') to purchase all of the Old Debentures or Senior Debentures, as the case may be, issued and then outstanding under the Old Debenture Indenture or Senior Debenture Indenture, as the case may be, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase. The indenture relating to the Old Notes (the 'Old Note Indenture' and, together with the Old Debenture Indenture, the 'Old Indentures') contains and the Senior Note Indenture will contain substantially similar provisions. For purposes of such Indentures, a 'Change of Control' occurs when (a) a person or group other than certain of the Company's existing stockholders becomes the beneficial owner of 50% or more of the aggregate voting power of the Company; (b) during any period of two consecutive calendar years, certain changes in the composition of the Company's Board of Directors occur; or (c) the Company ceases to own 100% of Finlay Jewelry. A Change of Control under such Indentures would, however, constitute a default under the Revolving Credit Agreement which, if accelerated, could result in a default under such Indentures and could result in the acceleration of all obligations under such Indentures. See 'Description of Certain Indebtedness'.

     In addition, employment agreements with certain members of senior management contain provisions requiring Finlay to make certain payments to such executives in the event such executives are terminated in connection with a Change of Control (as defined in such employment agreements). See 'Management -- Executive Compensation -- Employment Agreements and Change of Control Arrangements'.

     The foregoing provisions may have the effect of delaying, deferring or preventing a change of control of the Company, may discourage bids for the Common Stock and may adversely affect the market price of the Common Stock.

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the 'Certificate of Incorporation') and Amended and Restated By-laws (the 'By-laws'), as well as provisions of the Delaware General Corporation Law (the 'DGCL'), may also have the effect of delaying, deferring or preventing a change of control of the Company, may discourage bids for the Common Stock and may adversely affect the market price of the Common Stock. For example, under the Certificate of Incorporation, the Board of Directors is authorized to issue one or more series of preferred stock having such designations, rights and preferences as may be determined by the Board, and the Certificate of Incorporation and the By-laws provide for a classified Board of Directors. See 'Description of Capital Stock'.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes 'forward-looking statements' within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical information provided herein are forward-looking statements and may contain information about financial results, economic conditions, trends and known uncertainties. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under 'Risk Factors' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations', as well as trends in the general economy, competition in the retail jewelry business, the seasonality of the retail jewelry business, the Company's ability to increase comparable Department sales and to open new Departments, the Company's dependence on certain host store relationships due to the concentration of sales generated by such host stores, the availability to the Company of alternate sources of merchandise supply in the case of an abrupt loss of any significant supplier, the Company's ability to continue to obtain substantial amounts of merchandise on consignment, the Company's dependence on key officers, the Company's ability to integrate Diamond Park (and any future acquisitions) into its existing business, the Company's high degree of leverage and the availability to the Company of financing and credit on favorable terms and changes in regulatory requirements which are applicable to the Company's business.

     Readers are cautioned not to rely on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date of this Prospectus. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this Prospectus. In addition to the disclosure contained herein, readers should carefully review any disclosure of risks and uncertainties contained in other documents the Company files or has filed from time to time with the Securities and Exchange Commission (the 'Commission') pursuant to the Exchange Act.

                                USE OF PROCEEDS

     The Company is undertaking the Refinancing and the Equity Offering in order to decrease its aggregate interest expense and increase its financial flexibility. Concurrently with the Senior Debenture Offering, (i) Finlay Enterprises and the Selling Stockholders are offering an aggregate of 1,800,000 shares of Common Stock in the Equity Offering (of which 567,310 shares are being offered by Finlay Enterprises and 1,232,690 shares are being offered by the Selling Stockholders) and (ii) Finlay Jewelry is offering $150.0 million aggregate principal amount of its Senior Notes in the Senior Note Offering. Finlay Enterprises will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders. The net proceeds to Finlay Enterprises from the Senior Debenture Offering, the Equity Offering, the Receivable Repayment and the Intercompany Repayment will be used to redeem the Old Debentures, including associated premiums. Finlay Jewelry will use the net proceeds from the Senior Note Offering to redeem the Old Notes, including associated premiums, and to make the Intercompany Repayment.

     The redemption of the Old Debentures is expected to occur in two steps as permitted by the Old Debenture Indenture. On May 1, 1998, in accordance with the Old Debenture Indenture, Finlay Enterprises plans to repurchase the original issue discount on the Old Debentures. Approximately 30 days following the consummation of the Equity Offering and the Debt Offering, Finlay Enterprises plans to redeem the entire then-outstanding amount of the Old Debentures and Finlay Jewelry plans to redeem the entire outstanding amount of the Old Notes. Pending such uses, the net proceeds from the Debt Offering and Equity Offering will temporarily be used to repay indebtedness incurred under the Revolving Credit Agreement and excess cash will temporarily be invested in short-term interest-bearing investments.

     Nothing in this Prospectus shall be deemed to constitute formal notice of redemption under the Old Debenture Indenture or Old Note Indenture, which notice is expected to be made shortly following the consummation of the Equity Offering and Debt Offering in accordance with the terms of the respective Indentures.

     The Old Debentures bear interest at a rate of 12% per annum and mature on May 1, 2005. The Old Notes bear interest at a rate of 10 5/8% and mature on May 1, 2003. See 'Description of Certain Indebtedness'.

     The following table sets forth the sources and uses of funds in the Refinancing and the Equity Offering as if each of such transactions had occurred on January 31, 1998, assuming (i) gross proceeds to Finlay Enterprises of $75.0 million from the Senior Debenture Offering, (ii) gross proceeds to Finlay Enterprises of $15.6 million from the Equity Offering and (iii) gross proceeds to Finlay Jewelry of $150.0 million from the Senior Note Offering.

                                                                                                     AMOUNT
                                                                                             ----------------------
                                                                                             (DOLLARS IN THOUSANDS)
SOURCES--FINLAY ENTERPRISES:
  Senior Debentures (1)...................................................................          $ 75,000
  Equity Offering.........................................................................            15,601
  Receivable Repayment (2)................................................................             1,256
  Intercompany Repayment..................................................................               932
                                                                                                ------------
       Total..............................................................................          $ 92,789
                                                                                                ------------
                                                                                                ------------
USES--FINLAY ENTERPRISES:
  Redemption of Old Debentures (3)........................................................          $ 86,765
  Redemption premium......................................................................             1,724
  Fees and expenses.......................................................................             4,300
                                                                                                ------------
       Total..............................................................................          $ 92,789
                                                                                                ------------
                                                                                                ------------
SOURCES--FINLAY JEWELRY:
  Senior Notes (4)........................................................................          $150,000
                                                                                                ------------
       Total..............................................................................          $150,000
                                                                                                ------------
                                                                                                ------------
USES--FINLAY JEWELRY:
  Redemption of Old Notes.................................................................          $135,000
  Payment of accrued interest on Old Notes................................................             3,586
  Redemption premium......................................................................             5,378
  Fees and expenses.......................................................................             4,400
  Intercompany Repayment..................................................................               932
  Excess cash.............................................................................               704
                                                                                                ------------
       Total..............................................................................          $150,000
                                                                                                ------------
                                                                                                ------------

------------------

(1) Includes prepaid interest on the Senior Debentures of $76,000.

(2) Reflects repayment of note receivable and accrued interest thereon from an executive officer.

(3) Includes repurchase of original issue discount of $36.5 million on the Old Debentures at January 31, 1998. On May 1, 1998, the announced date for the repurchase of the original issue discount on the Old Debentures, the amount of such original issue discount will be $39.0 million.

(4) Includes prepaid interest on the Senior Notes of $156,000.

     For a description of certain indebtedness of Finlay Enterprises and Finlay Jewelry, see 'Description of Certain Indebtedness'.

                                 CAPITALIZATION

     The following table sets forth as of January 31, 1998: (i) the actual Cash and cash equivalents and the capitalization of the Company and (ii) the Cash and cash equivalents and the capitalization of the Company as adjusted to reflect the Refinancing and the Equity Offering. This table should be read in conjunction with 'Selected Consolidated Financial Information' and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                           JANUARY 31, 1998
                                                                                      ---------------------------
                                                                                       ACTUAL       AS ADJUSTED
                                                                                      --------    ---------------
                                                                                        (DOLLARS IN THOUSANDS)
Cash and cash equivalents..........................................................   $ 13,588       $  14,292
                                                                                      --------    ---------------
                                                                                      --------    ---------------

Long-term debt:
  Old Notes........................................................................   $135,000       $      --
  Old Debentures...................................................................     86,026              --
  Senior Notes.....................................................................         --         150,000
  Senior Debentures................................................................         --          75,000
                                                                                      --------    ---------------

     Total long-term debt..........................................................    221,026         225,000
                                                                                      --------    ---------------
Stockholders' equity:
  Common stock.....................................................................         98             104
  Additional paid-in capital.......................................................     86,135         100,673
  Distributions to investor group in excess of carryover basis.....................    (24,390)        (24,390)
  Note receivable from stock sale..................................................     (1,001)             --
  Retained earnings (deficit)......................................................     18,340           9,676
  Foreign currency translation adjustment..........................................     (6,843)         (6,843)
                                                                                      --------    ---------------

     Total stockholders' equity....................................................     72,339          79,220
                                                                                      --------    ---------------
       Total capitalization........................................................   $293,365       $ 304,220
                                                                                      --------    ---------------
                                                                                      --------    ---------------

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information has been prepared to give effect to the Equity Offering and the Refinancing. The pro forma adjustments presented are based upon available information and certain assumptions that the Company's management believes are reasonable. The unaudited pro forma consolidated statement of operations for the year ended January 31, 1998 gives effect to the Equity Offering and the Refinancing as though each such transaction had occurred on February 2, 1997. The unaudited pro forma consolidated condensed balance sheet data give effect to the Equity Offering and the Refinancing as though each such transaction had occurred on January 31, 1998. The unaudited pro forma consolidated financial information should be read in conjunction with 'Capitalization', 'Selected Consolidated Financial Information', 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The unaudited pro forma consolidated financial information and related notes are provided for informational purposes only and are not necessarily indicative of the results of operations or financial position that actually would have occurred had the Equity Offering and the Refinancing been completed on the dates indicated nor is such financial information necessarily indicative of the results of operations or financial position that may be expected to occur in the future.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                           FISCAL YEAR ENDED JANUARY 31, 1998
                                                                    -------------------------------------------------
                                                                                      PRO FORMA
                                                                     HISTORICAL      ADJUSTMENTS      PRO FORMA (1)
                                                                    ------------    -------------    ----------------
                                                                              (DOLLARS IN THOUSANDS, EXCEPT
                                                                               PER SHARE DATA AND RATIOS)
Sales............................................................     $769,862                           $769,862
Cost of sales....................................................      371,085                            371,085
                                                                    ------------                     ----------------
Gross margin.....................................................      398,777                            398,777
Selling, general and administrative expenses.....................      324,777                            324,777
Depreciation and amortization....................................       12,163                             12,163
                                                                    ------------                     ----------------
Income (loss) from operations....................................       61,837                             61,837
Interest expense, net............................................       34,115         $(5,097) (2)        29,018
                                                                    ------------                     ----------------
Income (loss) before income taxes................................       27,722                             32,819
Provision (credit) for income taxes..............................       12,527           1,933(3)          14,460
                                                                    ------------                     ----------------
Net income (loss)................................................     $ 15,195                           $ 18,359
                                                                    ------------                     ----------------
                                                                    ------------                     ----------------
Net income (loss) applicable to common shares....................     $ 15,195                           $ 18,359
Net income (loss) per share applicable to common shares:
  Basic net income (loss) per share..............................     $   1.89                           $   2.10
  Diluted net income (loss) per share............................     $   1.84                           $   2.06
Weighted average number of shares and share equivalents
  outstanding (000's) ...........................................        8,276                              8,930

OTHER DATA:
Ratio of earnings to fixed charges...............................         1.8x                               2.1x
Ratio of EBITDA to interest expense..............................         2.2x                               2.6x
Ratio of net debt to EBITDA......................................         2.8x                               2.8x

------------------

 (1) The above pro forma presentation does not reflect the pro forma inclusion of the results of Diamond Park for the first eight months of 1997. See Note 12 of Notes to Finlay Enterprises' Consolidated Financial Statements.

 (2) Reflects (i) the decrease in interest expense of $23.9 million resulting from the redemption of the Old Debentures and the Old Notes, (ii) the increase in interest expense of $19.3 million, resulting from the Senior Note Offering and the Senior Debenture Offering, (iii) the decrease in interest expense of $1.1 million to reflect the elimination of amortization of deferred financing costs relating to the Old Debentures, Old Notes and the Revolving Credit Agreement, and (iv) the increase in interest expense of $0.6 million to reflect amortization of deferred financing costs relating to the Senior Debentures, Senior Notes and the Revolving Credit Agreement.

 (3) Reflects the federal and state income tax effects of the pro forma adjustments referred to in Note 2 above.

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                                                                    JANUARY 31, 1998
                                                                      --------------------------------------------
                                                                                     PRO FORMA
                                                                      HISTORICAL    ADJUSTMENTS        PRO FORMA
                                                                      ----------    -----------      -------------
                                                                                 (DOLLARS IN THOUSANDS)
ASSETS:
Current assets.....................................................    $ 322,769     $   5,992(1)      $ 328,761
Fixed assets, net..................................................       67,008                          67,008
Goodwill, deferred charges and other assets........................      118,459        (4,583)(2)       113,876
                                                                      ----------                     -------------
  Total assets.....................................................    $ 508,236                       $ 509,645
                                                                      ----------                     -------------
                                                                      ----------                     -------------

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities................................................    $ 214,374       (17,832)(3)     $ 196,542
Long-term debt.....................................................      221,026         3,974(4)        225,000
Other non-current liabilities......................................          497         8,386(5)          8,883
Stockholders' equity:
  Common stock.....................................................           98             6(6)            104
  Additional paid-in capital.......................................       86,135        14,538(7)        100,673
  Distributions to investor group in excess of
     carryover basis...............................................      (24,390)                        (24,390)
  Note receivable from stock sale..................................       (1,001)        1,001(8)             --
  Retained earnings (deficit)......................................       18,340        (8,664)(9)         9,676
  Foreign currency translation adjustment..........................       (6,843)                         (6,843)
                                                                      ----------                     -------------
     Total stockholders' equity....................................       72,339                          79,220
                                                                      ----------                     -------------
  Total liabilities and stockholders' equity.......................    $ 508,236                       $ 509,645
                                                                      ----------                     -------------
                                                                      ----------                     -------------

                        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
(1)        PRO FORMA ADJUSTMENTS TO CURRENT ASSETS:
           Gross proceeds from the Senior Debenture Offering...............................................   $  75,000
           Gross proceeds from the Senior Note Offering....................................................     150,000
           Estimated net proceeds from the Equity Offering.................................................      13,821
           Repayment of Note receivable and accrued interest thereon from an
             executive officer.............................................................................       1,256
           Redemption of the Old Notes and payment of accrued interest thereon.............................    (138,586)
           Repurchase of the original issue discount on the Old Debentures.................................     (36,499)
           Redemption of the balance of the indebtedness of the Old Debentures.............................     (50,266)
           Payment of redemption premiums and fees and expenses associated
             with the Refinancing..........................................................................     (14,022)
           Income tax effects of the Refinancing...........................................................       5,288
                                                                                                              ---------
                                                                                                              $   5,992
                                                                                                              ---------
                                                                                                              ---------

(2)        PRO FORMA ADJUSTMENTS TO GOODWILL, DEFERRED CHARGES AND OTHER ASSETS:
           Capitalization of a portion of fees and expenses associated with the Refinancing................   $   5,938
           Elimination of deferred financing costs associated with the redemption of the Old Debentures and
             Old Notes and the restatement of the Revolving Credit Agreement...............................      (5,862)
           Income tax effects of the Refinancing...........................................................      (4,659)
                                                                                                              ---------
                                                                                                              $  (4,583)
                                                                                                              ---------
                                                                                                              ---------

(3)        PRO FORMA ADJUSTMENTS TO CURRENT LIABILITIES:
           Payment of accrued interest on the Old Notes....................................................   $  (3,586)
           Income tax effects of the Refinancing...........................................................     (14,246)
                                                                                                              ---------
                                                                                                              $ (17,832)
                                                                                                              ---------
                                                                                                              ---------

(4)        PRO FORMA ADJUSTMENTS TO LONG-TERM DEBT:
            Gross proceeds from the Senior Debenture Offering...............................................   $  75,000
           Gross proceeds from the Senior Note Offering....................................................     150,000
           Redemption of the Old Notes.....................................................................    (135,000)
           Repurchase of the original issue discount on the Old Debentures.................................     (36,499)
           Redemption of the balance of the indebtedness of the Old Debentures.............................     (50,266)
           Elimination of the unamortized discount on the Old Debentures...................................         739
                                                                                                              ---------
                                                                                                              $   3,974
                                                                                                              ---------
                                                                                                              ---------

(5)        PRO FORMA ADJUSTMENTS TO OTHER NON-CURRENT LIABILITIES:
           Income tax effects of the Refinancing...........................................................   $   8,386
                                                                                                              ---------
                                                                                                              ---------

(6)        PRO FORMA ADJUSTMENTS TO COMMON STOCK:
           Issuance of 567,310 shares at a par value of $.01...............................................   $       6
                                                                                                              ---------
                                                                                                              ---------

(7) PRO FORMA ADJUSTMENTS TO ADDITIONAL PAID-IN CAPITAL:

           Estimated net proceeds from the Equity Offering.................................................   $  13,815
           Repayment of Note receivable by an executive officer............................................         723
                                                                                                              ---------
                                                                                                              $  14,538
                                                                                                              ---------
                                                                                                              ---------

(8)        PRO FORMA ADJUSTMENTS TO NOTE RECEIVABLE FROM STOCK SALE:
           Repayment of Note receivable by an executive officer............................................   $   1,001
                                                                                                              ---------
                                                                                                              ---------

(9)        PRO FORMA ADJUSTMENTS TO RETAINED EARNINGS (DEFICIT):
           Payment of redemption premiums and a portion of fees and expenses associated with the
             Refinancing...................................................................................   $  (8,084)
           Elimination of deferred financing costs associated with the redemption of the Old Debentures and
             Old Notes and the restatement of the Revolving Credit Agreement...............................      (5,862)
           Elimination of the unamortized discount on the Old Debentures...................................        (739)
           Payment of interest on note receivable..........................................................         255
           Income tax effects of the Refinancing...........................................................       5,766
                                                                                                              ---------
                                                                                                              $  (8,664)
                                                                                                              ---------
                                                                                                              ---------

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial information set forth below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The balance sheet and statement of operations data of the Company at February 3, 1996, February 1, 1997 and January 31, 1998 and for each of the fiscal years then ended were derived from consolidated financial statements of the Company, which statements have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere herein. The balance sheet and statement of operations data of the Company at January 29, 1994 and January 28, 1995 and for each of the fiscal years then ended were derived from consolidated financial statements of the Company, which statements have been audited by Arthur Andersen LLP, independent public accountants, and which are not included or incorporated herein.

                                                                          FISCAL YEAR ENDED (1)
                                                           ----------------------------------------------------
                                                           JAN. 29,   JAN. 28,   FEB. 3,    FEB. 1,    JAN. 31,
                                                             1994       1995       1996       1997       1998
                                                           --------   --------   --------   --------   --------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND
                                                                                 RATIOS)
STATEMENT OF OPERATIONS DATA:
Sales....................................................  $505,639   $552,090   $654,491   $685,274   $769,862
Cost of sales............................................   237,864    261,263    314,029    330,300    371,085
                                                           --------   --------   --------   --------   --------
Gross margin (2).........................................   267,775    290,827    340,462    354,974    398,777
Selling, general and administrative expenses.............   223,280    240,274    282,504    290,138    324,777
Depreciation and amortization............................     8,761      8,910      9,659     10,840     12,163
Management transition and consulting expense (3).........     --         5,144      --         --         --
Nonrecurring expenses associated with recapitalization
  (4)....................................................     1,915      --         --         --         --
                                                           --------   --------   --------   --------   --------
Income (loss) from operations............................    33,819     36,499     48,299     53,996     61,837
Other nonrecurring (income) expense (5)..................    17,150      --        (5,000)     --         --
Interest expense, net....................................    25,469     28,488     29,705     31,204     34,115
                                                           --------   --------   --------   --------   --------
Income (loss) before income taxes........................    (8,800)     8,011     23,594     22,792     27,722
Provision (credit) for income taxes......................       405      5,280      9,343     11,035     12,527
                                                           --------   --------   --------   --------   --------
Net income (loss)........................................  $ (9,205)  $  2,731   $ 14,251   $ 11,757   $ 15,195
                                                           --------   --------   --------   --------   --------
                                                           --------   --------   --------   --------   --------
Net income (loss) applicable to common shares............  $(12,799)  $   (601)  $  3,534   $ 11,757   $ 15,195
Net income (loss) per share applicable to common shares:
  Basic net income (loss) per share......................  $  (6.49)  $  (0.27)  $   0.55   $   1.59   $   1.89
  Diluted net income (loss) per share....................  $  (6.06)  $  (0.25)  $   0.53   $   1.55   $   1.84
Weighted average number of shares and share equivalents
  outstanding (000's)....................................     2,112      2,395      6,640      7,570      8,276

OPERATING AND FINANCIAL DATA:
Number of Departments (end of period) (6)................       757        903        941        939      1,117
Percentage increase in comparable Department sales
  (6)(7).................................................      0.7%       4.5%       5.7%       5.9%       5.5%
Average sales per Department (6)(8)......................  $    673   $    674   $    710   $    729   $    749
EBITDA (9)...............................................    42,580     45,409     57,958     64,836     74,000
EBITDA-FIFO (as adjusted) (10)...........................    46,424     51,398     58,901     66,755     71,670
Capital expenditures.....................................     9,150     11,228     14,933     17,533     19,338
Ratio of earnings to fixed charges (11)..................      1.3x       1.3x       1.6x       1.7x       1.8x
Ratio of EBITDA to interest expense......................      1.7x       1.6x       2.0x       2.1x       2.2x
Ratio of net debt to EBITDA (12).........................      4.1x       3.9x       3.1x       2.9x       2.8x

                                                   (Continued on following page)

                                                           JAN. 29,   JAN. 28,   FEB. 3,    FEB. 1,    JAN. 31,
                                                             1994       1995       1996       1997       1998
                                                           --------   --------   --------   --------   --------
                                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..........................................  $ 21,728   $ 27,362   $ 66,395   $ 77,616   $108,395
Total assets.............................................   292,112    340,764    395,145    421,273    508,236
Short-term debt, including current portion of long-term
  debt...................................................     1,271        576        206          2      --
Long-term debt, excluding current portion................   194,234    201,217    202,905    211,427    221,026
Series C Preferred Stock.................................    22,096     25,428      --         --         --
Total stockholders' equity (deficit).....................   (56,799)   (57,084)    12,784     22,505     72,339

------------------

 (1) Each of the fiscal years for which information is presented includes 52 weeks except 1995, which includes 53 weeks.

 (2) Finlay utilizes the LIFO method of accounting for inventories. If Finlay had valued inventories at actual cost, as would have resulted from the specific identification inventory valuation method, the gross margin would have increased (decreased) as follows: $1.9 million, $0.8 million, $0.9 million, $1.9 million, and $(2.3) million for 1993, 1994, 1995, 1996 and
     1997, respectively.

 (3) Included in 1994 are compensation and benefits for a former senior executive totaling $3.1 million as a result of the termination of his employment agreement and other management transition and consulting expense totaling $2.0 million.

 (4) Included in 1993 in connection with the 1993 Recapitalization is the redemption of outstanding equity participation units in accordance with the terms and conditions of the Company's former equity participation plan totaling $0.9 million and bonuses totaling $1.0 million.

 (5) Included in 1993 are nonrecurring expenses of $17.2 million relating to the write-off of certain deferred financing costs and other expenses incurred in connection with the 1993 Recapitalization. See Note 1 of Notes to Consolidated Financial Statements. Included in 1995 are proceeds of $5.0 million from a life insurance policy Finlay maintained on a senior executive.

 (6) Includes, beginning in 1994, Departments and stand-alone locations.

 (7) Comparable Department sales are calculated by comparing the sales from Departments open for the same months in the comparable periods.

 (8) Average sales per Department is determined by dividing sales by the average of the number of Departments open at the beginning and at the end of each period. For 1994, the effect of the acquisition of Sonab, and subsequent Department openings by Sonab, was prorated in determining average sales per Department.

 (9) EBITDA represents income from operations before depreciation and amortization expenses. For 1993, EBITDA includes the effect of nonrecurring expenses totaling $1.9 million described in Note 4 above and for 1994, EBITDA includes the effect of management transition and consulting expense totaling $5.1 million described in Note 3 above. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities (all as determined in accordance with generally accepted accounting principles) for the purpose of analyzing Finlay's operating performance, financial position and cash flows. Finlay has presented EBITDA, however, because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and/or incur debt.

(10) EBITDA-FIFO (as adjusted) represents EBITDA before the LIFO provision and before nonrecurring expenses of $1.9 million deducted in arriving at income from operations for 1993 and management transition and consulting expense of $5.1 million deducted in arriving at income from operations for 1994.

(11) For the purposes of computing this ratio, 'earnings' consist of income
     (loss) from operations and 'fixed charges' consist of total interest expense, including debt issuance costs amortization and capitalized interest costs.

(12) For the purposes of computing this ratio, 'net debt' consists of short- and long-term debt less Cash and cash equivalents.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with 'Selected Consolidated Financial Information' and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

     Certain statements under this caption 'Management's Discussion and Analysis of Financial Condition and Results of Operations' constitute 'forward-looking statements' under the Securities Act and the Exchange Act. See 'Risk Factors' and 'Special Note Regarding Forward-Looking Statements'.

GENERAL

     Since 1994, sales have increased by $217.8 million to $769.9 million, a compound annual growth rate of 11.7%, while comparable Department sales have increased by 5.7%, 5.9% and 5.5% in 1995, 1996 and 1997, respectively. Comparable Department sales include Departments open for the same months during comparable periods. The increase in total sales during this period is the result of (i) adding 214 net new Departments and stand-alone stores, including 139 Departments from the Diamond Park Acquisition, and (ii) increasing comparable Department sales. Management attributes its comparable Department sales increases during this period to the following Company initiatives: (i) introducing its 'Key Item' and 'Best Value' merchandising programs, which provide a targeted assortment of items at competitive prices; (ii) increasing focus on holiday and event-driven promotions as well as host store marketing programs; (iii) positioning the Company's Departments as a 'destination location' for fine jewelry; and (iv) implementing project PRISM (Promptly Reduce Inefficiencies and Sales Multiply), a program designed to allow Finlay's sales associates more time for customer sales and service.

     Gross margin as a percentage of sales has decreased from 52.0% in 1995 to 51.8% in 1997. This decrease is principally the result of the Company's 'Key Item' and 'Best Value' programs, which produce higher sales volume and a slightly lower gross margin, on average, than other merchandise, offset, in 1997, by the favorable impact of the LIFO method of inventory. In 1997, the Company's gross margin as a percentage of sales was unchanged as compared to 1996.

     Selling, general and administrative expenses ('SG&A') as a percentage of sales have decreased from 43.2% in 1995 to 42.2% in 1997. Management attributes this improvement to (i) leveraging operating expenses through higher sales and
(ii) reducing the level of certain operating expenses through the ongoing implementation of project PRISM. The components of SG&A include payroll expense, lease fees, net advertising expenditures and other field and administrative expenses.

     As a result of the 1993 Recapitalization and the 1988 Leveraged Recapitalization (as defined in Note 1 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus), the Company is highly leveraged and, as such, interest expense had a significant impact on the Company's results of operations. In addition, the Company records approximately $3.0 million of goodwill amortization annually resulting from the 1988 Leveraged Recapitalization.

     Finlay entered the international fine jewelry retailing market in October 1994 by acquiring Sonab, which as of January 31, 1998 operated 155 Departments and three stand-alone stores, principally in France. Finlay's results of operations for 1995 reflect the first full year of Sonab's operations. In 1996, Finlay expanded its international operations into Germany with the opening of a Galeries Lafayette store in Berlin.

DIAMOND PARK ACQUISITION

     On October 6, 1997, Finlay completed the acquisition of certain assets of Diamond Park, a leading operator of Departments, for approximately $63 million. By acquiring Diamond Park, Finlay added 139 Departments that had total sales of $103 million for the twelve months ended January 31, 1998 and also added new host store relationships with Mercantile Stores, Marshall Field's and Parisian. Management believes that, in addition to increasing sales volume, the Diamond Park Acquisition will improve Finlay's results of operations through the leveraging of expenses and the achievement of other operating synergies.

RESULTS OF OPERATIONS

     The following table sets forth operating results as a percentage of sales for the periods indicated:

                                                                                              FISCAL YEAR ENDED
                                                                                        ------------------------------
                                                                                        FEB. 3,    FEB. 1,    JAN. 31,
                                                                                         1996       1997        1998
                                                                                        -------    -------    --------
STATEMENT OF OPERATIONS DATA:
Sales................................................................................    100.0%     100.0%      100.0%
Cost of sales........................................................................     48.0       48.2        48.2
                                                                                        -------    -------    --------
  Gross margin.......................................................................     52.0       51.8        51.8
Selling, general and administrative expenses.........................................     43.2       42.3        42.2
Depreciation and amortization........................................................      1.4        1.6         1.6
                                                                                        -------    -------    --------
  Income (loss) from operations......................................................      7.4        7.9         8.0
Other nonrecurring income (1)........................................................     (0.7)      --         --
Interest expense, net................................................................      4.5        4.6         4.4
                                                                                        -------    -------    --------
  Income (loss) before income taxes..................................................      3.6        3.3         3.6
Provision (credit) for income taxes..................................................      1.4        1.6         1.6
                                                                                        -------    -------    --------
  Net income (loss)..................................................................      2.2%       1.7%        2.0%
                                                                                        -------    -------    --------
                                                                                        -------    -------    --------
OTHER SUPPLEMENTAL DATA:
EBITDA (2)...........................................................................      8.9%       9.5%        9.6%
EBITDA-FIFO (as adjusted) (3)........................................................      9.0%       9.7%        9.3%

------------------
(1) Included in other nonrecurring income for 1995 are proceeds of $5.0 million from a life insurance policy Finlay maintained on a senior executive.

(2) EBITDA represents income from operations before depreciation and amortization expenses. Management believes EBITDA provides additional information for determining its ability to meet future debt service requirements.

(3) EBITDA-FIFO (as adjusted) represents EBITDA before the LIFO provision.

1997 COMPARED WITH 1996

     SALES. Sales increased $84.6 million, or 12.3%, in 1997 compared to 1996. Comparable Department sales increased 5.5%. Management attributes this increase in comparable Department sales primarily to the 'Key Item' and 'Best Value' merchandising programs and to the marketing initiatives discussed above. Sales increased $46.9 million as a result of the net new store openings, primarily due to the acquisition of the Diamond Park Departments. During 1997, Finlay opened 188 Departments and closed ten Departments. The openings were comprised of the following:

                      NUMBER OF
                     DEPARTMENTS/
   STORE GROUP          STORES                                    REASON
------------------   ------------   ------------------------------------------------------------------
Mercantile Stores          90       Diamond Park Acquisition.
Marshall Field's           21       Diamond Park Acquisition.
Parisian                   28       Diamond Park Acquisition.
Monoprix                   16       Expansion in France.
Other                      33       Department openings within existing store groups.
                        -----
                          188
                        -----
                        -----

These openings were offset by ten Departments closed within existing host store groups.

     GROSS MARGIN. Gross margin increased by $43.8 million in 1997 compared to 1996 and, as a percentage of sales, gross margin was unchanged compared to 1996. During 1997, the Company benefited from a decrease in the LIFO provision, as well as the inclusion of the results of Diamond Park, which contributed $26.4 million to the Company's gross margin, which was offset by management's efforts to increase market penetration and market share through its pricing strategy.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A increased $34.6 million, or 11.9%, in 1997 compared to 1996 due primarily to payroll expense and lease fees associated with the increase in the Company's sales. As a percentage of sales, SG&A decreased by 0.1% in 1997 compared to 1996 as a result of the leveraging of these expenses.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $1.3 million in 1997 compared to 1996, reflecting $19.3 million in capital expenditures for the most recent twelve months, offset by the effect of certain assets becoming fully depreciated. The increase in fixed assets was primarily due to the addition of new Departments and the renovation of existing Departments.

     INTEREST EXPENSE, NET. Interest expense increased by $2.9 million in 1997 compared to 1996, reflecting an increase in average borrowings ($324.6 million for 1997 compared to $283.3 million for 1996) primarily as a result of financing the Diamond Park Acquisition and an increase in the outstanding balance of the Old Debentures due to the accretion of interest. The increase in average borrowings was partially offset by a lower weighted average interest rate (10.1% for 1997 compared to 10.3% for 1996).

     PROVISION (CREDIT) FOR INCOME TAXES. The income tax provision for 1997 and 1996 reflects an effective tax rate of 41.5%.

     NET INCOME (LOSS). Net income of $15.2 million for 1997 represents an increase of $3.4 million as compared to the net income of $11.8 million in 1996 as a result of the factors discussed above.

1996 COMPARED WITH 1995

     SALES. Sales increased $30.8 million, or 4.7%, in 1996 compared to 1995. Comparable Department sales increased 5.9%. Management attributes this increase in comparable Department sales primarily to the 'Key Item' and 'Best Value' merchandising programs and to the marketing initiatives discussed above. Sales decreased $7.8 million as a result of the net effect of new store openings offset by store closings as well as the timing of such Department openings and closings. During 1996, Finlay opened 84 Departments and closed 86 Departments. The openings were comprised of the following:

                            NUMBER OF
                           DEPARTMENTS/
      STORE GROUP             STORES                                REASON
------------------------   ------------   ----------------------------------------------------------
Hecht's                          13       May's acquisition of Strawbridge's.
Monoprix                         26       Expansion in France.
Debenhams                         7       Departments in the United Kingdom.
New York Jewelry Outlet           2       Additional outlet stores.
Other                            36       Department openings within existing store groups.
                              -----
                                 84
                              -----
                              -----

The closings were comprised of the following:

                           NUMBER OF
                          DEPARTMENTS/
      STORE GROUP            STORES                                REASON
-----------------------   ------------   ----------------------------------------------------------
Emporium/Weinstocks            29        Acquired by Federated and integrated into Macy's.
The Jones Store Co.             8        Lessor consolidated with one lessee.
Maison Blanche/Gayfers         17        Lessor consolidated with one lessee.
Other                          32        Department closings within existing store groups.
                               --
                               86
                               --
                               --

The majority of the 32 closings within existing host store groups resulted from host store decisions to close the stores, with nine of the stores reopening at new locations with Finlay operated Departments

(including two which reopened in 1997). Ten closings resulted from Finlay's decision to close unprofitable Departments in Steinbach stores.

     GROSS MARGIN. Gross margin increased by $14.5 million in 1996 compared to 1995 but, as a percentage of sales, gross margin decreased by 0.2% primarily due to an increase in the LIFO provision and to a lesser extent as a result of management's efforts to increase market penetration and market share through its pricing strategy.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A increased $7.6 million, or 2.7%, in 1996 compared to 1995 due primarily to payroll expense and lease fees associated with the increase in the Company's sales. As a percentage of sales, SG&A decreased by 0.9% in 1996 compared to 1995 as a result of the leveraging of these expenses.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $1.2 million in 1996 compared to 1995, reflecting $17.5 million in capital expenditures for the most recent twelve months, offset by the effect of certain assets becoming fully depreciated. The increase in fixed assets was due to the addition of new Departments and the renovation of existing Departments.

     OTHER NONRECURRING INCOME. The Company received, during the second calendar quarter of 1995, proceeds of $5.0 million from a life insurance policy maintained on a senior executive.

     INTEREST EXPENSE, NET. Interest expense increased by $1.5 million in 1996 compared to 1995 reflecting an increase in average borrowings ($283.3 million for 1996 compared to $269.5 million for 1995) partially offset by a lower weighted average interest rate (10.3% for 1996 compared to 10.5% for 1995).

     PROVISION (CREDIT) FOR INCOME TAXES. The income tax provision for 1996 and 1995 reflects an effective tax rate of 41.5%.

     NET INCOME (LOSS). Net income of $11.8 million for 1996 represents a decrease of $2.5 million as compared to the net income of $14.3 million in 1995 as a result of the factors discussed above. Excluding the effect of the receipt of life insurance proceeds in 1995, net income of $11.8 million in 1996 represents an increase of $2.5 million from $9.3 million in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Finlay's primary capital requirements are for funding working capital for new Departments and for working capital growth of existing Departments and, to a lesser extent, capital expenditures for opening new Departments and renovating existing Departments. For 1997, capital expenditures totaled $19.3 million, which included construction costs related to the Company's distribution and warehouse facility, and in 1996 totaled $17.5 million. Total capital expenditures for 1998 are estimated to be approximately $15.0 million. Although capital expenditures are limited by the terms of the Revolving Credit Agreement, to date this limitation has not precluded the Company from satisfying its capital expenditure requirements.

     Finlay's operations substantially preclude customer receivables and in recent years, on average, approximately 50% of Finlay's domestic merchandise has been carried on consignment. Accordingly, management believes that relatively modest levels of working capital are required in comparison to many other retailers. The Company's working capital balance was $108.4 million at January 31, 1998, an increase of $30.8 million from February 1, 1997. The increase resulted primarily from the net proceeds to the Company from the sale of shares of Common Stock of the Company in 1997 and the impact of 1997's net income exclusive of depreciation and amortization, partially offset by a decrease in working capital relating to the Diamond Park Acquisition and capital expenditures. Based on the seasonal nature of Finlay's business, working capital requirements and therefore borrowings under the Revolving Credit Agreement can be expected to increase on an interim basis during the first three quarters of any given fiscal year.
See '-- Seasonality'.

     The seasonality of Finlay's business causes working capital requirements to reach their highest level in the months of October and November in anticipation of the year-end holiday season. Accordingly, Finlay experiences seasonal cash needs as inventory levels peak. The Revolving Credit Agreement presently provides Finlay with a line of credit of up to $225.0 million to finance seasonal cash and other working capital needs, and Finlay has obtained a commitment from the lenders to amend the Revolving Credit Agreement to increase the line of credit thereunder to $275.0 million and to make certain other changes thereto. Such commitment is conditioned upon, among other things, the simultaneous completion of the Equity Offering or the incurrence of the Additional Indebtedness by Finlay Enterprises. There can, however, be no assurance that the Revolving Credit Agreement will be amended as presently contemplated or at all. Amounts outstanding under the Revolving Credit Agreement presently bear interest at a rate equal to, at Finlay's option, (i) the Index Rate (as defined in the Revolving Credit Agreement) plus 0.5% or (ii) adjusted LIBOR plus 1.5%. Commencing in late 1998, amounts outstanding under the Revolving Credit Agreement will bear interest at a rate equal to, at Finlay's option, (i) the Index Rate plus a margin ranging from zero to 1.0% or (ii) adjusted LIBOR plus a margin ranging from 1.0% to 2.0%, in each case depending on the financial performance of the Company.

     In each year, Finlay is required to reduce the outstanding revolving credit balance and letter of credit balance under the Revolving Credit Agreement to $50.0 million or less and $20.0 million or less, respectively, for a 30 consecutive day period (the 'Balance Reduction Requirement'). In addition, the Old Indentures require Finlay to reduce the balance under the Revolving Credit Agreement in each year to $10.0 million or less for a specified 25 consecutive day period; the Senior Indentures, however, will not have a balance reduction requirement. Borrowings under the Revolving Credit Agreement at January 31, 1998 were zero. Borrowings under the Revolving Credit Agreement were also zero at February 1, 1997 in accordance with the then-applicable Balance Reduction Requirement. The average amounts outstanding under the Revolving Credit Agreement were $75.4 million and $107.7 million for 1996 and 1997, respectively. The maximum amount outstanding for 1997 was $189.2 million. The amount outstanding under the Revolving Credit Agreement on March 15, 1998 was $118.6 million. On a pro forma basis giving effect to the repayment of $0.7 million of indebtedness as a result of the Equity Offering and the Refinancing, the outstanding balance under the Revolving Credit Agreement on March 15, 1998 would have been $117.9 million.

     Finlay does not expect that significant additional working capital will be required in the near-term with respect to the operation of the Diamond Park Departments because Finlay purchased the inventory of those Diamond Park Departments which it acquired. On a going-forward basis, Finlay expects that inventory purchases for the Diamond Park Departments will be financed in part by trade payables combined with an increased utilization of consignment inventory compared to the amount of consignment merchandise on hand at the time of the Diamond Park Acquisition. As such, management believes that future working capital requirements for the Diamond Park Departments may be reduced as compared to the amount of working capital required at the time of the Diamond Park Acquisition.

     Finlay's long-term needs for external financing will depend on its rate of growth, the level of internally generated funds and the ability to continue obtaining substantial amounts of merchandise on advantageous terms, including consignment arrangements with its vendors. As of January 31, 1998, $219.8 million of consignment merchandise from over 200 vendors was on hand as compared to $194.3 million at February 1, 1997. For 1997, Finlay had an average balance of consignment merchandise of $216.5 million as compared to an average balance of $201.8 million in 1996. See 'Business -- Store Relationships' and 'Business -- Purchasing and Inventory'.

     A substantial amount of Finlay's operating cash flow has been used or will be required to pay, directly or indirectly, interest with respect to the Old Debentures and the Old Notes and amounts due under the Revolving Credit Agreement, including the payments required pursuant to the Balance Reduction Requirement and, upon the completion of the Equity Offering and Refinancing, the Senior Debentures and the Senior Notes. As of January 31, 1998, Finlay's outstanding borrowings were $221.0 million, which included an $86.0 million balance under the Old Debentures and a $135.0 million balance under the Old Notes and, after giving effect to the Refinancing, a $75.0 million balance under the Senior Debentures and a $150.0 million balance under the Senior Notes. On May 1, 1998, Finlay will have a one-time option, in accordance with the Old Debenture Indenture, to prepay all or a portion of the $39.0 million of accreted interest on the Old Debentures as of such date. Finlay intends to prepay, subject to satisfaction of certain covenants and conditions, all such accreted interest to reduce outstanding indebtedness and to take advantage of the resulting tax benefits relating to the deductibility of such prepayment in 1998. In addition, the Company intends to redeem the then-outstanding principal amounts, including associated premiums, of the Old Debentures and the Old Notes approximately 30 days following the consummation of the Equity Offering and Debt Offering. See 'Use of Proceeds'. Finlay intends to fund this prepayment and the redemption using the proceeds of the Debt Offering and the Equity Offering. The Old Debentures do not pay cash interest until November 1, 1998. In connection with the proposed redemption of the Old Debentures and the Old Notes, the Company expects to record, in the quarter in which the redemption occurs, a pre-tax non-recurring charge of approximately $14.4 million, including $7.1 million for redemption premiums and approximately $5.9 million to write off deferred financing costs associated with the Old Debentures, Old Notes and the Revolving Credit Agreement. See 'Risk Factors -- Substantial Leverage' and 'Use of Proceeds'.

     Finlay Jewelry is party to the Gold Consignment Agreement which expires on May 31, 1998. The Gold Consignment Agreement enables Finlay Jewelry to receive merchandise by providing gold, or otherwise making payment, to certain vendors. Finlay Jewelry can obtain, pursuant to the Gold Consignment Agreement, up to the lesser of (i) 85,000 fine troy ounces or (ii) $25.0 million worth of gold, subject to a formula as prescribed by the Gold Consignment Agreement. At January 31, 1998, amounts outstanding under the Gold Consignment Agreement totaled 39,676 fine troy ounces, valued at approximately $12.1 million. The average amount outstanding under the Gold Consignment Agreement was $14.3 million in 1997. Finlay Jewelry has received a commitment from the consignor under such agreement to (i) renew the Gold Consignment Agreement through December 31, 2001,
(ii) allow Finlay Jewelry to obtain up to the lesser of (x) 85,000 fine troy ounces or (y) $32.0 million worth of gold and (iii) make certain other modifications. Such commitment is conditioned upon, among other things, the simultaneous completion of the Equity Offering or the incurrence of the Additional Indebtedness by Finlay Enterprises. There can, however, be no assurance that the Gold Consignment Agreement will be amended as presently contemplated or at all.

     Although Finlay implemented financial and distribution software during 1997 that is Year 2000 compliant, Finlay has not yet fully assessed the impact of the Year 2000 issue on its other computer systems and its operations, including the development of cost estimates and the extent of computer programming changes required to address this issue. Any disruption of its operations, whether caused by the Company's computer systems or those of any of its host stores or vendors, could have a material adverse effect on the Company's financial position or results of operations. Although final cost estimates have yet to be determined, it is anticipated that these Year 2000 costs will result in an increase in Finlay's expenses during 1998 and 1999. In addition, there can be no assurance that the Company will not experience significant cost overruns or delays in connection with upgrading software or the programming of changes required to address this issue.

     Section 382 of the Internal Revenue Code of 1986, as amended (the 'Code') restricts utilization of net operating loss carryforwards ('NOLs') after an ownership change exceeding 50%. As a result of the 1993 Recapitalization, a change in ownership of the Company exceeding 50% occurred within the meaning of
Section 382 of the Code. Similar restrictions apply to other carryforwards. Consequently, there is a material limitation on the Company's annual utilization of its NOLs and other carryforwards which requires a deferral or loss of the utilization of such NOLs or other carryforwards. The Company had, at October 31, 1997 (the Company's tax year end), a NOL for tax purposes of approximately $12.0 million which is subject to an annual limit of approximately $2.0 million per year. For financial reporting purposes, no NOL exists as of January 31, 1998. An additional change in ownership within the meaning of Section 382 of the Code has occurred as a result of the sale of shares of Common Stock of the Company in 1997. However, there are no additional restrictions upon the Company's ability to utilize its NOLs or other carryforwards as a result of such ownership change. See Note 9 of Notes to Finlay Enterprises' Consolidated Financial Statements.

     On March 19, 1998, Liberty House, one of the host stores in which Finlay operates, filed a voluntary petition in bankruptcy under Title 11 of the United States Code (the 'Bankruptcy Code'). The Company is currently receiving weekly payments towards the outstanding balance of approximately $2.0 million, which was due to the Company prior to the filing of the bankruptcy petition. Finlay believes that the bankruptcy of Liberty House will not have a material adverse effect on Finlay's financial position or results of operations.

     From time to time, Finlay enters into futures contracts, such as options or forwards, based upon the anticipated sales of gold product in order to hedge against the risk arising from its payment arrangements. Changes in the market value of futures contracts are accounted for as an addition to or reduction from the inventory cost. For the year ended January 31, 1998, the gain or loss on open futures contracts was not material. The Company did not have any open positions in futures contracts for gold at January 31, 1998. There can be no assurance that these hedging techniques will be successful or that hedging transactions will not adversely affect the Company's results of operations or financial position. See 'Risk Factors -- Availability and Cost of Precious Metals and Precious and Semi-Precious Stones'.

     Finlay believes that, based upon current operations, anticipated growth, and increased availability under the Revolving Credit Agreement, Finlay Jewelry will, for the foreseeable future, be able to meet its debt service and anticipated working capital obligations, and to make distributions to the Company sufficient to permit the Company to meet its debt service obligations and to pay certain other expenses as they come due. No assurances, however, can be given that Finlay Jewelry's current level of operating results will continue or improve or that Finlay Jewelry's income from operations will continue to be sufficient to permit Finlay Jewelry and the Company to meet their debt service and other obligations. Currently, Finlay Jewelry's principal financing arrangements restrict annual distributions from Finlay Jewelry to the Company to 0.25% of Finlay Jewelry's net sales for the preceding fiscal year. The amounts required to satisfy the aggregate of Finlay Jewelry's interest expense and required amortization payments totaled $21.7 million and $23.4 million for 1996 and 1997, respectively.

SEASONALITY

     Finlay's business is highly seasonal, with a significant portion of its sales and income from operations generated during the fourth quarter of each year, which includes the year-end holiday season. The fourth quarter accounted for an average of 42% of Finlay's sales and 82% of its income from operations (excluding nonrecurring charges) for 1995, 1996 and 1997. Finlay has typically experienced net losses in the first three quarters of its fiscal year. During these periods, working capital requirements have been funded by borrowings under the Revolving Credit Agreement. Accordingly, the results for any of the first three quarters of any given fiscal year, taken individually or in the aggregate, are not indicative of annual results. See Note 11 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus. See 'Risk Factors -- Seasonality'.

     The Company's Sales and Income (loss) from operations during each quarter of 1995, 1996 and 1997 were as follows:

                                                                       FISCAL QUARTER
                                                        --------------------------------------------
                                                         FIRST       SECOND      THIRD       FOURTH
                                                        --------    --------    --------    --------
                                                                   (DOLLARS IN THOUSANDS)
1995:
  Sales..............................................   $112,716    $135,428    $132,058    $274,289
  Income (loss) from operations......................     (1,220)      5,022       3,443      41,054
1996:
  Sales..............................................    130,719     137,188     136,140     281,227
  Income (loss) from operations......................        347       6,124       4,366      43,159
1997:
  Sales..............................................    134,592     148,060     148,770     338,440
  Income (loss) from operations......................        950       6,585       3,999      50,303

INFLATION

     The effect of inflation on Finlay's results of operations has not been material in the periods discussed.

                                    BUSINESS

GENERAL

     Finlay is one of the leading retailers of fine jewelry in the United States and France. The Company operates leased fine jewelry Departments in major department stores for retailers such as May, Federated, Galeries Lafayette, Belk, Carson Pirie Scott and Proffitt's and, with the completion of its recent acquisition of Diamond Park, operates Departments in Mercantile Stores, Marshall Field's and Parisian. Finlay sells a broad selection of moderately priced fine jewelry, including necklaces, earrings, bracelets, rings and watches, and markets these items principally as fashion accessories with an average sales price of approximately $157 per item. Average sales per Department were $749,000 in 1997 and the average size of a Department is approximately 1,000 square feet. Finlay operates in 1,117 locations and in 1997 achieved sales of $769.9 million, making Finlay the largest operator of Departments in the United States and France.

     Management believes that current trends in jewelry retailing, particularly in the department store sector, provide a significant opportunity for Finlay's growth. Consumers spent approximately $42 billion on jewelry (including both fine and costume jewelry) in the United States in 1997, an increase of approximately $16 billion over 1987, according to the United States Department of Commerce. In the department store sector in which Finlay operates, consumers spent $4 billion on fine jewelry in 1996. Management believes that demographic factors such as the maturing of the U.S. population and an increase in the number of working women have resulted in greater disposable income, thus contributing to the growth of the fine jewelry retailing industry. Management also believes that jewelry consumers today increasingly perceive fine jewelry as a fashion accessory, resulting in purchases which augment the Company's gift and special occasion sales. Finlay's Departments are typically located in 'high traffic' areas of leading department stores, enabling Finlay to capitalize on these consumer buying patterns.

     Host stores benefit from outsourcing the operation of their fine jewelry departments. By engaging Finlay, host stores gain specialized managerial, merchandising, selling, marketing, inventory control and security expertise. Additionally, by avoiding the high working capital investment typically required of the jewelry business, host stores improve their return on investment and can potentially increase their profitability.

     As a lessee, Finlay benefits from the host stores' reputation, customer traffic, advertising, credit services and established customer base. Finlay also avoids the substantial capital investment in fixed assets typical of stand-alone retail formats, which generally has enabled Finlay's new Departments to achieve profitability within their first twelve months of operation. Finlay further benefits because net sales proceeds are generally remitted to Finlay by each host store on a monthly basis with essentially all customer credit risk borne by the host store.

     As a result of Finlay's strong relationships with its vendors, management believes that the Company's working capital requirements are lower than those of many other jewelry retailers. In recent years, on average, approximately 50% of Finlay's domestic merchandise has been carried on consignment. The use of consignment merchandise also reduces Finlay's inventory exposure to changing fashion trends because unsold consigned merchandise can be returned to the vendor.

DIAMOND PARK ACQUISITION

     On October 6, 1997, Finlay completed the acquisition of certain assets of Diamond Park, a leading operator of Departments, for approximately $63 million. By acquiring Diamond Park, Finlay added 139 Departments that had total sales of $103 million for the twelve months ended January 31, 1998 and also added new host store relationships with Mercantile Stores, Marshall Field's and Parisian. Management believes that, in addition to increasing sales volume, the Diamond Park Acquisition will improve Finlay's results of operations through the leveraging of expenses and the achievement of other operating synergies.

GROWTH STRATEGY

     Finlay intends to pursue the following key initiatives to increase sales and earnings:

          INCREASE COMPARABLE DEPARTMENT SALES. In 1996 and 1997, Finlay achieved comparable Department sales increases of 5.9% and 5.5%, respectively, outpacing the majority of its host stores. These increases were achieved primarily by emphasizing key merchandise items, increasing focus on holiday and event-driven promotions, participating in host store marketing programs and positioning its Departments as a 'destination location' for fine jewelry. Finlay believes that comparable Department sales will continue to benefit from these merchandising and marketing strategies, as well as from increasing demand for fine jewelry.

          ADD DEPARTMENTS WITHIN EXISTING HOST STORE GROUPS. Finlay's well established relationships with many of its host store groups have enabled the Company to add Departments in new locations opened by existing host stores. Finlay has operated Departments in May stores since 1948 and operates the fine jewelry departments in all of May's 367 department stores. Finlay also has operated Departments in Federated stores since 1983 and operates Departments in 156 of Federated's 401 department stores. Since the beginning of 1993, host store expansion has added 123 net new Departments including 63 net new Departments since the beginning of 1995. Based on expansion plans announced by May in May 1997, Finlay believes it will have the opportunity to open approximately 100 new Departments in May stores alone over the next five years (excluding possible closings).

          ESTABLISH NEW HOST STORE RELATIONSHIPS. Finlay has an opportunity to grow by establishing new relationships with department stores that presently either lease their fine jewelry departments to Finlay's competitors or operate their own fine jewelry departments. Finlay seeks to establish these new relationships by demonstrating to department store management the potential for improved financial performance. Since the beginning of 1992, Finlay has added such host store groups as Burdines, The Bon Marche, Elder Beerman and Stern's. Over the past three years, Finlay has added 27 Departments in the Hecht's division of May as a result of May's acquisition of John Wanamaker and Strawbridge's. By acquiring Diamond Park, Finlay added Mercantile Stores, Marshall Field's and Parisian to its host store relationships.

          EXPAND INTERNATIONAL OPERATIONS. In October 1994, Finlay acquired Sonab, the largest operator of Departments in France. In 1996 and 1997, Finlay expanded in France by adding 26 and 16 Departments in Monoprix, respectively, and plans to open an additional 16 Monoprix Departments in 1998. Finlay operates 147 Departments in France through five host store groups, including Galeries Lafayette, Nouvelles Galeries and Bazar de L'Hotel de Ville. Based on mutual agreement, Finlay closed its Debenhams operations in 1998. Finlay expects to open new Departments in other host stores in England in 1998. In 1996, the Company also opened a Department in a new Galeries Lafayette store in Berlin, Germany and is exploring additional opportunities in other European countries.

          CONTINUE TO IMPROVE OPERATING LEVERAGE. Selling, general and administrative expenses as a percentage of sales declined from 44.2% in 1993 to 42.2% in 1997. Finlay seeks to continue to leverage expenses both by increasing sales at a faster rate than expenses and by reducing its current level of certain operating expenses. For example, Finlay has demonstrated that by increasing the selling space (with host store approval) of certain high volume Departments, incremental sales can be achieved without having to incur proportionate increases in selling and administrative expenses. In addition, management believes the Company will benefit from recent investments in technology and refinements of operating procedures designed to allow Finlay's sales associates more time for customer sales and service. Finlay's new distribution and warehouse facility, expected to become fully operational in the Spring of 1998, will permit the Company to improve the flow of merchandise to Departments while reducing payroll and freight costs.

     Additionally, since 1994 the Company has opened nine domestic stand-alone discount jewelry outlet stores which provide Finlay with a channel to sell discontinued, close-out and certain other merchandise.

MERCHANDISING STRATEGY

     Finlay seeks to maximize sales and profitability through a unique merchandising strategy known as the 'Finlay Triangle', which integrates store management (including host store management and Finlay's store group management), vendors and Finlay's central office. By coordinating efforts and sharing access to information, each Finlay Triangle participant plays a role which emphasizes its area of expertise in the merchandising process, thereby increasing productivity. Finlay's central office functions as a service organization, assembling an assortment of merchandise for selection by Finlay's store group management. Within pricing guidelines set by the central office, Finlay's store group management contributes to the selection of the specific merchandise most appropriate to the demographics and customer tastes within their particular geographical area. Finlay's advertising initiatives and promotional planning are closely coordinated with both host store management and Finlay's store group management to ensure the effective use of Finlay's marketing programs. Vendors participate in the decision-making process with respect to merchandise assortment, including the testing of new products, marketing, advertising, stock levels and pricing strategy. By utilizing the Finlay Triangle, opportunities are created for the vendor to assist in identifying fashion trends thereby improving inventory turnover and profitability, both for the vendor and Finlay. As a result, management believes it capitalizes on economies of scale by centralizing certain activities, such as vendor selection, advertising and planning, while allowing store management the flexibility to implement merchandising programs tailored to the host store environments and clientele.

                                   [CHART]

                                     THE
                                    FINLAY
                                   TRIANGLE

                           -----------------------
                           |       CENTRAL       |
                          /|        OFFICE       | _
                         / |                     |/\
                        / _-----------------------  \
                       /  /\                      \  \
                      /  /                         \  \
                     /  /                           \  \
                   |/_ /                            _\| \
         -----------------------              -----------------------
         |                     |/_____________|        STORE        |
         |       VENDORS       |\             |      MANAGEMENT     |
         |                     |_____________\|                     |
         -----------------------             /-----------------------



     Finlay has structured its relationships with vendors to encourage sharing of responsibility for marketing and merchandise management. Finlay furnishes to vendors, through on-line access to Finlay's information systems, the same sales, stock and gross margin information that is available to Finlay's store group management and central office for each of the vendor's styles in Finlay's merchandise assortment. Using this information, vendors are able to participate in decisions to replenish inventory which has been sold and to return or exchange slower-moving merchandise. In addition, vendors may input order recommendations through Finlay's data processing system for approval by Finlay. New items are tested in specially selected 'predictor' Departments where sales experience can indicate an item's future performance in Finlay's other Departments. Management believes that the access and input which vendors have in the merchandising process results in a better assortment, timely replenishment, higher turnover and higher sales of inventory, differentiating Finlay from its competitors.

     Since many of the host store groups in which Finlay operates differ in fashion image and customer demographics, Finlay's flexible approach to merchandising is designed to complement each host store's own merchandising philosophy. Finlay emphasizes a 'fashion accessory' approach to fine jewelry and watches, and seeks to provide items that coordinate with the host store's fashion focus as well as to maintain stocks of traditional and gift merchandise.

STORE RELATIONSHIPS

     HOST STORE RELATIONSHIPS. As of January 31, 1998, Finlay operated in 1,117 locations (including 12 stand-alone stores) in 31 host store groups, located in 45 states, the District of Columbia, France, the United Kingdom and Germany. By acquiring Diamond Park, Finlay added 139 Departments in three host store groups, located in 19 states. Finlay's largest host store relationship is with May, for which Finlay has operated Departments since 1948. Finlay operates the fine jewelry departments in all of May's 367 department stores, including Lord & Taylor and Filene's. Finlay's second largest host store relationship is with Federated, for which Finlay has operated Departments since 1983. Finlay operates Departments in 156 of Federated's 401 department stores, including Rich's and Burdines. Over the past three years, store groups owned by May and Federated accounted for an average of 46% and 22%, respectively, of Finlay's annual sales.

     Finlay also operates Departments in numerous other host store groups, such as Galeries Lafayette, Belk, Carson Pirie Scott and Proffitt's. Management believes that it maintains excellent relations with its host store groups, 21 of which have had leases with Finlay for more than five years (representing 79.7% of Finlay's sales in 1997) and 15 of which have had leases with Finlay for more than ten years (representing 70.2% of Finlay's sales in 1997). As a consequence of the strong and, in many instances, long-term relationships, host store groups have routinely renewed Finlay's lease agreements at their renewal dates. Management believes that the majority of its lease agreements will continue to be renewed routinely. See 'Risk Factors -- Dependence on Host Store Relationships'.

     The following table identifies the host store groups in which Finlay operated Departments at January 31, 1998, the year in which Finlay's relationship with each host store group commenced and the number of Departments operated by Finlay in each host store group. The table also provides similar information regarding Finlay's international Departments, its domestic and international stand-alone locations and the Departments added as a result of the Diamond Park Acquisition.

                                                INCEPTION OF                   NUMBER OF
HOST STORE GROUP/LOCATION                       RELATIONSHIP               DEPARTMENTS/STORES
---------------------------------------------   ------------    ----------------------------------------
MAY
Robinsons -- May.............................        1948                 55
Filene's.....................................        1977                 38
Lord & Taylor................................        1978                 63
L.S. Ayres/Famous Barr.......................        1979                 30
Kaufmann's...................................        1979                 47
Foley's......................................        1986                 55
Hecht's/Strawbridge's........................        1986                 71
Meier & Frank................................        1988                  8
                                                                      ------
  Total May Departments......................                                                    367
FEDERATED
Rich's/Lazarus/Goldsmith's...................        1983                 72
Burdines.....................................        1992                 44
The Bon Marche...............................        1993                 19
Stern's......................................        1994                 21
                                                                      ------
  Total Federated Departments................                                                    156
OTHER DOMESTIC DEPARTMENTS
Crowley's/Steinbach..........................        1968                 21
Gottschalks..................................        1969                 32
Younkers.....................................        1973                 33
Belk.........................................        1975                 51
Carson Pirie Scott/Bergner's/Boston Store....        1977                 50
Liberty House (1)............................        1983                 12
The Bon-Ton..................................        1986                 39
Dillard's (2)................................        1988                  5
Proffitt's...................................        1991                  9
Elder Beerman................................        1992                 34
Mercantile Stores............................        1997                 91
Marshall Field's.............................        1997                 21
Parisian.....................................        1997                 29
                                                                      ------
  Total Other Domestic Departments...........                                                    427
                                                                                      ------------------
    Total Domestic Departments...............                                                    950
INTERNATIONAL DEPARTMENTS (SONAB)
Bazar de L'Hotel de Ville....................        1994                  6
Galeries Lafayette...........................        1994                 30
Monoprix/Inno/Baze...........................        1994                 52
Nouvelles Galeries...........................        1994                 59
Debenhams (2)................................        1996                  7
Jeanteur.....................................        1996                  1
                                                                      ------
  Total International Departments............                                                    155
STAND-ALONE STORES
New York Jewelry Outlet......................        1994                  9
New Gold (Sonab).............................        1994                  3
                                                                      ------
  Total Stand-Alone Stores...................                                                     12
                                                                                      ------------------
    Total Departments and Stand-Alone
      Stores.................................                                                  1,117
                                                                                      ------------------
                                                                                      ------------------

------------------
(1) On March 19, 1998, Liberty House filed a voluntary petition under the Bankruptcy Code. The Company is currently receiving weekly payments towards the outstanding balance of $2.0 million that was due to the Company prior to the filing of the bankruptcy petition. The Company believes that the bankruptcy of Liberty House will not materially adversely affect the Company or its results of operations.

(2) The Company closed these Departments during the first quarter of 1998.

     TERMS OF LEASE AGREEMENTS. Finlay's lease agreements typically have an initial term of one to five years. Finlay has, where possible, entered into five-year lease agreements and expects to continue this policy. Finlay's lease agreements generally contain renewal options or provisions for automatic renewal absent prior notice of termination by either party. Lease renewals are for one to five year periods. See 'Risk Factors -- Dependence on Host Store Relationships'. On June 18, 1997, the Company announced the extension of its lease agreements with Federated for an additional three years. The lease extensions apply to all of Finlay's Departments within Federated stores, including leases for Departments in Burdines, Rich's, Lazarus, Goldsmith's and The Bon Marche, which have been extended through February 3, 2001, and the lease for Departments in Stern's which has been extended through February 1, 2003. In exchange for the right to operate a Department within the host store, Finlay pays each host store group a lease fee, calculated as a percentage of sales (subject to a minimum annual fee in a limited number of cases).

     Finlay's domestic lease agreements generally require host stores to remit sales proceeds for each month (without regard to whether such sales were cash, store credit card or national credit card) to Finlay approximately three weeks after the end of such month. During the months of November and December, however, most domestic host store groups remit to Finlay 75% of the estimated months' sales prior to or shortly following the end of that month. Finlay's international lease agreements generally require host stores to remit sales proceeds for each two-week period (without regard to whether such sales were cash, store credit card or national credit card) to Finlay approximately two weeks after the end of such period. Each host store group withholds from the remittance of sales proceeds a lease fee and other expenditures, such as advertising costs, which the host store group may have made on Finlay's behalf.

     Finlay is usually responsible for providing and maintaining any fixtures and other equipment necessary to operate its Departments, while the host store is typically required to provide clean space for installation of any necessary fixtures. The host store is generally responsible for paying utility costs (except certain telephone charges), maintenance and certain other expenses associated with the operation of the Departments. All of the lease agreements provide that Finlay is responsible for the hiring (subject to the suitability of such employees to the host store) and discharge of its sales and Department supervisory personnel, and substantially all domestic lease agreements require Finlay to provide its employees with salaries and certain benefits comparable to those received by the host store's employees. Many of Finlay's lease agreements provide that Finlay may operate the Departments in any new stores opened by the host store group. In certain instances, Finlay operates Departments without written agreements, although the arrangements in respect of such Departments are generally in accordance with the terms described herein.

     In many cases, Finlay is subject to limitations under its lease agreements which prohibit Finlay from operating Departments for competing host store groups within a certain geographical radius of the host stores (typically five to ten miles). Such limitations restrict Finlay from further expansion within areas where it currently operates Departments, including expansion by possible acquisitions. For example, Finlay sought and received the consent of certain of its existing host store groups in connection with the Diamond Park Acquisition. Certain domestic lease agreements, however, make an exception for adding Departments in stores established by groups with which Finlay has a preexisting lease arrangement. In addition, Finlay has from time to time obtained the consent of an existing host store group to operate in another host store group within the prohibited area. May and Federated have granted consents of this type to Finlay with respect to one another's stores. In addition, in certain cases, Finlay has found that, notwithstanding the absence of any geographical limitation in a lease agreement, it may be limited as a practical matter from opening Departments for competing host store groups in close proximity to each other because of the adverse effect such openings might have on its overall host store group relationships. See 'Risk Factors -- Expansion'.

     CREDIT. Substantially all customer credit risk is borne by the host store rather than by Finlay. Purchasers of Finlay's merchandise at a host store are entitled to the use of the host store's credit facilities on the same basis as all of the host store's customers. Payment of credit card or check transactions is generally guaranteed to Finlay by the host store, provided that the proper credit approvals have been obtained in accordance with the host store's policy. Accordingly, payment to Finlay in respect of its sales proceeds is generally not dependent on when (or if) payment is received by the host store.

     DEPARTMENTS OPENED/CLOSED. During 1997, Department openings offset by closings resulted in a net increase of 178 Departments. Department openings included 139 Departments as a result of the Diamond Park Acquisition and 16 Departments in Monoprix stores in France. In addition, there were 33 openings within existing store groups. These openings were offset by ten Departments closed within existing host store groups. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- 1997 Compared with 1996' and 'Risk Factors -- Dependence on Host Store Relationships'.

     The following table sets forth data regarding the number of Departments and stand-alone stores which Finlay has operated from the beginning of 1993:

                                                                           FISCAL YEAR ENDED
                                                         ------------------------------------------------------
                                                         JAN. 29,    JAN. 28,    FEB. 3,    FEB. 1,    JAN. 31,
                                                           1994        1995       1996       1997        1998
                                                         --------    --------    -------    -------    --------
DEPARTMENTS/STORES:
Open at beginning of period...........................      746         757        903        941          939
Opened during period..................................       69         159         70         84          188
Closed during period..................................      (58)        (13)       (32)       (86)         (10)
                                                         --------    --------    -------    -------    --------
Open at end of period.................................      757         903        941        939        1,117
                                                         --------    --------    -------    -------    --------
Net increase (decrease)...............................       11         146         38         (2)         178
                                                         --------    --------    -------    -------    --------
                                                         --------    --------    -------    -------    --------

     For the periods presented in the table above, Department closings were primarily attributable to: the bankruptcy of, or ownership changes in, certain host store groups, in particular internal consolidation within May; the closing or sale by host store groups of individual stores; the closing of Departments in a host store group as a result of the opening of Departments in another host store group that competes in the same geographic market; host store group decisions to consolidate with one lessee; and Finlay's decision to close unprofitable Departments. To management's knowledge, none of the Department closings during the periods presented in the table above resulted from dissatisfaction of a host store group with Finlay's performance.

PRODUCTS AND PRICING

     Each of Finlay's domestic Departments offers a broad selection of necklaces, earrings, bracelets, rings and watches. Other than watches, substantially all of the fine jewelry items sold by Finlay are made from precious metals and many also contain diamonds or colored gemstones. Finlay also provides jewelry and watch repair services. Finlay does not carry costume or gold-filled jewelry. Specific brand identification is generally not important within the fine jewelry business, except for watches. With respect to watches, Finlay emphasizes brand name vendors including Gucci, Seiko, Citizen and Movado. Many of Finlay's lease agreements with host store groups restrict Finlay from selling certain brand name items or, in some cases, set price minimums below which Finlay may not sell particular items. Sonab's watch selection is limited to private label watches marketed under Sonab's 'New Gold' and 'Gold Line' names. In France, all other watch brands are sold by the host stores, which have historically retained their watch businesses.

     The following table sets forth the domestic sales and percentage of sales by category of merchandise for 1995, 1996 and 1997:

                                                              FISCAL YEAR ENDED
                                          ---------------------------------------------------------
                                           FEB. 3, 1996         FEB. 1, 1997         JAN. 31, 1998
                                          ---------------      ---------------      ---------------
                                                    % OF                 % OF                 % OF
                                          SALES     SALES      SALES     SALES      SALES     SALES
                                          ------    -----      ------    -----      ------    -----
                                                            (DOLLARS IN MILLIONS)
CATEGORY:
Gemstones..............................   $148.6     24.4%     $153.1     24.1%     $169.0     23.4%
Gold...................................    142.8     23.5       144.8     22.8       155.1     21.6
Watches................................    115.2     19.0       114.3     18.0       126.3     17.6
Diamonds...............................    118.3     19.5       129.2     20.3       147.7     20.5
Other (1)..............................     82.8     13.6        93.5     14.8       121.5     16.9
                                          ------    -----      ------    -----      ------    -----
Total Sales............................   $607.7    100.0%     $634.9    100.0%     $719.6    100.0%
                                          ------    -----      ------    -----      ------    -----
                                          ------    -----      ------    -----      ------    -----

------------------
(1) Includes special promotional items, remounts, estate jewelry, pearls, beads, cubic zirconia, sterling silver and men's jewelry, as well as repair services and accommodation sales to Finlay employees.

See 'Management's Discussion and Analysis of Financial Condition and Results of Operations'.

     Finlay sells its merchandise at prices generally ranging from $50 to $1,000. In 1996, the average price of the items sold by Finlay was approximately $157 per item. An average Department has over 4,000 items in stock. Consistent with fine jewelry retailing in general, a substantial portion of Finlay's sales are made at prices discounted from listed retail prices. Finlay's advertising and promotional planning are closely coordinated with its pricing strategy. Publicized sales events are an important part of Finlay's marketing efforts. A substantial portion of Finlay's sales occur during such promotional events. The amount of time during which merchandise may be offered at discount prices is limited by applicable laws and regulations. See '-- Legal Proceedings'.

PURCHASING AND INVENTORY

     GENERAL. A key element of Finlay's strategy has been to lower the working capital investment required for operating its existing Departments and opening new Departments. At any one time, Finlay typically is required to pay in advance of sale for less than half of its inventory because in recent years, on average, approximately 50% of Finlay's domestic merchandise has been obtained on consignment and certain additional inventory has been purchased with extended payment terms. In 1997, Finlay's net monthly investment in inventory (i.e., the total cost of inventory owned and paid for) averaged 37% of the total cost of its on-hand merchandise. Finlay is frequently granted exchange privileges which permit Finlay to return or exchange unsold merchandise for new products at any time. In addition, Finlay structures its relationships with vendors to encourage their participation in and responsibility for merchandise management. By making the vendor a participant in Finlay's merchandising strategy, Finlay has created opportunities for the vendor to assist in identifying fashion trends thereby improving inventory turnover and profitability. As a result, Finlay's direct capital investment in inventory has been reduced to levels which it believes are low for the retail jewelry industry. In addition, Finlay's inventory exposure to changing fashion trends is reduced because unsold consignment merchandise can be returned to the vendor.

     Management believes the willingness of vendors to participate in the inventory management process is due, in part, to the large volume of merchandise which Finlay sells in its Departments and the desire of vendors to take advantage of Finlay's nationwide distribution network. By offering their merchandise through Finlay's Departments, vendors are able to reach a broad spectrum of the marketplace in coordination with national or regional advertising campaigns conducted by the vendors or their service organizations.

     In 1997, merchandise obtained from Finlay's 40 largest vendors (out of a total of approximately 400 vendors) generated approximately 78% of domestic sales, and merchandise obtained from Finlay's largest vendor generated approximately 12% of domestic sales. Finlay does not believe the loss of any one of its vendors would have a material adverse effect on its business.

     In addition, Finlay's new distribution and warehouse facility, expected to become fully operational in the Spring of 1998, will permit the Company to improve the flow of merchandise to Departments while reducing payroll and freight costs.

     GOLD CONSIGNMENT AGREEMENT. Finlay Jewelry is party to the Gold Consignment Agreement, which enables Finlay to receive merchandise by providing gold or otherwise making payment to certain vendors who currently supply Finlay with merchandise on consignment. While the merchandise involved remains consigned, title to the gold content of the merchandise transfers from the vendors to the gold consignor. As a result, such vendors have reduced their working capital requirements and associated financing costs. Consequently, Finlay has negotiated more favorable prices and terms with the participating vendors. Finlay can obtain, pursuant to the Gold Consignment Agreement, up to the lesser of (i) 85,000 fine troy ounces or (ii) $25.0 million worth of gold, subject to a formula as prescribed by the Gold Consignment Agreement. At January 31, 1998, amounts outstanding under the Gold Consignment Agreement totaled 39,676 fine troy ounces, valued at approximately $12.1 million. The average amount outstanding under the Gold Consignment Agreement was $14.3 million in 1997. The Company has received a commitment from the consignor under such agreement to (i) renew the Gold Consignment Agreement through December 31, 2001,
(ii) allow the Company to obtain up to the lesser of (x) 85,000 fine troy ounces or (y) $32.0 million worth of gold and (iii) make certain other modifications. Such commitment is conditioned upon, among other things, the simultaneous completion of the Equity Offering or the incurrence of the Additional Indebtedness by Finlay Enterprises. There can be no assurance, however, that the Gold Consignment Agreement will be amended as presently contemplated or at all.

     Under the Gold Consignment Agreement, Finlay is required to pay a daily consignment fee on the dollar equivalent of the fine gold value of the ounces of gold consigned thereunder. The daily consignment fee is based on a floating rate which, as of January 31, 1998, was approximately 4.3% per annum. In addition, Finlay is required to pay an unused line fee of 0.5% if the amount of gold consigned has a value equal to or less than $10.0 million. In conjunction with the Gold Consignment Agreement, Finlay granted to the gold consignor a first priority perfected lien on, and a security interest in, specified gold jewelry of participating vendors approved under the Gold Consignment Agreement and a lien on proceeds and products of such jewelry subject to the terms of an intercreditor agreement between the gold consignor and the Revolving Credit Agreement lenders.

OPERATIONS

     GENERAL. Most of Finlay's Departments have between 30 and 150 linear feet of display cases (with an average of approximately 60 linear feet) generally located in high traffic areas on the main floor of the host stores. Each Department is supervised by a manager whose primary duties include customer sales and service, scheduling and training of personnel, maintaining security controls and merchandise presentation. Most of the Departments utilize from 105 to 260 staff hours per week on a permanent basis, depending on the Department's sales volume, and employ additional sales staff during the peak year-end holiday season. Each Department is open for business during the same hours as its host store. Subject to the terms of the applicable host store group lease agreement, Finlay is generally responsible for its own operating decisions within each of its Department operations, including the hiring and compensation of sales staff. See '-- Store Relationships -- Terms of Lease Agreements'.

     To parallel host store operations, Finlay establishes separate group service organizations responsible for managing Departments operated for each host store. Staffing for each group organization varies with the number of Departments in each group. Typically, Finlay services each host store group with a group manager, an assistant group manager, one or more group buyers, one or more regional supervisors who oversee the individual Department managers and a number of clerical employees. Each group manager reports to a regional vice president, who is responsible for supervising up to nine host store groups. In its continued efforts to improve comparable Department sales through improved operating efficiency, Finlay has taken steps to minimize administrative tasks at the

Department level by introducing advanced technology such as an interface between store cash registers and Finlay's central office. These steps are designed to reduce administrative time requirements, thereby improving customer service and, as a result, sales.

     Finlay had average sales per linear foot of approximately $11,800 in 1995, $11,600 in 1996 and $11,900 in 1997. The decrease in sales per linear foot during 1996 was attributable to more European Departments, which, on average, have lower sales per linear foot as compared to the domestic Departments. Finlay had average sales per Department of approximately $710,000, $729,000 and $749,000 in 1995, 1996 and 1997, respectively. Finlay determines average sales per linear foot by dividing its sales by the aggregate estimated measurements of the outer perimeters of the display cases of Finlay's Departments.

     MANAGEMENT INFORMATION AND INVENTORY CONTROL SYSTEMS. Management believes that its management information systems provide a significant advantage in competing with other fine jewelry retailers. Finlay and its vendors use this system to monitor sales, gross margin and inventory performance by location, merchandise category, style number and vendor. Using this information, Finlay is able to monitor merchandise trends and variances in performance and improve the efficiency of its inventory management. Finlay also measures the productivity of its sales force by maintaining current statistics for each employee such as sales per hour, transactions per hour and transaction size. For a discussion of certain matters regarding the Year 2000 issue, see 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources'.

     PERSONNEL AND TRAINING. Finlay considers its employees an important component of its operations and devotes substantial resources to training and improving the quality of sales and management personnel. Finlay seeks to motivate its employees by linking a substantial percentage of their compensation to performance standards. In most cases, individual sales personnel are compensated on an hourly basis and paid a commission on sales. Department managers are generally compensated on the basis of a salary plus a percentage of their Department's sales. Group managers and regional vice presidents are eligible to earn bonuses of up to 50% of their base salaries upon the achievement of specified goals.

     As of the end of 1997, Finlay employed approximately 7,500 persons in the United States and approximately 550 persons in France, the United Kingdom and Germany, approximately 90% of whom were regional and local sales and supervisory personnel and the balance of whom were employed in administrative or executive capacities. Of Finlay's 7,500 domestic employees, approximately 1,900 were part-time employees, working less than 20 hours per week. Finlay's labor requirements fluctuate because of the seasonal nature of Finlay's business. See '-- Seasonality'. Management believes that its relations with its employees are good. Less than 1% of Finlay's domestic employees are unionized. Substantially all of Finlay's employees in France are, however, unionized. The average length of service for Finlay's domestic employees at the group manager level and above is approximately twelve years.

     ADVERTISING. Finlay promotes its products through four-color direct mail catalogs and newspaper advertising of the host store groups. Finlay maintains an in-house advertising staff responsible for preparing a majority of Finlay's advertisements and for coordinating the finished advertisements with the promotional activities of the host stores. Finlay's gross advertising expenditures over the past five fiscal years have consistently been in excess of 6% of sales, a level which is consistent with the jewelry industry's reliance on promotional efforts to generate sales. The majority of Finlay's domestic lease agreements with host store groups require Finlay to expend certain specified minimum percentages of the respective Department's annual sales on advertising and promotional activities.

     INVENTORY LOSS PREVENTION AND INSURANCE. Finlay undertakes substantial efforts to safeguard its merchandise from loss or theft, including the installation of security alarm systems and safes at each location and the taking of a daily diamond inventory. During 1997, inventory shrinkage amounted to approximately 0.8% of sales. Finlay maintains insurance covering the risk of loss of merchandise in transit or on Finlay's premises (whether owned or on consignment) in amounts that management believes are reasonable and adequate for the types and amounts of merchandise carried by Finlay.

     GOLD HEDGING. The cost to Finlay of gold merchandise sold on consignment in some cases is not fixed until the sale is reported to the vendor or the gold consignor in the case of merchandise sold pursuant to the Gold Consignment Agreement. In such cases, the cost of merchandise varies with the price of gold and Finlay is exposed to the risk of fluctuations in the price of gold between the time Finlay establishes the advertised or other retail price of a particular item of merchandise and the date on which the sale of the item is reported to the vendor. In order to hedge against this risk and to enable Finlay to determine the cost of such goods prior to their sale, Finlay must fix the price of gold prior to the sale of such merchandise. Accordingly, Finlay at times enters into futures contracts, such as options or forwards or a combination thereof. The value of gold hedged under such contracts represented less than 5% of the Company's cost of goods sold in 1997. Under such contracts, the Company obtains the right to purchase a fixed number of troy ounces of gold at a specified price per ounce for a specified period. Such contracts typically have durations ranging from one to nine months and are generally priced at the spot gold price plus an amount based on prevailing interest rates plus customary transactions costs. When sales of such merchandise are reported to the consignment vendors and the cost of such merchandise becomes fixed, Finlay sells its related hedge position. The Company did not have any open positions in futures contracts for gold at February 1, 1997 or January 31, 1998.

     The primary effect on liquidity from using futures contracts is associated with the related margin requirements. Historically, cash flows related to futures margin requirements have not been material to Finlay's total working capital requirements. Finlay manages the purchase of futures contracts by estimating and monitoring the quantity of gold that it anticipates it will require in connection with its anticipated level of sales of the type described above. Finlay's gold hedging transactions are entered into by Finlay in the ordinary course of its business. Finlay's gold hedging strategies are determined, implemented and monitored on a regular basis by Finlay's senior management and its Board of Directors.

COMPETITION

     Finlay faces competition for retail jewelry sales from national and regional jewelry chains, other department stores, local independently owned jewelry stores and chains, specialty stores, mass merchandisers, catalog showrooms, discounters, direct mail suppliers and televised home shopping. Several of Finlay's competitors are substantially larger and have greater financial resources than Finlay. Management believes that competition in the retail jewelry industry is based primarily on the price, quality, fashion appeal and perceived value of the product offered and on the reputation, integrity and service of the retailer.

     With respect to the operation of Departments in host store groups, Finlay competes with a limited number of established Department lessees, such as J.B. Rudolph, and department store chains. Management believes that competition for the operation of Departments is based principally on the reputation of the operator for integrity, the expertise and experience of the operator in offering an attractive selection of merchandise at competitive prices and the operator's ability to generate lease fees for the host stores. See 'Risk Factors -- Competition', 'Risk Factors -- Expansion' and '-- Store Relationships -- Terms of Lease Agreements' with respect to certain limitations on Finlay's ability to compete.

SEASONALITY

     The retail jewelry business is highly seasonal. See 'Risk Factors -- Seasonality', 'Selected Consolidated Financial Information' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality'.

PROPERTIES

     The only real estate owned by Finlay is the distribution and warehouse facility, totaling 106,200 square feet (of which 17,350 is leased to a tenant), at 205 Edison Avenue, Orange, Connecticut. Finlay leases approximately 18,400 square feet at 521 Fifth Avenue, New York, New York, and 49,100 square feet at 529 Fifth Avenue, New York, New York for its executive, accounting, advertising, the majority of its data processing operations and other administrative functions. The leases for such space expire September 30, 2008. For certain operations at 500 Eighth Avenue, New York, New York, Finlay has leased approximately 9,200 square feet under a lease which expires January 31, 2000. Finlay also leases retail space for its New York Jewelry Outlet and French stand-alone stores and office space in France for Sonab's corporate operations. Generally, as part of Finlay's domestic lease arrangements, host stores provide office space to Finlay's host store group management personnel free of charge.

LEGAL PROCEEDINGS

     Finlay is involved in certain legal actions arising in the ordinary course of business. Management believes none of these actions, either individually or in the aggregate, will have a material adverse effect on Finlay's business, financial position or results of operations.

     Commonly in the retail jewelry industry, a substantial amount of merchandise is sold at a discount to the 'regular' or 'original' price. Finlay's experience is consistent with this practice. See 'Business -- Products and Pricing'. A number of states in which Finlay operates have regulations which require retailers who offer merchandise at discounted prices to offer the merchandise at the 'regular' or 'original' prices for stated periods of time. Finlay has received inquiries and has been subject to investigation from time to time by various states with respect to its compliance with such regulations. In 1987 and 1989, Finlay entered into consent decrees with the states of Wisconsin and Georgia, respectively, in connection with Finlay's past sales discounting and other practices and paid nominal fines to both states. In addition, one of Finlay's store groups entered into a consent decree with the state of Oregon in 1988 and two others are subject to standing injunctions, one issued at the request of the state of California in 1988 and the other issued at the request of the state of Colorado in 1990, regarding the sales discounting practices of the host store groups in the respective states. As a lessee of the host store groups, Finlay is obligated to comply with the consent decree and injunctions in effect with respect to the host store groups. Although Finlay receives inquiries from various state authorities from time to time, management believes it is in substantial compliance with all applicable federal and state laws with respect to such practices.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is certain information with respect to each of the current executive officers and directors of the Company and Finlay Jewelry. Each of the persons listed as a director is a member of the Board of Directors of both the Company and Finlay Jewelry.

                     NAME                        AGE                       POSITION
----------------------------------------------   ----   ----------------------------------------------
David B. Cornstein............................     59   Chairman of the Company and Director
Arthur E. Reiner..............................     57   President, Chief Executive Officer and Vice
                                                        Chairman of the Company, Chairman and Chief
                                                        Executive Officer of Finlay Jewelry and
                                                        Director
Joseph M. Melvin..............................     47   Executive Vice President and Chief Operating
                                                        Officer of the Company and President and Chief
                                                        Operating Officer of Finlay Jewelry
Leslie A. Philip..............................     51   Executive Vice President of the Company and
                                                        Executive Vice President -- Merchandising and
                                                        Sales Promotion of Finlay Jewelry
Barry D. Scheckner............................     48   Senior Vice President and Chief Financial
                                                        Officer of the Company and Finlay Jewelry
Edward Stein..................................     53   Senior Vice President -- Director of Stores of
                                                        Finlay Jewelry
Rohit M. Desai................................     59   Director
James Martin Kaplan...........................     53   Director
Thomas H. Lee.................................     53   Director
Norman S. Matthews............................     65   Director
Hanne M. Merriman.............................     56   Director
Warren C. Smith, Jr...........................     41   Director

     The Company, the Lee Investors, the Desai Investors, the Management Stockholders and certain third parties are parties to the Stockholders' Agreement which provides, among other things, that all parties thereto, subject to certain conditions, vote their shares to fix the number of members of the Board of Directors of the Company at eight and vote in favor of six directors who will be nominated as follows: two by the Lee Investors; one by the Desai Investors; two by Mr. Cornstein (one of whom must be a management employee of the Company); and one by Mr. Reiner. See 'Risk Factors -- Substantial Influence of Significant Stockholders' and 'Certain Transactions -- Stockholders' Agreement'. The nomination and election of the remaining two directors is not governed by the Stockholders' Agreement, although the Stockholders' Agreement does require that such directors not be parties to the Stockholders' Agreement.

     Notwithstanding the foregoing, the right of various persons to designate directors will be reduced or eliminated at such time as they own less than certain specified percentages of the shares of Common Stock then outstanding. Upon completion of the Equity Offering, the number of directors that the Lee Investors have the right to nominate will be reduced from two to one. Pursuant to the Stockholders' Agreement (i) Messrs. Lee and Smith were nominated to the Board of Directors as the designees of the Lee Investors, (ii) Mr. Desai was nominated by the Desai Investors, (iii) Messrs. Cornstein and Kaplan were nominated by Mr. Cornstein and (iv) Mr. Reiner nominated himself.

     The Stockholders' Agreement also provides that the executive committee of the Board of Directors will consist of five directors, including one independent director selected by the Board of Directors, one member designated by Mr. Lee (so long as the Lee Investors have the right to designate a nominee for director), one member designated by the Desai Investors (so long as the Desai Investors have the right to designate a nominee for director) and two members designated by Mr. Cornstein (which number will be reduced to one if Mr. Cornstein is only entitled to designate one nominee for director and none if Mr. Cornstein ceases to have the right to designate a nominee for director). The executive committee of the Company presently consists of Messrs. Lee, Desai, Matthews (who is an independent director), Cornstein and Kaplan. See 'Certain Transactions -- Stockholders' Agreement'.

     Under the Company's Restated Certificate of Incorporation, the Company's Board of Directors is classified into three classes. The members of each class will serve staggered three-year terms. Messrs. Desai and Lee are Class I directors; Messrs. Cornstein, Kaplan and Reiner are Class II directors; and Messrs. Matthews and Smith and Ms. Merriman are Class III directors. The terms of the Class III, Class I and Class II directors expire at the annual meeting of stockholders to be held in 1998, 1999 and 2000, respectively. Officers serve at the discretion of the Board of Directors.

     The business experience, principal occupations and employment of each of the executive officers and directors of the Company and Finlay Jewelry, together with their periods of service as directors and executive officers of the Company and Finlay Jewelry, are set forth below.

     DAVID B. CORNSTEIN has been Chairman of the Company since May 1993 and has been a director of the Company and Finlay Jewelry since their inception in December 1988. From December 1988 to January 1996, Mr. Cornstein was President and Chief Executive Officer of the Company. From December 1985 to December 1988, Mr. Cornstein was President, Chief Executive Officer and a director of a predecessor of the Company. Mr. Cornstein is a director of What A World!, Inc.

     ARTHUR E. REINER became President and Chief Executive Officer of the Company effective January 30, 1996. He has been Vice Chairman of the Board of the Company and Chairman of the Board and Chief Executive Officer of Finlay Jewelry since January 3, 1995. Prior to joining Finlay, Mr. Reiner had spent over 25 years with the Macy's organization. From February 1992 to October 1994, Mr. Reiner was Chairman and Chief Executive Officer of Macy's East, a subsidiary of Macy's. From 1988 to 1992, Mr. Reiner was Chairman and Chief Executive Officer of Macy's Northeast, which was combined with Macy's Atlanta division to form Macy's East in 1992. Mr. Reiner is also a director of Loehmann's, Inc.

     JOSEPH M. MELVIN was appointed as Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry on May 1, 1997. From September 1975 to March 1997, Mr. Melvin served in various positions with May, including, from 1990 to March 1997, as Chairman of the Board and Chief Operating Officer of Filene's.

     LESLIE A. PHILIP has been Executive Vice President of the Company since May 1997 and Executive Vice President -- Merchandising and Sales Promotion of Finlay Jewelry since May 1995. From 1993 to May 1995, Ms. Philip was Senior Vice President -- Advertising and Sales Promotion of Macy's, and from 1988 to 1993, Ms. Philip was Senior Vice President -- Merchandise -- Fine Jewelry at Macy's. Ms. Philip held various other positions at Macy's from 1970 to 1988.

     BARRY D. SCHECKNER has been Senior Vice President and Chief Financial Officer of Finlay Jewelry since December 1988. Mr. Scheckner has also been Senior Vice President and Chief Financial Officer of the Company since September 1992. Prior to September 1992, he was Treasurer of the Company. From February 1983 through December 1988 Mr. Scheckner held various finance and accounting positions with Finlay's predecessors.

     EDWARD STEIN has been Senior Vice President -- Director of Stores of Finlay Jewelry since July 1995. From December 1988 to June 1995, Mr. Stein was Vice President -- Regional Supervisor of Finlay Jewelry, and occupied similar positions with Finlay's predecessors from 1983 to December 1988.

     ROHIT M. DESAI has been a director of the Company and Finlay Jewelry since May 1993. Mr. Desai is the founder of and, since its formation in 1984, has been Chairman and President of Desai Capital Management Incorporated, a specialized equity investment management firm in New York which manages the assets of various institutional clients, including Equity-Linked Investors, L.P., Equity-Linked Investors-II and Private Equity Investors III, L.P. Mr. Desai is also the managing general partner of the general partners of each of Equity-Linked Investors, L.P. and Equity-Linked Investors-II and the managing member of the general partner of Private Equity Investors III, L.P. Mr. Desai serves as a director of The Rouse Company, Sunglass Hut International, Incorporated and Independence Community Bank Corp.

     JAMES MARTIN KAPLAN has been a director of the Company, Finlay Jewelry and their predecessors since 1985. Mr. Kaplan is a partner of the law firm of Tenzer Greenblatt LLP, counsel to the Company, which he joined in 1998. From 1977 to 1998, Mr. Kaplan was a partner with the law firm of Zimet, Haines, Friedman & Kaplan, former counsel to the Company. Mr. Kaplan is also a director of What A World!, Inc.

     THOMAS H. LEE has been a director of the Company and Finlay Jewelry since May 1993. Since 1974, Mr. Lee has been President of Thomas H. Lee Company. He is a director of First Security Services Corporation, Livent Inc., Playtex Products, Inc. and Vail Resorts, Inc.

     NORMAN S. MATTHEWS has been a director of the Company and Finlay Jewelry since July 1993. Mr. Matthews has been a retail consultant based in New York for over six years. Prior to that time, Mr. Matthews served as President of Federated. He is also a director of Toys 'R' Us, Inc., The Progressive Corporation, Loehmann's, Inc. and Lechters, Inc.

     HANNE M. MERRIMAN was elected a director of the Company and Finlay Jewelry in December 1997. Ms. Merriman is the Principal in Hanne Merriman Associates, a retail business consulting firm. Previously, she served as President of Nan Duskin, Inc., President and Chief Executive Officer of Honeybee, Inc., a division of Spiegel, Inc., and President of Garfinckel's, a division of Allied Stores Corporation. She is also a director of US Airways Group, Inc., CIPSCO, Inc. Central Illinois Public Service Company, State Farm Mutual Automobile Insurance Company, The Rouse Company, Ann Taylor Stores Corporation, T. Rowe Price Mutual Funds and Ameren Corporation. She is a member of the National Women's Forum and a Trustee of The American-Scandinavian Foundation. She was a member of the Board of Directors of the Federal Reserve Bank of Richmond, Virginia from 1984-1990 and served as Chairman in 1989-1990.

     WARREN C. SMITH, JR. has served as a director of the Company and Finlay Jewelry since May 1993. Mr. Smith is a Managing Director of Thomas H. Lee Company and has been employed by Thomas H. Lee Company since 1990. In addition, Mr. Smith is Vice President of THL Equity Trust, a general partner of THL Equity Advisors Limited Partnership, the general partner of Thomas H. Lee Equity Partners, L.P. He is also a director of Rayovac Corporation and Eye Care Centers of America, Inc.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the compensation in 1997, 1996 and 1995 of Finlay's Chief Executive Officer and each of the four other mostly highly compensated executive officers of the Company or Finlay Jewelry, including the Company's former Chief Executive Officer (collectively, the 'Named Executive Officers').

                                                                                LONG TERM COMPENSATION
                                                                            ------------------------------
                                      ANNUAL COMPENSATION                                    NUMBER OF
                        ------------------------------------------------    RESTRICTED       SECURITIES
 NAME AND PRINCIPAL                                       OTHER ANNUAL        STOCK          UNDERLYING          ALL OTHER
      POSITION          YEAR     SALARY     BONUSES     COMPENSATION (1)      AWARDS      OPTIONS/SARS (2)    COMPENSATION (3)
---------------------   ----    --------    --------    ----------------    ----------    ----------------    ----------------
ARTHUR E. REINER        1997    $750,000    $271,425        $ 17,706          --               300,000            $ 28,481
  President, Chief      1996     700,000     253,750         --               --               --                   27,495
  Executive Officer     1995     666,660     215,900         --               --               --                   22,315
  and Vice Chairman
  of the Company and
  Chairman and Chief
  Executive Officer
  of Finlay Jewelry

DAVID B. CORNSTEIN      1997     600,000     137,300          42,840          --               --                   52,609
  Chairman and          1996     600,000     137,500          42,977          --               --                   51,623
  former Chief          1995     600,000      65,900          41,011          --                66,667              51,753
  Executive Officer
  of the Company

JOSEPH M. MELVIN (4)    1997     263,200     120,000         --               --                50,000             154,312(5)
  Executive Vice        1996       --          --            --               --               --                  --
  President and         1995       --          --            --               --               --                  --
  Chief Operating
  Officer of the
  Company and
  President and Chief
  Operating Officer
  of Finlay Jewelry

LESLIE A. PHILIP (6)    1997     350,500     127,000         --               --                46,667              10,091
  Executive Vice        1996     320,000     116,000         --               --               --                    8,730
  President of the      1995     213,710      75,000         --               --                33,333               1,974
  Company and
  Executive Vice
  President--
  Merchandising
  and Sales
  Promotion of
  Finlay Jewelry

BARRY D. SCHECKNER      1997     300,500     109,000         --               --                13,000               9,384
  Senior Vice           1996     300,000     109,000         --               --               --                    8,398
  President and         1995     300,000      35,000         --               --                10,000               8,528
  Chief Financial
  Officer of the
  Company and Finlay
  Jewelry

------------------
(1) Represents tax equalization payments made in connection with life insurance premiums paid by Finlay on behalf of the Named Executive Officers.

(2) See '-- Option/SAR Grants in 1997'.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(3) Includes for each Named Executive Officer the sum of the following amounts earned in 1997, 1996 and 1995 for such Named Executive Officer.

                                                                              LIFE          RETIREMENT       MEDICAL
                                                                          INSURANCE (A)    BENEFITS (B)    BENEFITS (C)
                                                                          -------------    ------------    ------------
        Arthur E. Reiner.......................................   1997       $20,176          $5,575          $2,730
                                                                  1996        20,176           5,375           1,944
                                                                  1995        20,176          --               2,139

        David B. Cornstein.....................................   1997        44,304           5,575           2,730
                                                                  1996        44,304           5,375           1,944
                                                                  1995        44,304           5,310           2,139

        Joseph M. Melvin.......................................   1997           540          --               2,048
                                                                  1996        --              --              --
                                                                  1995        --              --              --

        Leslie A. Philip.......................................   1997         1,786           5,575           2,730
                                                                  1996         1,786           5,000           1,944
                                                                  1995           450          --               1,524

        Barry D. Scheckner.....................................   1997         1,079           5,575           2,730
                                                                  1996         1,079           5,375           1,944
                                                                  1995         1,079           5,310           2,139

------------------

     (a) Insurance premiums paid by Finlay with respect to life insurance for the benefit of the Named Executive Officer.

     (b) The dollar amount of all matching contributions and profit sharing contributions under Finlay's 401(k) profit sharing plan allocated to the account of the Named Executive Officer.

     (c) The insurance premiums paid in respect of the Named Executive Officer under Finlay's Executive Medical Benefits Plan.

(4) Mr. Melvin commenced employment with Finlay on May 1, 1997 and the salary above for 1997 reflects only compensation for the period from May 1, 1997 through January 31, 1998. Mr. Melvin's annual salary for 1997 was at the rate of $350,000.

(5) In addition to the other compensation set forth in Note 3 above, Mr. Melvin received $151,724 in 1997 for reimbursement of relocation expenses.

(6) Ms. Philip commenced employment with Finlay on May 15, 1995 and the salary above for 1995 reflects only compensation for the period from May 15, 1995 through February 3, 1996. Ms. Philip's annual salary for 1995 was at the rate of $300,000.

     On January 30, 1996, Mr. Reiner became President and Chief Executive Officer of the Company. He has also been Vice Chairman of the Company and Chairman and Chief Executive Officer of Finlay Jewelry since January 3, 1995. Mr. Cornstein continues as the Chairman of the Company. For a discussion of the employment arrangements with Messrs. Reiner and Cornstein, see 'Risk Factors -- Dependence on Key Officers' and '-- Employment Agreements and Change of Control Arrangements'.

LONG-TERM INCENTIVE PLANS

     The Company currently has two long-term incentive plans, for which it has reserved a total of 1,082,596 shares of Common Stock for issuance in connection with awards. Of this total, 732,596 shares of Common Stock have been reserved for issuance under the Company's Long Term Incentive Plan (the '1993 Plan'), of which 119,104 shares have been issued to date in connection with exercises of options granted under the 1993 Plan and 612,719 shares are reserved for issuance upon exercise of currently outstanding options. The remaining 773 shares of Common Stock are available for future grants under the 1993 Plan. In 1997, the Company's Board of Directors and stockholders approved the Company's 1997 Long Term Incentive Plan (the '1997 Plan' and, together with the 1993 Plan, the 'Incentive Plans'), which is intended as a successor to the 1993 Plan. The 1997 Plan is similar to the 1993 Plan and provides for the grant of the same types of awards as are currently available under the 1993 Plan. The maximum number of shares of Common Stock available for issuance under the 1997 Plan is 350,000. The Company has granted options to purchase 349,448 shares of Common Stock under the 1997 Plan. The remaining 552 shares of Common Stock are available for future grants under the 1997 Plan. See '-- Option/SAR Grants in 1997'.

     The Incentive Plans permit the Company to grant to key employees of the Company and its subsidiaries, consultants and certain other persons and directors of the Company (other than, in the case of the 1993 Plan, members of the Compensation Committee of the Company's Board of Directors), the following: (i) stock options; (ii) stock appreciation rights in tandem with stock options; (iii) limited stock appreciation rights in tandem with stock options; (iv) restricted or nonrestricted stock awards subject to such terms and conditions as the Compensation Committee shall determine; (v) performance units which are based upon attainment of performance goals during a period of not less than two nor more than five years and which may be settled in cash or in Common Stock in the discretion of the Company's Compensation Committee; or (vi) any combination of the foregoing. The 1997 Plan provides, however, that no participant may be granted, during any fiscal year, options or other awards relating to more than 175,000 shares of Common Stock.

     Under the Incentive Plans, the Company may grant stock options which are either 'incentive stock options' ('Incentive Options') within the meaning of
Section 422 of the Code, or non-incentive stock options ('Non-incentive Options'). Incentive Options are designed to result in beneficial tax treatment to the optionee, but no tax deduction for the Company. Nonincentive Options will not give the optionee the tax benefits of Incentive Options, but generally will entitle the Company to a tax deduction when and to the extent income is recognized by the optionee.

     The Incentive Plans are administered by the Compensation Committee of the Company's Board of Directors which, pursuant to the Incentive Plans, consists of at least two directors. Subject to the provisions of the Incentive Plans, the Compensation Committee has sole discretion (i) to select the individuals to participate in the Incentive Plans, (ii) to determine the form and substance of grants made under the Incentive Plans to each participant, and the conditions and restrictions, if any, subject to which grants are made, (iii) to interpret the Incentive Plans and (iv) to adopt, amend or rescind rules and regulations for carrying out the Incentive Plans as it may deem appropriate.

     The Incentive Plans provide that the per share exercise price of an option granted under the plans shall be determined by the Compensation Committee. The exercise price of an Incentive Option may not, however, be less than 100% of the fair market value of the Common Stock on the date the option is granted and the duration of an Incentive Option may not exceed ten years from the date of grant. In addition, an Incentive Option that is granted to an employee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the 'employer corporation' (as used in the Code) or any parent or subsidiary thereof shall have a per share exercise price which is at least 110% of the fair market value of the Common Stock on the date the option is granted and the duration of any such option may not exceed five years from the date of grant. Options granted under the Incentive Plans become exercisable at such time or times as the Compensation Committee may determine at the time the option is granted. Options are nontransferable (except by will or intestacy on the death of the optionee) and during a participant's lifetime are exercisable only by the participant.

     In making grants to employees under the Incentive Plans, the Company has on occasion utilized a uniform Agreement and Certificate of Option (the 'Option Agreement'), under which the Company grants ten-year options, 20% of which vest on each of the first five anniversaries of the grant date. The Option Agreement also contains transfer and certain other restrictions and provides that options not vested may expire, or shares acquired upon exercise of options may be repurchased at their exercise price, in the event of termination of employment under certain circumstances. In addition, the Option Agreement provides that (i) if an optionee's employment is terminated for 'Cause' (as defined in the Option Agreement), such optionee's options will terminate immediately, (ii) if an optionee's employment is terminated due to death, 'Disability' or 'Retirement' (each as defined in the Incentive Plans), such optionee's options become fully vested and exercisable for a period of 21 days following such termination and
(iii) if an optionee's employment is terminated for any other reason, such optionee's options remain exercisable to the extent vested for a period of 21 days following such termination.

     The Incentive Plans may be amended or terminated by the Board at any time, but no such termination or amendment may, without the consent of a participant, adversely affect the participant's rights with respect to previously granted awards. Under the 1993 Plan, the approval of the Company's stockholders is required for any amendment (i) to increase the maximum number of shares subject to awards under the 1993 Plan, (ii) to change the class of persons eligible to participate and/or receive incentive stock options under the 1993 Plan, (iii) to change the requirements for serving on the

Compensation Committee or (iv) to increase materially the benefits accruing to participants under the 1993 Plan. Under the 1997 Plan, the approval of the Company's stockholders is required to amend the 1997 Plan if the Compensation Committee determines that such approval would be necessary to retain the benefits of Rule 16b-3 under the Exchange Act (with respect to participants who are subject to Section 16 thereof), Section 162(m) of the Code (with respect to 'covered employees' within the meaning of Section 162(m) of the Code) or Section 422 of the Code (with respect to Incentive Options), or if stockholder approval is otherwise required by federal or state law or regulation or the rules of any exchange or automated quotation system on which the Common Stock may then be listed or quoted, or if the Board of Directors otherwise determines to submit the proposed amendment for stockholder approval.

     Subject to certain limitations set forth in the Incentive Plans, if the Compensation Committee determines that any corporate transaction or event affects the shares of Common Stock (or other securities or property subject to an award under the Incentive Plans) such that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plans, then the Compensation Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares (or other securities or property) with respect to which awards may be granted under the Incentive Plans, (ii) the number and type of shares (or other securities or property) subject to outstanding awards under the Incentive Plans or (iii) the grant or exercise price with respect to any awards under the Incentive Plans or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award (which, in the case of an option, will be equal to the positive difference, if any, between the Market Value (as defined in the Incentive Plans) of the shares covered by such option, as determined immediately prior to such corporate transaction or event, and the exercise price per share of such option).

OPTION/SAR GRANTS IN 1997

     In 1997, the Company granted options to purchase a total of 505,167 shares of Common Stock, of which options to purchase 300,000, 50,000, 46,667 and 13,000 shares were granted to Mr. Reiner, Mr. Melvin, Ms. Philip and Mr. Scheckner, respectively, at exercise prices ranging from $13.875 to $23.1875 per share. All of these options were granted under the 1997 Plan, except for 139,719 of the 300,000 options granted to Mr. Reiner. The options vest and become exercisable in equal installments on each of the first five anniversaries of the date of grant, except for the options granted to Mr. Reiner, which vest and become exercisable on January 2, 2001 so long as Mr. Reiner is employed by the Company on such date, subject to various terms and conditions regarding early vesting and early termination.

     The following table provides information related to the options granted to the Named Executive Officers during 1997. No stock appreciation rights were issued by the Company in 1997.

                                                                                                               POTENTIAL
                                                                                                               REALIZABLE
                                                                                                                 VALUE
                                                                                                               AT ASSUMED
                                                                                                                 ANNUAL
                                                                                                                 RATES
                                                         INDIVIDUAL GRANTS                                      OF STOCK
                         ---------------------------------------------------------------------------------       PRICE
                           NUMBER OF        % OF TOTAL                                                        APPRECIATION
                          SECURITIES       OPTIONS/SARS                                                        FOR OPTION
                          UNDERLYING        GRANTED TO                                                          TERM ($)
                         OPTIONS/SARS      EMPLOYEES IN      EXERCISE OR BASE PRICE                            ----------
        NAME              GRANTED (#)       FISCAL YEAR            ($/SHARE)            EXPIRATION DATE(S)         5%
---------------------    -------------     -------------     ----------------------     ------------------     ----------
Arthur E. Reiner ....       300,000             59.4%           $ 13.88 & $14.00          3/5/07 & 3/6/07      $2,628,757
David B. Cornstein...         --                 --                    --                       --                  --
Joseph M. Melvin ....        50,000              9.9                  14.88                    5/1/07             467,740
Leslie A. Philip ....        46,667              9.2               13.88 & 23.19         3/6/07 & 1/27/08         524,344
Barry D. Scheckner...        13,000              2.6                  13.88                    3/6/07             113,437

                       POTENTIAL
                       REALIZABLE
                         VALUE
                       AT ASSUMED
                         ANNUAL
                         RATES
                        OF STOCK
                         PRICE
                      APPRECIATION
                       FOR OPTION
                        TERM ($)
                       ----------
        NAME              10%
---------------------  ----------
Arthur E. Reiner ....  $6,661,788
David B. Cornstein...      --
Joseph M. Melvin ....   1,185,346
Leslie A. Philip ....   1,328,790
Barry D. Scheckner...     287,471

CERTAIN INFORMATION CONCERNING STOCK OPTIONS/SARS

     The following table sets forth certain information with respect to stock options exercised in 1997 as well as the value of stock options at the fiscal year end. No stock appreciation rights were exercised during 1997.

  AGGREGATED OPTION/SAR EXERCISES IN 1997 AND FISCAL YEAR-END OPTION/SAR VALUE

                                                                                NUMBER OF
                                                                                SECURITIES             VALUE OF
                                                                                UNDERLYING            UNEXERCISED
                                                                               UNEXERCISED           IN-THE-MONEY
                                                                               OPTIONS/SARS         OPTIONS/SARS AT
                                                    SHARES                     AT YEAR-END           YEAR-END ($)
                                                   ACQUIRED       VALUE        EXERCISABLE/          EXERCISABLE/
                     NAME                         ON EXERCISE    REALIZED     UNEXERCISABLE        UNEXERCISABLE (1)
-----------------------------------------------   -----------    --------    ----------------    ---------------------
Arthur E. Reiner...............................      --            --        34,632 / 334,631    $311,688 / $3,031,714
David B. Cornstein.............................      --            --        40,000 /  26,667      360,000 /   240,000
Joseph M. Melvin...............................      --            --            -- /  50,000           -- /   406,250
Leslie A. Philip...............................      --            --        13,333 /  66,667      157,498 /   475,834
Barry D. Scheckner.............................      --            --        13,600 /  21,400      187,392 /   210,473

------------------

(1) The values of Unexercised In-the-Money Options/SARs represent the aggregate amount of the excess of $23.00, the closing price for a share of Common Stock at year end, over the relevant exercise price of all 'in-the-money' options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is presently comprised of Rohit M. Desai and Thomas H. Lee. All decisions with respect to executive compensation of both the Company and Finlay Jewelry are currently made by the Compensation Committee. None of the present Compensation Committee members were, at any time, an officer or employee of the Company or any of its subsidiaries.

     In connection with the 1993 Recapitalization, the Company, the Lee Investors, the Desai Investors, the Management Stockholders and certain other stockholders entered into (i) the Registration Rights Agreement, which grants certain registration rights to the Lee Investors, the Desai Investors and the Management Stockholders and (ii) the Stockholders' Agreement, which granted certain rights to, and imposed certain restrictions on the rights of, the Lee Investors, the Desai Investors, the Management Stockholders and certain other stockholders. The predecessor to the Stockholders' Agreement was amended and restated in connection with the Initial Public Offering. See 'Certain Transactions'.

     In connection with the 1993 Recapitalization, the Company and Finlay Jewelry entered into management agreements with each of Thomas H. Lee Company (the 'Lee Management Agreement') and Desai Capital Management Incorporated (the 'Desai Management Agreement' and, together with the Lee Management Agreement, the 'Management Agreements'), affiliates of Mr. Lee and Mr. Desai, respectively. Pursuant to the Management Agreements, Thomas H. Lee Capital, LLC (as assignee of Thomas H. Lee Company) and Desai Capital Management Incorporated are entitled to receive $180,000 and $60,000 per year plus expenses, respectively, during the five-year period commencing May 1993 for consulting and management advisory services rendered to the Company and Finlay Jewelry. After the initial five-year term, each of the Management Agreements will be automatically renewable on an annual basis, unless any party thereto serves notice of termination at least 90 days prior to the renewal date. Each Management Agreement was renewed through May 1999. Each of the Management Agreements contains provisions entitling the managing company to indemnification under certain circumstances for losses incurred in the course of service to the Company or Finlay Jewelry.

     Any future transactions between the Company and/or Finlay Jewelry and the officers, directors and affiliates thereof will be on terms no less favorable to the Company and Finlay Jewelry than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of the disinterested directors of the Company or Finlay Jewelry, as the case may be.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     Effective January 3, 1995, Finlay entered into an employment agreement with Arthur E. Reiner to employ Mr. Reiner as Vice Chairman of the Company and Chairman and Chief Executive Officer of Finlay Jewelry. On January 30, 1996, as contemplated by Mr. Reiner's employment agreement, the Company's Board of Directors appointed Mr. Reiner to the office of President and Chief Executive Officer of the Company. The employment agreement, as subsequently amended, provides for Mr. Reiner to serve in these offices for a term expiring on January 31, 2001. Pursuant to the employment agreement, Mr. Reiner received an annual base salary of approximately $666,660 in 1995, which was increased to $700,000 on the first day of 1996 and to $750,000 on the first day of 1997. Thereafter, further increases will be at the discretion of the Board of Directors of the Company. In addition to his annual base salary, Mr. Reiner is entitled to an annual bonus payment based on a target incentive amount equal to one-half of his base salary for the applicable year (the 'Incentive Amount'). The payment of the bonus in respect of a particular year will be based on the achievement by Finlay of certain financial performance criteria based on EBITA-FIFO (the 'Target Level'), with 20% of the Incentive Amount payable if 90% of the Target Level is achieved, increasing incrementally on a pro rata basis to 80% of the Incentive Amount payable if 100% of the Target Level is achieved, increasing further incrementally on a pro rata basis to 160% of the Incentive Amount payable if 140% of the Target Level is achieved, and if over 140% of the Target Level is achieved, the annual bonus payment shall equal 160% of the Incentive Amount plus 1% of the Incentive Amount for each percentage point by which Finlay's measured performance exceeds 140% of the Target Level. Notwithstanding the foregoing, with respect to 1996 and 1997, pursuant to the terms of his employment agreement, Mr. Reiner received bonuses in the amounts of $253,750 and $271,425, respectively.

     Under the agreement, Mr. Reiner received in January 1995 options under the 1993 Plan to purchase 69,263 shares of Common Stock at an exercise price of $14.00 per share. Of those options, one-half are time-based and one-half performance-accelerated, vesting in ten years subject to accelerated vesting upon achievement of specified performance goals. Of the time-based options, one-third became exercisable on each of February 3, 1996, February 1, 1997, and January 31, 1998. One-third of the performance-accelerated options will vest for each fiscal year commencing with 1995 for which EBITA-FIFO in the applicable year equals or exceeds certain specified target levels in that year and any subsequent year. To date, none of the performance-accelerated options have vested.

     In the event of Mr. Reiner's termination of employment either by the Company for 'Cause' (as defined in the agreement), by Mr. Reiner for any reason (other than 'Good Reason', as defined in the agreement) or as a result of Mr. Reiner's death or Disability (as defined in the agreement), all the options, to the extent not then exercisable, shall terminate. In the event of Mr. Reiner's termination of employment either by the Company without 'Cause' or by Mr. Reiner for 'Good Reason', all the options, to the extent not then exercisable, shall thereupon become fully exercisable. In the event of Mr. Reiner's termination of employment for any reason after January 31, 1998, all performance-accelerated options, to the extent not then exercisable, shall terminate. In addition, in the event of a 'Change of Control' (as defined in the agreement), (i) any outstanding time-based options shall become exercisable and (ii) the performance-accelerated options will vest to the extent (a) the 'Enterprise Value' of the Company (as defined in the agreement) exceeds certain established 'Enterprise Value' targets set forth in the agreement with respect to the fiscal year in which the 'Change of Control' occurs or (b) the 'Change of Control' represents a per share of Common Stock transaction price in excess of 130% of the fair market value per share of Common Stock determined immediately prior to the public announcement of such 'Change of Control'.

     Upon the commencement of his employment, Mr. Reiner purchased 138,525 shares of Common Stock (the 'Purchased Shares') at a purchase price of $7.23 per share. The aggregate purchase price of the Purchased Shares was paid in the form of a note issued by Mr. Reiner to the Company, the repayment of which is secured by the Purchased Shares and certain proceeds received by Mr. Reiner upon disposition of the Purchased Shares or upon any distribution paid on or with respect to the Purchased Shares. In the event Mr. Reiner's employment is terminated, the Purchased Shares (together with vested options and shares issued upon exercise of vested options ('Option Shares')) are subject to certain call rights and the Option Shares are additionally subject to certain put rights. In the event the Company does not exercise its call rights, the rights may be exercised by the Lee Investors and the Desai Investors, pro rata based on their respective ownership of Common Stock. The Purchased Shares and Option Shares are subject to certain restrictions on transfer and registration rights set forth in the agreement and are subject to the Stockholders' Agreement and the Registration Rights Agreement, other than the provisions thereof relating to restrictions on transfer. See 'Certain Transactions -- Stockholders' Agreement' and 'Certain Transactions -- Registration Rights Agreement'.

     Under Mr. Reiner's agreement, subject to certain specified limitations, Finlay is required to maintain life insurance on the life of Mr. Reiner in the amount of $5.0 million, payable to his beneficiaries, and to provide Mr. Reiner with catastrophic health insurance. In addition, Finlay is required to reimburse Mr. Reiner for any income taxes owed by him as a result of the premiums paid by Finlay with respect to such life insurance. The employment agreement also provides for Mr. Reiner to receive an annual allowance for business use of an automobile of up to $15,000.

     Mr. Reiner's agreement provides that if his employment is terminated prior to a 'Change of Control' either by the Company without 'Cause' or by Mr. Reiner for 'Good Reason', Mr. Reiner will continue to receive his base salary for the balance of the term and bonus compensation (calculated as though 110% of the Target Level were achieved) as if such termination had not occurred. In the event he is terminated without 'Cause' and coincident with or following a 'Change of Control', Mr. Reiner shall be entitled to a lump sum payment equal to 299% of his 'base amount' (as defined in Section 280G(b)(3) of the Code). In the event that Mr. Reiner voluntarily terminates his employment within one year following a 'Change of Control' in connection with which the acquirer did not expressly assume Mr. Reiner's agreement and extend its term for an additional three years or otherwise offer Mr. Reiner a contract on terms no less favorable than those provided under the existing agreement providing for a term of at least three years, or if he terminates his employment following a 'Change of Control' for 'Good Reason', he will be entitled to a payment equal to 299% of the 'base amount'. In the event that Mr. Reiner is terminated for 'Cause' or if he voluntarily terminates his employment without 'Good Reason' prior to the occurrence of a 'Change of Control', he shall be entitled to receive his base salary through the date of termination and any bonus earned with respect to a previously completed fiscal year which remains unpaid. Payments made to Mr. Reiner upon termination of employment are subject to certain restrictions in the event that such payments constitute 'parachute payments' under Section 280G(b)(2) of the Code. In addition, Mr. Reiner is required to mitigate certain payments made to him under the agreement under certain limited circumstances.

     Under Mr. Reiner's agreement, a 'Change of Control' occurs when (i) a person or group other than certain of the Company's existing stockholders and certain related parties becomes the beneficial owner of 50% or more of the aggregate voting power of the Company, (ii) during any period of two consecutive calendar years, there are certain changes in the composition of the Company's Board of Directors or (iii) there is a sale of all or substantially all of the Company's assets.

     On March 5, 1997, Mr. Reiner received an option under the 1993 Plan to purchase an aggregate of 139,719 shares of Common Stock at an exercise price of $14.00 per share. The option vests and becomes exercisable on January 2, 2001 so long as Mr. Reiner remains employed by the Company; provided, however, that the option is subject to early vesting and early termination under certain circumstances and are subject to various conditions. The Company has also granted to Mr. Reiner an additional option under the 1997 Plan to purchase 160,281 shares of Common Stock, which option has an exercise price of $13.875 per share and is subject to similar terms and conditions regarding vesting and termination.

     Effective May 26, 1993, Mr. Cornstein entered into an employment agreement with Finlay providing for his employment as President and Chief Executive Officer, and his appointment as Chairman of the Board, of the Company for a term expiring on January 31, 1998. On January 30, 1996, Mr. Reiner was appointed President and Chief Executive Officer of the Company. Mr. Cornstein continues as the Chairman of the Company. Mr. Cornstein's employment contract was extended through January 31, 1999. Upon the expiration of the term of his employment agreement on January 31, 1999, Mr. Cornstein is expected to become Chairman Emeritus of the Company.

     Under his employment agreement, Mr. Cornstein is entitled to an annual salary of $600,000 through the term of his agreement. In addition to his annual salary, Mr. Cornstein is entitled to receive an annual bonus payment up to a maximum of $250,000. The payment of the bonus in respect of a particular year will be based on the achievement by Finlay of the Target Level, with 20% of the maximum bonus payable if 90% of the Target Level is achieved, increasing incrementally on a pro rata basis to 60% of the maximum bonus level payable if 100% of the Target Level is achieved, and further increasing incrementally on a pro rata basis to 100% of the maximum bonus payable if 120% of the

Target Level is achieved. In addition, the Board may award bonus compensation outside of the bonus prescribed under Mr. Cornstein's employment agreement.

     Under Mr. Cornstein's employment agreement, Finlay is required to maintain insurance of $10.0 million on the life of Mr. Cornstein, payable to his beneficiaries, and Mr. Cornstein is entitled to reimbursement for the income tax liability resulting from Finlay's payment of premiums for the insurance. Furthermore, the agreement requires Finlay to procure and pay for catastrophic health insurance and the income tax liability related to such payments, if any.

     The agreement further provides that if Mr. Cornstein is terminated other than for 'Cause' (as defined therein) or if he elects, as provided in the agreement, to treat certain acts or omissions of the employer as a termination of employment without 'Cause', Mr. Cornstein will, in addition to continuing to receive his base salary, bonus and other benefits provided thereunder for the balance of the term, also be entitled to receive a severance payment equal to the sum of one year's base salary plus the average of the annual bonuses paid during the term of the agreement (the 'Severance Amount'). The agreement provides that the Severance Amount will be paid over a two-year period commencing at the scheduled expiration of the term. In addition, if Mr. Cornstein's agreement is not extended or renewed at the scheduled expiration of its term, Mr. Cornstein will also be entitled to a severance payment equal to the Severance Amount.

     Under Mr. Cornstein's agreement, in the event of a 'Change of Control' (as defined therein) of the Company, if at any time within twelve months following the 'Change of Control' Mr. Cornstein is no longer employed by Finlay (or any entity which succeeds to the obligations of Finlay under the employment agreement following the 'Change of Control') for any reason other than death or disability, Mr. Cornstein will be entitled to a lump sum payment ('Change of Control Payment') equal to the net present value of the base salary and bonus payable to him over the remainder of the term (calculated, in the case of the bonus, assuming the annual bonuses payable for each remaining year shall equal the average of the annual bonuses paid to him for preceding years during the term). If the Change of Control Payment, however, does not equal or exceed the lesser of (i) 299% of the Severance Amount or (ii) the amount, if any, by which the fair market value of (a) equity interests in the Company and Finlay Jewelry which Mr. Cornstein continues to hold after the Change of Control, (b) amounts which he is entitled to receive in exchange for or as a distribution in respect of his equity interests in the Company and Finlay Jewelry as a result of the 'Change of Control' and (c) any other consideration received as a result of the 'Change of Control' (other than pursuant to his employment agreement) is less than $7.5 million, then Mr. Cornstein shall receive, in lieu of the Change of Control Payment, the lesser of (i) and (ii).

     Under Mr. Cornstein's agreement, a 'Change of Control' occurs when (i) a person or group other than certain of the Company's existing stockholders and certain related parties becomes the beneficial owner of 50% or more of the aggregate voting power of the Company or (ii) during any period of two consecutive calendar years, there are certain changes in the composition of the Company's Board of Directors.

     A portion of any payments which may be made upon a 'Change of Control' may be deemed an 'excess parachute payment' within the meaning of the Code, in which event the portion will not be a deductible expense for tax purposes for the Company.

     On March 30, 1995, Mr. Cornstein received an option under the 1993 Plan to purchase an aggregate of 66,667 shares of Common Stock at an exercise price of $14.00 per share. Twenty percent of these options vested immediately, and an additional 20% of the options vest on each of the first four anniversaries of the grant date.

     On May 1, 1997, the Company appointed Mr. Melvin to serve as Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry. The Company has agreed to pay to Mr. Melvin an annual base salary of $350,000 as well as an annual bonus based on the achievement of certain targets. In addition, Mr. Melvin was paid a $25,000 bonus upon his joining the Company and, in July 1997, received from Finlay a $295,000 non-interest-bearing loan, which is payable in full upon the earliest of (i) ten days after Mr. Melvin has closed on the sale of his home in Massachusetts, (ii) July 16, 1998 and (iii) the date of termination of his employment with

Finlay for any reason. On May 1, 1997, Finlay granted to Mr. Melvin an option under the 1997 Plan to purchase 50,000 shares of Common Stock at an exercise price per share equal to $14.875. The option will vest in equal installments on each of the first five anniversaries of the grant date. The option will be subject to early termination under certain circumstances and will be subject to various conditions. Mr. Melvin is also eligible for benefits that are available to other senior executives of Finlay, including reimbursement of moving and relocation expenses. If Mr. Melvin's employment is terminated by Finlay without cause (not including death or disability) or his title is changed to a lesser title, he is entitled to receive a lump sum payment equal to one year's base salary.

DIRECTORS' COMPENSATION

     Directors who are employees receive no additional compensation for serving as members of the Board. Messrs. Lee, Desai, Smith and Kaplan receive no compensation for serving as directors of the Company. For a discussion of certain fees paid to affiliates of Messrs. Lee and Desai, see 'Compensation Committee Interlocks and Insider Participation'. For serving as a director of the Company, Mr. Matthews and Ms. Merriman each receives aggregate compensation at the rate of $20,000 per year. Prior to the Initial Public Offering, Finlay had an agreement to engage Mr. Matthews as a consultant at a per diem rate of $2,500, with such fees in the aggregate not to exceed $80,000 per year. In 1997, 1996 and 1995, Mr. Matthews received a total of $20,000, $20,000, $20,000, respectively, for his services as a director and consultant. The consulting agreement between Finlay and Mr. Matthews was terminated upon completion of the Initial Public Offering, except that all of the provisions of the consulting agreement relating to options to purchase Common Stock granted to Mr. Matthews (as described below) remained in effect. Ms. Merriman receives a fee of $1,000 for each regular and special meeting attended and a fee of $500 for each committee meeting attended. Mr. Matthews was granted, effective as of July 1993, options under the 1993 Plan to purchase 33,333 shares of Common Stock, 16,667 of which have an exercise price of $12.00 per share and 16,666 of which have an exercise price of $16.50 per share. Twenty percent of these options vest on each of the first five anniversaries of the grant date, with the unvested portion of the options fully vesting on a 'Change of Control' (as defined in the consulting agreement). On March 30, 1995, Mr. Matthews was granted additional options under the 1993 Plan to purchase 16,667 shares of Common Stock at a price of $14.00. Twenty percent of these options vested immediately, and an additional twenty percent of the options vest on each of the first four anniversaries of the grant date. On January 30, 1996, Mr. Matthews was granted additional options under the 1993 Plan to purchase 10,000 shares of Common Stock at a price of $11.16 per share, which options vested and became exercisable in January 1997. In addition, on March 6, 1997, Mr. Matthews was granted an option under the 1997 Plan to purchase 20,000 shares of Common Stock at an exercise price of $13.875 per share, twenty percent of which options will vest on each of the first five anniversaries of the grant date. All of Mr. Matthews' options are subject to early termination under certain circumstances and are subject to various conditions. Ms. Merriman was granted, effective as of December 3, 1997, options under the 1997 Plan to purchase 5,000 shares of Common Stock at a price of $21.3125. All of these options vest on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

INDEMNIFICATION AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

     Prior to the completion of the Initial Public Offering, Finlay entered into indemnification agreements with each of its directors and executive officers. For a complete description of these agreements, see 'Certain
Transactions -- Certain Other Transactions'.

                              CERTAIN TRANSACTIONS

THE 1993 RECAPITALIZATION

     In connection with the 1993 Recapitalization, the Lee Investors and the Desai Investors invested in units consisting of the Company's Series C Preferred Stock and Common Stock. Concurrently, certain other existing classes of preferred stock and all outstanding warrants to purchase Common Stock were redeemed. These equity related transactions resulted in the Lee Investors and the Desai Investors obtaining beneficial ownership of 52.6% of the then-outstanding Common Stock.

     The 1993 Recapitalization also included the public issuance by the Company of units consisting of the Old Debentures and Common Stock, the public issuance by Finlay Jewelry of the Old Notes and the refinancing of the Company's outstanding term loans and revolving indebtedness with the Revolving Credit Agreement. In connection with the 1993 Recapitalization, certain executive officers and directors of the Company and Finlay Jewelry entered into new employment agreements with Finlay. Also in connection with the 1993 Recapitalization, Finlay entered into the Lee Management Agreement with an affiliate of the Lee Investors and the Desai Management Agreement with an affiliate of the Desai Investors. In July 1993, Finlay entered into a consulting agreement with Norman Matthews, which was terminated, in part, upon completion of the Initial Public Offering. See '-- Employment Agreements and Change of Control Arrangements', '-- Compensation Committee Interlocks and Insider Participation' and '-- Directors' Compensation' under the caption 'Management -- Executive Compensation'.

THE INITIAL PUBLIC OFFERING, SERIES C EXCHANGE AND STOCKHOLDER PURCHASE

     In April 1995, the Company completed the Initial Public Offering, in which 2,615,000 shares of Common Stock were sold to the public at a price of $14.00 per share, 2,500,000 of which were sold by the Company and 115,000 of which were sold by certain non-management selling stockholders. The Company used the net proceeds of the Initial Public Offering to repurchase a portion of the outstanding Old Debentures and the balance thereof to reduce a portion of the outstanding balance under, and accrued interest on, the Revolving Credit Agreement and to pay transaction costs. As part of the Initial Public Offering, the Lee Investors, the Desai Investors and the Management Stockholders purchased an aggregate of 208,163 shares of Common Stock from the underwriters of the Initial Public Offering at the initial public offering price of $14.00 per share. Immediately prior to completion of the Initial Public Offering, the holders of the Company's Series C Preferred Stock exchanged all outstanding shares of Series C Preferred Stock with the Company for 2,581,784 shares of Common Stock. For the purposes of the Series C Exchange, the outstanding Series C Preferred Stock was (i) valued at its liquidation value of $30,000,000 plus $6,145,000 of accrued dividends through April 13, 1995, paid in kind at a quarterly rate of 2.5%, and (ii) exchanged for Common Stock at the price of the Initial Public Offering. In connection with the Series C Exchange, a $10,000,000 non-recurring, non-cash charge representing the difference between the liquidation value and the carrying value of the Series C Preferred Stock was recorded.

STOCKHOLDERS' AGREEMENT

     Prior to completion of the Initial Public Offering, the Lee Investors, the Desai Investors, the Management Stockholders, all employees holding options to purchase Common Stock, certain private investors and the Company entered into the Stockholders' Agreement, which sets forth certain rights and obligations of the parties with respect to the Common Stock and corporate governance of the Company. Any employees of Finlay not parties to the Stockholders' Agreement who received options to purchase Common Stock in connection with their employment have been, and will continue to be, required to become parties to the Stockholders' Agreement.

     The Stockholders' Agreement, as amended, provides that the stockholders who are parties thereto must vote their shares to fix the number of members of the Board of Directors of the Company at eight and vote in favor of six directors who are nominated as follows: two by the Lee Investors; one by the Desai Investors; two by Mr. Cornstein (one of whom must be a management employee of the Company); and one by Mr. Reiner.

     Notwithstanding the foregoing, the right of various persons to designate directors will be reduced or eliminated at such time as they own less than certain specified percentages of the shares of Common Stock then outstanding or in certain cases are no longer an employee of the Company. Upon completion of the Equity Offering, the number of directors that the Lee Investors have the right to nominate will be reduced from two to one. The designees of the Lee Investors currently serving on the Board of Directors are Messrs. Lee and Smith; the designee of the Desai Investors is Mr. Desai; the designees of Mr. Cornstein are Messrs. Cornstein and Kaplan; and Mr. Reiner is his own designee. The Stockholders' Agreement also provides for the Executive Committee to consist of five directors, including one director not a party to the Stockholders' Agreement selected by the Board of Directors, one member designated by Mr. Lee (so long as the Lee Investors have the right to designate a nominee for director), one member designated by the Desai Investors (so long as the Desai Investors have the right to designate a nominee for director) and two members designated by Mr. Cornstein (which number will be reduced to one if Mr. Cornstein is only entitled to designate one nominee for director and none if Mr. Cornstein ceases to have the right to designate a nominee for director). When a stockholder or group of stockholders loses the right to designate a director, such director is to be designated instead by a majority of the directors of the Company. The Executive Committee of the Company's Board consists at present of Messrs. Lee, Desai, Matthews (who is an independent director), Cornstein and Kaplan.

     In addition, the Stockholders' Agreement provides that the parties thereto have (i) certain 'come along' rights allowing them to participate in private sales of Common Stock by parties selling at least a majority of the outstanding shares of Common Stock and (ii) certain 'take along' rights allowing parties who are selling at least a majority of the outstanding shares of Common Stock to require the other parties to the Stockholders' Agreement to sell all or a portion of their shares of Common Stock to the same purchaser in the same transaction on the same terms.

REGISTRATION RIGHTS AGREEMENT

     The Registration Rights Agreement grants certain registration rights to the Lee Investors, the Desai Investors, certain other investors and the Management Stockholders. Lee Investors and Desai Investors who together hold at least 31% of the outstanding 'Registrable Securities' (as defined in the Registration Rights Agreement) are entitled to request jointly, and the Company shall be obligated to effect, up to three registrations of 'Registrable Securities'. On or after June 1, 1998, the Lee Investors and the Desai Investors may demand registration without the other under certain circumstances. The Registration Rights Agreement also provides that stockholders who are parties thereto (other than the Lee Investors and the Desai Investors) holding in the aggregate at least 20% of the 'Registrable Securities' then outstanding will have the right on one occasion to require the Company to file a registration statement with the Commission covering all or a portion of their 'Registrable Securities' in certain circumstances. In addition, under the Registration Rights Agreement, if the Company proposes to register shares of Common Stock under the Securities Act, either for its own account or for the account of others (other than a registration statement that relates to employee benefit plans or is otherwise unavailable for registering the 'Registrable Securities' for sale to the public), then each party to the Registration Rights Agreement will have the right, subject to certain restrictions and priorities, to request that the Company register its shares of Common Stock in connection with such registration. The Lee Investors are offering securities in the Equity Offering that have been registered pursuant to the Registration Rights Agreement. Under the Registration Rights Agreement, the holders of 'Registrable Securities', on the one hand, and the Company, on the other, agree to indemnify each other for certain liabilities, including liabilities under the Securities Act, in connection with any registration of shares subject to the Registration Rights Agreement.

CERTAIN OTHER TRANSACTIONS

     Prior to completion of the Initial Public Offering, Finlay entered into indemnification agreements with each of Finlay's directors and certain executive officers. The indemnification agreements require, among other things, that Finlay indemnify its directors and executive officers against certain liabilities and associated expenses arising from their service as directors and executive officers of Finlay and reimburse certain related legal and other expenses. In the event of a Change of Control (as defined therein) Finlay will, upon request by an indemnitee under the agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification. Finlay covers each director and certain executive officers under a directors and officers liability policy maintained by Finlay in such amounts as the Board of Directors of the Company finds reasonable. Although the indemnification agreements offer coverage similar to the provisions in the Company's Certificate of Incorporation and the DGCL, they provide greater assurance to directors and officers that indemnification will be available because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

     The law firm of Zimet, Haines, Friedman & Kaplan provided legal services to Finlay Jewelry and the Company. James Martin Kaplan, a director of Finlay Jewelry and the Company, was a partner with Zimet, Haines, Friedman & Kaplan from 1977 to 1998. In 1995, Finlay Jewelry and the Company paid an aggregate of $904,460 for legal services rendered to them by such law firm.

     For information relating to certain transactions involving members of management or others, see '-- Compensation Committee Interlocks and Insider Participation' and '-- Employment Agreements and Change of Control Arrangements' under the caption 'Management -- Executive Compensation'.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following summary of certain agreements and instruments of the Company does not purport to be complete and is qualified in its entirety by reference to the various agreements and instruments described, including the definitions of certain capitalized terms used herein, copies of certain of which have been included as exhibits to various filings by the Company with the Commission. See 'Available Information'.

SENIOR NOTES

     The Senior Notes are being offered by a separate prospectus and the following description is qualified in its entirety by the information set forth in that prospectus. The Senior Notes will be senior unsecured general obligations of Finlay Jewelry. The Senior Notes will mature on May 1, 2008 and will be limited to $150.0 million aggregate principal amount. Interest on the Senior Notes will accrue at the rate of 8 3/8% per annum and will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 1998. The Senior Notes will not be entitled to the benefit of any sinking fund.

     The Senior Notes will be subject to redemption on and after May 1, 2003, at the option of Finlay Jewelry, in whole or in part, upon not less than 30 nor more than 60 days' notice (which notice may be revoked by Finlay Jewelry under certain circumstances), at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

YEAR                                                                PERCENTAGE
-----------------------------------------------------------------   ----------
2003.............................................................     104.188%
2004.............................................................     102.792%
2005.............................................................     101.396%
2006 and thereafter..............................................     100.000%

     Notwithstanding the foregoing, during the first 36 months after the date of the prospectus relating to the Senior Notes, Finlay Jewelry may on any one or more occasions redeem up to an aggregate of $50.0 million in principal amount of Senior Notes at a redemption price of 108.375% of the principal amount thereof, in each case plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of one or more Public Equity Offerings (as defined in the Senior Note Indenture) by Finlay Enterprises; provided that at least $100.0 million in aggregate principal amount of Senior Notes remain outstanding immediately after the occurrence of such redemption; and, provided further, that such redemption shall occur within 120 days of the date of the closing of any such Public Equity Offering.

     In the event of a Change of Control (as defined in the Senior Note Indenture), each Holder (as defined in the Senior Note Indenture) of Senior Notes will have the right to require Finlay Jewelry to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of the Holder's Senior Notes at an offer price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

     The Senior Note Indenture will contain certain covenants that will, among other things, limit the ability of Finlay Jewelry and its subsidiaries to incur additional indebtedness, issue Disqualified Stock (as defined in the Senior Note Indenture), pay dividends or distributions, make investments or certain other Restricted Payments (as defined in the Senior Note Indenture), enter into certain transactions with affiliates, dispose of certain assets, incur liens and engage in mergers and consolidations.

REVOLVING CREDIT AGREEMENT

     On September 11, 1997, Finlay Enterprises and Finlay Jewelry entered into an amended senior secured Revolving Credit Agreement with various lenders and financial institutions, including General Electric Capital Corporation, as agent ('G.E. Capital'), in the aggregate amount of up to $175.0 million, which amount was increased to $225.0 million in connection with the completion of the Diamond Park Acquisition in October 1997. The Revolving Credit Agreement replaced the Company's prior secured revolving facility commitment totaling $135.0 million. The Company has obtained a commitment from the lenders to amend the Revolving Credit Agreement to increase the line of credit thereunder to $275.0 million and to make certain other changes thereto. Such commitment is conditioned upon, among other things, the simultaneous completion of the Equity Offering or the incurrence of the Additional Indebtedness by Finlay Enterprises. There can, however, be no assurance that the Revolving Credit Agreement will be amended as presently contemplated or at all.

     The Revolving Credit Agreement, which matures March 11, 2003, provides for borrowings of up to $225.0 million based on an advance rate of (i) up to 85% of eligible accounts receivable and (ii) up to 60% of eligible owned inventory (the 'Borrowing Base'), except that the Borrowing Base attributable to foreign inventory and receivables may not exceed $20.0 million. Eligibility criteria is established by G.E. Capital, which retains the right to adjust the Borrowing Base in its reasonable judgment by revising standards of eligibility, establishing reserves and/or increasing or decreasing from time to time the advance rates (except that any increase in the Borrowing Base rate percentages shall require the consent of the Majority Lenders (as defined)). Finlay Enterprises is a co-obligor with Finlay Jewelry under the Revolving Credit Agreement with respect to amounts permitted to be borrowed by the Company thereunder plus accrued and unpaid interest thereon. Finlay is allowed to use up to $30.0 million of the Revolving Credit Agreement for the issuance or guarantee of letters of credit issued for the account of Finlay Jewelry. The outstanding revolving credit balance and letter of credit balance under the Revolving Credit Agreement are required to be reduced in each year to $50.0 million or less and $20.0 million or less, respectively, for a 30 consecutive day period. Funds available under the Revolving Credit Agreement are utilized to finance seasonal cash and other working capital needs.

     Mandatory Prepayments. The net proceeds from the sale of all non-inventory assets (and from all inventory sales other than those in the ordinary course of business) and cash received outside the ordinary course of business is required to be paid to G.E. Capital without permanent reduction of the amount of Revolving Credit Agreement commitment, except as set forth below. In the event of the sale of all or substantially all of the assets or capital stock of Sonab, the amount of the Revolving Credit Agreement commitment would be permanently reduced by $20.0 million (or such greater amount as may be agreed upon by Finlay and the Majority Lenders).

     In the event of a merger, acquisition or sale of Finlay Enterprises or Finlay Jewelry, or sale of a material portion of Finlay Jewelry's assets, or a Change of Control (as defined in the Old Note Indenture), the amounts outstanding under the Revolving Credit Agreement would be immediately due and payable (together with accrued and unpaid interest thereon), unless otherwise approved by the Majority Lenders.

     Prepayment Premium. The Revolving Credit Agreement may at any time be prepaid in whole or in part by Finlay without premium, fee or charge, subject to certain limited exceptions.

     Interest. Amounts outstanding under the Revolving Credit Agreement bear interest at a rate equal to, at Finlay's option, (i) the Index Rate (as defined) plus 0.5% or (ii) adjusted LIBOR plus 1.5%. Commencing in late 1998, amounts outstanding under the Revolving Credit Agreement will bear interest at a rate equal to, at Finlay's option, (i) the Index Rate plus a margin ranging from zero to 1.00% or (ii) adjusted LIBOR plus a margin ranging from 1.00% to 2.00%, in each case depending on the financial performance of the Company. 'Index Rate' is defined as the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the 'base rate on corporate loans at large U.S. money center commercial banks' (unless not so quoted in which case a specified rate of interest published by the Federal Reserve Board will apply), and (ii) the Federal Funds Rate plus 50 basis points per annum. Upon the occurrence (and during the continuance) of an event of default under the Revolving Credit Agreement, interest would accrue at a rate which is 2% in excess of the rate otherwise applicable.

     Guaranty. Amounts owed under the Revolving Credit Agreement are the direct obligations of Finlay Jewelry and are guaranteed by all subsidiaries of the Company.

     Security. The Revolving Credit Agreement is secured by a first priority perfected security interest in all of Finlay Jewelry's (and any subsidiary's) present and future tangible and intangible assets, excluding any of the Company's lease agreements which are not assignable without the lessor's consent. Upon the occurrence of a specified event of default under the Revolving Credit Agreement, the Company would be required, upon G.E. Capital's request, to use its best efforts to obtain for G.E. Capital a perfected first priority security interest in those of the Company's lease agreements as to which G.E. Capital shall have not theretofore received such security interest. G.E. Capital also received a pledge of all the outstanding stock of any subsidiaries of Finlay Jewelry.

     Covenants. The Revolving Credit Agreement contains customary covenants, including limitations on or relating to capital expenditures, liens, indebtedness, investments, merger, acquisitions and similar transactions, the payment of dividends and other restricted payments, affiliate transactions and management compensation. In addition, the lenders have the right to approve (such approval not to be unreasonably withheld) certain private sales of Common Stock. The Revolving Credit Agreement also contains various financial covenants, including minimum earnings and fixed charge coverage ratio requirements.

     Events of Default. The Revolving Credit Agreement provides for events of default customary in facilities of its type. An event of default would also occur if lease agreements generating specified levels of revenues over certain periods are cancelled or otherwise no longer in effect (and, in certain instances, not mitigated as a result of new leases). In addition, if a perfected first priority security interest in the Company's lease agreements is not obtained when required (following specified events of default), an additional default would occur under the Revolving Credit Agreement.

     Fees and Expenses. The Revolving Credit Agreement provides for an annual agency fee comprised of $200,000 payable annually in advance and $250,000 which amount is payable at the rate of $50,000 annually in advance. Furthermore, the Revolving Credit Agreement requires payment of an administrative fee of $125,000 payable annually in advance. Also, a letter of credit fee equal to the Applicable Eurodollar Margin (as defined) is charged in respect of letters of credit guaranteed under the Revolving Credit Agreement and an unused facility fee equal to 37.5 basis points per annum on the average unused daily balance of the Revolving Credit Agreement is payable monthly in arrears.

GOLD CONSIGNMENT AGREEMENT

     In August 1995, Finlay Jewelry entered into the Gold Consignment Agreement with Rhode Island Hospital Trust National Bank ('RIHT'), which expires on May 31, 1998. The Gold Consignment Agreement enables Finlay Jewelry to receive merchandise by providing gold, or otherwise making payment, to certain vendors who currently supply Finlay with merchandise on consignment. While the merchandise involved remains consigned, title to the gold content of the merchandise transfers from the vendors to RIHT. As a result, such vendors have reduced their working capital requirements and associated financing costs. Consequently, Finlay has negotiated more favorable prices and terms with the participating vendors.

     Finlay Jewelry can obtain, pursuant to the Gold Consignment Agreement, up to the lesser of (i) 85,000 fine troy ounces or (ii) $25.0 million worth of gold, subject to a formula as prescribed by the Gold Consignment Agreement. Under the Gold Consignment Agreement, Finlay is required to pay a daily consignment fee on the dollar equivalent of the fine gold value of the ounces of gold consigned thereunder. The daily consignment fee is based on a floating rate which, as of January 31, 1998, was approximately 4.3% per annum. In addition, Finlay is required to pay an unused line fee of 0.5% if the amount of gold consigned has a value equal to or less than $10.0 million.

     In conjunction with the Gold Consignment Agreement, Finlay Jewelry granted RIHT a first priority perfected lien on, and a security interest in, specified gold jewelry of participating vendors approved under the Gold Consignment Agreement and a lien on proceeds and products of such jewelry subject to the terms of an intercreditor agreement between RIHT and G.E. Capital.

     The Gold Consignment Agreement requires Finlay Jewelry to comply with certain covenants, including restrictions on the incurrence of certain indebtedness, the incurrence or creation of liens, engaging in certain transactions with affiliates and related parties and limitations on the payment of dividends. The Gold Consignment Agreement also contains various financial covenants, including fixed charge coverage ratio requirements and certain maximum debt limitations.

     The Company has received a commitment from RIHT to (i) renew the Gold Consignment Agreement through December 31, 2001, (ii) allow the Company to obtain up to the lesser of (x) 85,000 fine troy ounces or (y) $32.0 million worth of gold and (iii) make certain other modifications. Such commitment is conditioned upon, among other things, the simultaneous completion of the Equity Offering or the incurrence of the Additional Indebtedness. There can be no assurance, however, that the Gold Consignment Agreement will be amended as presently contemplated or at all.

OLD DEBENTURES

     On May 26, 1993, Finlay Enterprises sold to the public, for $55.2 million, an aggregate of 98,000 units consisting of Old Debentures and 130,667 shares of Common Stock. Commencing May 1, 1998, interest in respect of the Old Debentures is scheduled to accrue until maturity. Interest is payable semi-annually on May 1 and November 1 of each year, commencing November 1, 1998. Except in the case of certain equity offerings, the Old Debentures are not redeemable prior to May 1, 1998. Thereafter, the Old Debentures will be redeemable, in whole or in part, at the option of Finlay Enterprises at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

YEAR                                                                 PERCENTAGE
------------------------------------------------------------------   ----------
1998..............................................................     103.429%
1999..............................................................     101.714%
2000 and thereafter...............................................     100.000%

Finlay Enterprises will redeem the Old Debentures and the original issue discount thereon using proceeds from the Equity Offering, the Senior Debenture Offering, the Receivable Repayment and the Intercompany Repayment. See 'Use of Proceeds'.

     On May 1, 1998, the Company will have the one-time option to pay all or a portion of the original issue discount of the Old Debentures, without premium.

     In the event of a Change of Control (as defined in the Old Debenture Indenture), each holder of the Old Debentures will have the right to require Finlay Enterprises to repurchase its Old Debentures at a purchase price equal to 101% of the Accreted Value (as defined in the Old Debenture Indenture) thereof plus accrued and unpaid interest thereon to the repurchase date. The Old Debentures rank pari passu in right of payment with all senior indebtedness of Finlay Enterprises and senior in right of payment to all subordinated indebtedness of Finlay Enterprises. The Old Debentures are secured by a first priority lien on and security interest in all of the issued and outstanding stock of Finlay Jewelry. However, the operations of Finlay Enterprises are conducted through its subsidiaries and, therefore, Finlay Enterprises is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the Old Debentures. As a result, the Old Debentures are effectively subordinated to all indebtedness and other obligations of such subsidiaries. The Old Debenture Indenture contains restrictions relating to, among other things, the payment of dividends, the repurchase of stock and the making of certain other restricted payments, the incurrence of additional indebtedness, the creation of certain liens, certain asset sales, transactions with subsidiaries and affiliates, and mergers and consolidations. In addition, the Old Debenture Indenture requires Finlay to reduce the balance of the Revolving Credit Agreement in each year to $10 million or less for a specified 25 consecutive day period.

OLD NOTES

     On May 26, 1993, Finlay Jewelry sold to the public the Old Notes. Interest on the Old Notes is payable semi-annually on May 1 and November 1 of each year. Except in the case of certain equity offerings, the Old Notes are not redeemable prior to May 1, 1998. Thereafter, the Old Notes will be redeemable, in whole or in part, at the option of Finlay Jewelry at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

YEAR                                                                 PERCENTAGE
------------------------------------------------------------------   ----------
1998..............................................................     103.984%
1999..............................................................     102.656%
2000..............................................................     101.328%
2001 and thereafter ..............................................     100.000%

Finlay Jewelry will use the net proceeds from the Senior Note Offering to redeem the Old Notes, including associated premiums and to make the Intercompany Repayment. See 'Use of Proceeds'.

     In the event of a Change of Control (as defined in the Old Note Indenture), each holder of the Old Notes will have the right to require Finlay Jewelry to repurchase its Old Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the repurchase date. The Old Notes rank senior in right of payment to all subordinated indebtedness of Finlay Jewelry and pari passu in right of payment with all senior borrowings, including borrowings under the Revolving Credit Agreement. However, because the Revolving Credit Agreement is secured by a pledge of substantially all of the assets of Finlay Jewelry, the Old Notes are effectively subordinated to borrowings under the Revolving Credit Agreement. The Old Note Indenture contains restrictions relating to, among other things, the payment of dividends, the repurchase of stock and the making of certain other restricted payments, the incurrence of additional indebtedness, the creation of certain liens, certain asset sales, transactions with subsidiaries and affiliates, and mergers and consolidations. In addition, the Old Note Indenture requires Finlay to reduce the balance of the Revolving Credit Agreement in each year to $10 million or less for a specified 25 consecutive day period.

                        DESCRIPTION OF SENIOR DEBENTURES

GENERAL

     The Senior Debentures will be issued pursuant to an Indenture (the 'Senior Debenture Indenture') between Finlay Enterprises and Marine Midland Bank, as trustee (the 'Trustee'). The terms of the Senior Debentures include those stated in the Senior Debenture Indenture and those made part of the Senior Debenture Indenture by reference to the Trust Indenture Act of 1939 (the 'Trust Indenture Act'). The Senior Debentures are subject to all such terms, and Holders of Senior Debentures are referred to the Senior Debenture Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Senior Debenture Indenture does not purport to be complete and is qualified in its entirety by reference to the Senior Debenture Indenture including the definitions therein of certain terms used below. A copy of each of the proposed form of Senior Debenture Indenture and Security and Pledge Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available as set forth under 'Available Information'. The definitions of certain terms used in the following summary are set forth below under '-- Certain Definitions'. For purposes of this summary, the term 'Company' refers only to Finlay Enterprises, Inc. and not to any of its Subsidiaries.

RANKING

     The Senior Debentures will rank senior in right of payment to all subordinated Indebtedness of the Company issued in the future, if any, and will rank pari passu in right of payment with all unsubordinated Indebtedness of the Company. The Senior Debentures will be secured by the Capital Stock of Finlay Jewelry, but pending the redemption of the Old Debentures, such security interest will initially be junior to the pre-existing pledge of such Capital Stock securing the Old Debentures. See '-- Security'.

     The Company is a holding company and conducts its operations entirely through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Senior Debentures. The Senior Debentures will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and host store lease obligations) of the Company's Subsidiaries, including indebtedness or other obligations of Finlay Jewelry under the Revolving Credit Agreement, the Gold Consignment Agreement and the Senior Notes, except to the extent of the Subsidiary Guarantees (if any). Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Senior Debentures to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. See '-- Certain Covenants -- Subsidiary Guarantees'.

PRINCIPAL, MATURITY AND INTEREST

     The Senior Debentures will be limited in aggregate principal amount to $75.0 million and will mature on May 1, 2008. Interest on the Senior Debentures will accrue at the rate of 9% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 1998, to Holders of record on the immediately preceding April 15 and October 15. Interest on the Senior Debentures will accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from May 1, 1998. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Senior Debentures will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of Senior Debentures at their respective addresses set forth in the register of Holders of Senior Debentures; provided that all payments with respect to Senior Debentures the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Debentures will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Senior Debentures will not be redeemable at the Company's option prior to May 1, 2003. Thereafter, the Senior Debentures will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

YEAR                                                                 PERCENTAGE
------------------------------------------------------------------   ----------
2003..............................................................     104.500%
2004..............................................................     103.000%
2005..............................................................     101.500%
2006 and thereafter...............................................     100.000%

provided, however, that if the Company, at its option, specifies in the notice of redemption provided for in this paragraph that such notice is revocable, then the Company may revoke such notice at its further option at any time on or prior to the date which is 10 days prior to the redemption date specified in such notice (provided such notice so specifies) by providing a notice of revocation to the Trustee on or prior to the date on which the Company's revocation right expires (and the Trustee shall promptly mail such notice to the Holders by first class mail). If any revocable notice of redemption is so revoked, (x) the Senior Debentures shall not become due on the redemption date specified in such revocable notice of redemption, (y) the Company shall not be required to pay the redemption price or, unless the proposed redemption date was also a semi-annual interest payment date, any accrued interest in respect of the Senior Debentures, on such date and (z) the principal of the Senior Debentures shall remain due and payable as if such revocable notice of redemption had not been given.

     Notwithstanding the foregoing, during the first 36 months after the date of this Prospectus, the Company may on any one or more occasions redeem up to an aggregate of $25.0 million in principal amount of Senior Debentures at a redemption price of 109% of the principal amount thereof, in each case plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of one or more Public Equity Offerings by the Company; provided that at least $50.0 million in aggregate principal amount of Senior Debentures remain outstanding immediately after the occurrence of such redemption; and, provided further, that such redemption shall occur within 120 days of the date of the closing of any such Public Equity Offering.

SELECTION AND NOTICE

     If less than all of the Senior Debentures are to be redeemed at any time, selection of Senior Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Debentures are listed, or, if the Senior Debentures are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Debentures in principal amount of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Debentures to be redeemed at its registered address. If any Senior Debenture is to be redeemed in part only, the notice of redemption that relates to such Senior Debenture shall state the portion of the principal amount thereof to be redeemed. A new Senior Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Debenture. On and after the redemption date, interest ceases to accrue on Senior Debentures or portions of them called for redemption.

SECURITY

     The Senior Debentures will be secured by a pledge of the Capital Stock of Finlay Jewelry. The Capital Stock of Finlay Jewelry is currently pledged to secure the Company's Obligations under the Old Debentures which are to be redeemed with the net proceeds of the offering of the Senior Debentures. Accordingly, the Senior Debentures will initially be secured by a security interest in the Capital Stock of Finlay Jewelry which is junior to the pre-existing security interest securing the Old Debentures. Upon redemption of the Old Debentures and release of the pre-existing pledge of the Capital Stock of Finlay Jewelry, such Capital Stock will be pledged to secure the Company's Obligations under the Senior Debentures. See 'Risk Factors -- Ranking; Security'.

     The Company will enter into a security and pledge agreement (the 'Security and Pledge Agreement') providing for (i) a grant of a security interest in the Capital Stock of Finlay Jewelry, and (ii) upon redemption of the Old Debentures, the pledge by the Company of the Capital Stock of Finlay Jewelry, in each case to Marine Midland Bank, as pledgee and collateral agent (in such capacities, the 'Pledgee') for the Holders of the Senior Debentures. Such security interest and pledge will secure the payment and performance when due of all of the Obligations of the Company under the Senior Debenture Indenture and the Senior Debentures as provided in the Security and Pledge Agreement.

     Under the terms of the Senior Debenture Indenture, if the Company or any Wholly Owned Subsidiary of the Company proposes to convey, transfer, contribute, sell, lease or assign or otherwise distribute (collectively, 'transfer') any intellectual property or similar assets to any other Subsidiary of the Company after the date of the Senior Debenture Indenture, (i) such transfer shall be made only to another Wholly Owned Subsidiary of the Company and (ii) the Company or such Wholly Owned Subsidiary effecting such transfer shall enter into a license agreement with such other Wholly Owned Subsidiary in the form annexed to the Senior Debenture Indenture (with such modifications as may be agreed to by the Company and the Trustee), pursuant to which the Company or such Wholly Owned Subsidiary effecting such transfer shall be permitted to utilize such property or assets in the same manner and to the same extent as such property or assets were used by such entity prior to the transfer thereof.

     So long as no Default or Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Senior Debenture Indenture and the Security and Pledge Agreement, the Company will be entitled to receive all cash dividends and other payments made upon or with respect to the pledged collateral and to exercise any voting and other consensual rights pertaining to the pledged collateral. Upon the occurrence and during the continuance of a Default or Event of Default, (a) all rights of the Company to exercise such voting or other consensual rights shall cease, and all such rights shall become vested in the Pledgee, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights and (b) all rights of the Company to receive all cash dividends and other payments made upon or with respect to the pledged collateral will cease and such cash dividends and other payments will be paid to the Pledgee, and (c) the Pledgee, may sell the pledged collateral or any part thereof in accordance with the terms of the Security and Pledge Agreement. All funds distributed under the Security and Pledge Agreement and received by the Pledgee, for the benefit of the Holders of the Senior Debentures will be distributed by the Pledgee, in accordance with the provisions of the Senior Debenture Indenture.

     Under the terms of the Security and Pledge Agreement, upon the occurrence of an Event of Default, the Pledgee, will determine the circumstances and manner in which the pledged collateral shall be disposed of, including, but not limited to the determination of whether to release all or any portion of the pledged collateral from the Liens created by the Security and Pledge Agreement and whether to foreclose on the pledged collateral following a Default or Event of Default. Moreover, upon the full and final payment and performance of all Obligations of the Company under the Senior Debenture Indenture and the Senior Debentures, the Security and Pledge Agreement shall terminate and the pledged collateral shall be released.

MANDATORY REDEMPTION

     Except as set forth below under '-- Repurchase at the Option of Holders', the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Debentures.

REPURCHASE AT THE OPTION OF HOLDERS

     CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Senior Debentures will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Debentures pursuant to the offer described below (the 'Change of Control Offer') at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the 'Change of Control Payment'). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Debentures pursuant to the procedures required by the Senior Debenture Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Debentures as a result of a Change of Control.

     On a date that is at least 30 but no more than 60 days from the date on which the Company mails notice of the Change of Control (the 'Change of Control Payment Date'), the Company will, to the extent lawful, (1) accept for payment all Senior Debentures or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Debentures or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Senior Debentures so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Debentures or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Senior Debentures so tendered the Change of Control Payment for such Senior Debentures, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each tendering Holder a new Senior Debenture equal in principal amount to any unpurchased portion of the Senior Debentures surrendered, if any; provided that each such new Senior Debenture will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Senior Debenture Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Debenture Indenture does not contain provisions that permit the Holders of the Senior Debentures to require that the Company repurchase or redeem the Senior Debentures in the event of a takeover, recapitalization or similar transaction.

     The agreements governing the Company's other senior indebtedness currently contain, and any future agreements may contain, prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Senior Debentures of their right to require the Company to repurchase the Senior Debentures could cause a default under such other senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Senior Debentures upon a repurchase may be limited by the Company's then existing financial resources.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Debenture Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Debentures validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of 'all or substantially all' of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase 'substantially all', there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Debentures to require the Company to repurchase such Senior Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group is uncertain.

     ASSET SALES

     The Senior Debenture Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of (a) cash or Cash Equivalents or (b) Qualified Proceeds, provided, that the aggregate fair market value of Qualified Proceeds that may be received pursuant to this clause (ii)(b) shall not exceed an aggregate of $10.0 million after the date of the Senior Debenture Indenture; provided further, that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet), of the Company or any Subsidiary of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Debentures or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are promptly (and in any event, in not more than 30 days) converted by the Company or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option to (i) repay revolving indebtedness or other obligations either under the Revolving Credit Agreement or the Gold Consignment Agreement (or a substantially similar gold consignment agreement pursuant to clause (iv)(y)(b) of the second paragraph of the covenant described below under the caption 'Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock') or a combination thereof (and to correspondingly permanently reduce revolving borrowing commitments or revolving consignment commitments or a combination thereof with respect thereto) or (ii) the acquisition of a controlling interest in another business, the making of capital expenditures or the acquisition of other assets used or useable, in each such case, in the business engaged in by the Company or any of its Subsidiaries on the date of the Senior Debenture Indenture or in a business reasonably related thereto. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Revolving Debt or otherwise make an Investment of such Net Proceeds in any manner that is not prohibited by the Senior Debenture Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute 'Excess Proceeds'. When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Senior Debentures (an 'Asset Sale Offer') to purchase the maximum principal amount of Senior Debentures that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Senior Debenture Indenture. To the extent that the aggregate amount of Senior Debentures tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or any of its Subsidiaries may use any remaining Excess Proceeds for general corporate purposes or otherwise make an Investment of such remaining amounts in any manner that is not prohibited by the Senior Debenture Indenture. If the aggregate principal amount of Senior Debentures surrendered by Holders thereof exceeds the amount of Excess Proceeds, the

Trustee shall select the Senior Debentures to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Notwithstanding the foregoing, the Company will not be required to make an Asset Sale Offer if (i) the Company's obligation to make such Asset Sale Offer is due to an Asset Sale by one or more of the Company's Subsidiaries, (ii) as a result of such Asset Sale (or Asset Sales), Finlay Jewelry is required to make and does make an offer similar to an Asset Sale Offer to the holders of the Senior Notes in accordance with the terms of the Senior Note Indenture and (iii) to the extent that the aggregate amount of Senior Notes tendered pursuant to such offer is less than the Excess Proceeds, Finlay Jewelry makes an Asset Sale Offer to all Holders of Senior Debentures with such remaining Excess Proceeds.

CERTAIN COVENANTS

     RESTRICTED PAYMENTS

     The Senior Debenture Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable solely to the Company or any Wholly Owned Subsidiary of the Company);
(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests in the Company or any Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Debentures or any Guarantee thereof, other than a payment of interest or principal at the Stated Maturity for such payment; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as 'Restricted Payments'), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption '-- Incurrence of Indebtedness and Issuance of Preferred Stock'; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Senior Debenture Indenture (excluding Restricted Payments permitted by clauses (v) and (w) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Senior Debenture Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Senior Debenture Indenture of, or capital contributions with respect to, Equity Interests of the Company, or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Senior Debenture Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of
     (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted

     Investment, plus (iv) 100% of any dividends, distributions or other interest actually received in cash by the Company after the date of the Senior Debenture Indenture from a Subsidiary of the Company, the Net Income of which Subsidiary has been excluded from the computation of Consolidated Net Income; plus (v) $7.5 million.

     The foregoing provisions will not prohibit (u) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Senior Debenture Indenture; (v) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;
(w) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such defeasance, redemption or repurchase shall be excluded from clause (c)(ii) of the preceding paragraph; (x) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any officer, employee, consultant or director of the Company or any of its Subsidiaries, or by the estate of any such Person, pursuant to any equity subscription, stock option, employment or similar agreement upon the death, retirement or termination, as the case may be, of such Person; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million during any twelve-month period (which amount shall not be cumulative), plus (i) the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to any officer, employee, consultant or director of the Company or any of its Subsidiaries, plus (ii) the aggregate amount, if any, paid during such twelve-month period in connection with the repurchase, redemption, retirement or acquisition of Equity Interests of the Company pursuant to any one or more agreements between the Company and Arthur E. Reiner as in effect on the date of the Senior Debenture Indenture, and, provided further, no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (y) purchases of Equity Interests upon cashless exercise of options, to the extent cashless exercise is permitted under the terms of the relevant stock option agreement and of the incentive plan pursuant to which such options were issued; and (z) required purchases of subordinated Indebtedness upon a Change of Control or similar event constituting a 'change in control' for purposes of the agreement or agreements governing such subordinated Indebtedness, provided that prior to making any such purchases of such Subordinated Indebtedness, the Company makes a Change of Control Offer and makes the Change of Control Payments on the Change of Control Payment Date (in each case, whether or not otherwise required to do so by the Senior Debenture Indenture) that would be required if a Change in Control had occurred.

     In determining whether any Restricted Payment is permitted by the foregoing covenant, the Company may allocate or reallocate any portion or all of such Restricted Payment among the clauses (u) through (z) of the preceding paragraph or among such clauses and the first paragraph of this covenant, including clauses (a), (b) and (c), provided that after giving effect to such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors, whose resolutions with respect thereto shall be set forth in Officers' Certificate delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accountant, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any

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Restricted Payment, the Company shall deliver to the Trustee an Officers'
Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant 'Restricted Payments' were computed, which calculations shall be based upon the Company's latest available financial statements.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Senior Debenture Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, 'incur') any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and its Subsidiaries may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to any of the following (collectively, 'Permitted Debt'):

          (i) the incurrence by the Company or any of its Subsidiaries of revolving credit Indebtedness and letter of credit obligations pursuant to the Revolving Credit Agreement in an aggregate principal amount not to exceed at the time of incurrence thereof the greater of (x) $275.0 million or (y) 70% of inventory plus 85% of accounts receivable (each as determined in accordance with GAAP, but excluding accounts receivable that are past due by more than 60 days, other than by reason of any Bankruptcy Law) at any one time outstanding, provided that such $275.0 million specified in clause (i) (x) above shall be permanently reduced by the aggregate amount of Indebtedness of all Receivables Subsidiaries of the Company and its Subsidiaries;

          (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

          (iii) the incurrence by the Company of Indebtedness represented by the Senior Debentures and by Finlay Jewelry of Indebtedness represented by the Senior Notes;

          (iv) the incurrence by Finlay Jewelry of Indebtedness or other obligations in an aggregate principal amount of up to the greater of (x) $37.0 million and (y) 90% of the fair market value of the fine gold content of specified Consignment Inventory eligible to be consigned under (a) the Gold Consignment Agreement or (b) a substantially similar gold consignment agreement that Finlay Jewelry may enter into subsequent to the date of the Senior Debenture Indenture which provides for the transfer of title to the gold content of Consignment Inventory from the relevant vendor to a gold consignor; provided that such $37.0 million specified in clause (x) above shall be permanently reduced by the aggregate amount of all Net Proceeds of Asset Sales applied to repay such Indebtedness pursuant to clause (i) of the second paragraph of the covenant described above under the caption '-- Repurchase at the Option of Holders -- Asset Sales';

          (v) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations in aggregate principal amount not to exceed $4.0 million at any time outstanding;

          (vi) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $4.0 million at any time outstanding;

          (vii) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness;

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          (viii) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (x) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate (in accordance with the terms of the Senior Debenture Indenture) to the payment in full of all Obligations with respect to the Senior Debentures and (y)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

          (ix) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Senior Debenture Indenture to be outstanding;

          (x) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging commodity price risk, entered into in the ordinary course of business and not for speculative purposes, to protect against fluctuations in the prices of raw materials used in the Company's or such Subsidiary's business in amounts reasonably related to such business;

          (xi) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging foreign exchange rate risk, entered into in the ordinary course of business and not for speculative purposes and in amounts reasonably related to the businesses of the Company and its Subsidiaries;

          (xii) the incurrence by the Company or any of its Subsidiaries of Acquired Debt of a Person incurred prior to the date upon which such Person was (or such Person's assets were) acquired by the Company or any of its Subsidiaries (excluding Indebtedness incurred by such Person in connection with, or in contemplation of, such acquisition) in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

          (xiii) the incurrence by the Company or any of its Subsidiaries of Indebtedness in respect of worker's compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any of its Subsidiaries in the ordinary course of business;

          (xiv) the incurrence by the Company or any of its Subsidiaries of Indebtedness arising from any agreement entered into by the Company or any of its Subsidiaries providing for indemnification, purchase price adjustment or similar obligations, in each case incurred or assumed in connection with any asset sale;

          (xv) the incurrence of Indebtedness by the Company or any of its Subsidiaries in connection with a Guarantee of any Indebtedness of the Company or any of its Subsidiaries that was permitted to be incurred by another provision of this covenant;

          (xvi) the incurrence by the Company or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence; and

          (xvii) the incurrence by the Company or any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $40.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner

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that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Indebtedness permitted to be incurred pursuant to clauses (i) through (xvii) above may be incurred pursuant to one agreement or several agreements with one lender or several lenders.

     LIENS

     The Senior Debenture Indenture will provide that the Company will not and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind, other than Permitted Liens, upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Senior Debenture Indenture and the Senior Debentures are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Senior Debenture Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries; (ii) make loans or advances to the Company or any of its Subsidiaries; or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Senior Debenture Indenture, (b) the Revolving Credit Agreement and the Gold Consignment Agreement as in effect as of the date of the Senior Debenture Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Revolving Credit Agreement and the Gold Consignment Agreement as in effect on the date of the Senior Debenture Indenture, (c) the Senior Debenture Indenture and the Senior Debentures, and the Senior Note Indenture and the Senior Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Senior Debenture Indenture to be incurred, (f) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in the beginning of this clause (iii) on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) Permitted Liens, (j) any instrument binding upon a Receivables Subsidiary, provided that such instrument does not bind the Company or any other Subsidiary of the Company or any of their respective properties or assets or (k) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition.

     MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Senior Debenture Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related

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transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Debentures and the Senior Debenture Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;
(iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than 90% of the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption '-- Incurrence of Indebtedness and Issuance of Preferred Stock'.

     The foregoing covenant includes a phrase relating to the sale, assignment, transfer, lease, conveyance or other disposition of 'all or substantially all' of the assets the Company. Although there is a developing body of case law interpreting the phrase 'substantially all', there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Debentures to enforce a claim under the foregoing covenant as a result of the sale, assignment, transfer, lease, conveyance or other disposition of less than all of the assets of the Company to another Person or group is uncertain.

     TRANSACTIONS WITH AFFILIATES

     The Senior Debenture Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, make any payment to or Investment in, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an 'Affiliate Transaction'), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution approved by a majority of the disinterested members of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion issued by an accounting, appraisal or investment banking firm of national standing as to the fairness of such Affiliate Transaction, from a financial point of view, to the Holders; provided that (a) any employment, deferred compensation, stock option, noncompetition, consulting, indemnification or similar agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (b) transactions between or among the Company and/or its Wholly Owned Subsidiaries, (c) Restricted Payments and Permitted Investments that are permitted by the provisions of the Senior Debenture Indenture described above under the caption '-- Restricted Payments',
(d) any payments due to the Thomas H. Lee Capital LLC or Desai Capital Management Incorporated under the Lee Management Agreement or the Desai Management Agreement, each as amended as of the date of the Senior Debenture Indenture, (e) the performance by the Company of its obligations under the Stockholders' Agreement and the Registration Rights Agreement, each as amended as of the date of

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the Senior Debenture Indenture, (f) any payments by or to the Company or any
Wholly Owned Subsidiary of the Company pursuant to the terms of the Tax Allocation Agreement, as amended as of the date of the Senior Debenture Indenture, (g) transfers, conveyances, sales, leases or other dispositions of Receivables to a Receivables Subsidiary, and (h) contracts, agreements and understandings in existence in writing on the date of the Senior Debenture Indenture and as in effect on such date, in each case, shall not be deemed Affiliate Transactions.

     SUBSIDIARY GUARANTEES

     The Senior Debenture Indenture will provide that if the Company shall (i) convey, transfer, contribute, sell, lease or assign or otherwise distribute any tangible property or assets to any Subsidiary of the Company (other than to a Subsidiary organized under the laws of a jurisdiction other than the United States of America, its territories and possessions, any State thereof or the District of Columbia) after the date of the Senior Debenture Indenture or (ii) acquire or create another Subsidiary (except as provided in clause (i) immediately above) after the date of the Senior Debenture Indenture, in either case in any transaction or series of related transactions involving aggregate value or consideration in excess of $10.0 million, then such other or newly acquired or created Subsidiary shall execute a guarantee of the Company's payment obligations under the Senior Debenture Indenture and the Senior Debentures (a 'Subsidiary Guarantee') and deliver an Opinion of Counsel, in accordance with the terms of the Senior Debenture Indenture; provided, however, that the foregoing provisions shall not apply to transfers of property or assets (other than cash) by the Company to any of its Subsidiaries in exchange for cash in an amount equal to the fair market value of such property or assets, as determined by the Board of Directors and evidenced by a resolution set forth in Officers' Certificate and delivered to the Trustee. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See 'Risk Factors -- Absence of Guarantees; Fraudulent Conveyances'.

     The Senior Debenture Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Senior Debentures and the Senior Debenture Indenture pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption '-- Incurrence of Indebtedness and Issuance of Preferred Stock'.

     The Senior Debenture Indenture will provide that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Senior Debenture Indenture. See '-- Repurchase at the Option of Holders -- Asset Sales'.

     ISSUANCE AND SALES OF CAPITAL STOCK OF WHOLLY OWNED SUBSIDIARIES

     The Senior Debenture Indenture will provide that the Company (i) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than to the Company or to a Wholly Owned Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and (b) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in

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accordance with the covenant described above under the caption '-- Repurchase at the Option of Holders -- Asset Sales' and (ii) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or to a Wholly Owned Subsidiary.

     PAYMENTS FOR CONSENT

     The Senior Debenture Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Senior Debentures for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Senior Debenture Indenture or the Senior Debentures unless such consideration is offered to be paid or is paid to all Holders of the Senior Debentures that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     REPORTS

     The Senior Debenture Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the 'Commission'), so long as any Senior Debentures are outstanding, the Company will furnish to the Holders of Senior Debentures all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and, with respect to the annual information only, a report thereon by the Company's certified independent accountants. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     The Senior Debenture Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Senior Debentures; (ii) default in payment when due of the principal of or premium, if any, on the Senior Debentures; (iii) failure by the Company to comply with the provisions described under the captions
'-- Repurchase at Option of Holders -- Change of Control' or '-- Asset Sales' or '-- Certain Covenants -- Merger, Consolidation or Sale of Assets'; (iv) failure by the Company for 45 days after notice to comply with any of its other agreements in the Senior Debenture Indenture or the Senior Debentures; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (including any Indebtedness the payment of which is guaranteed by the Company or any of its Subsidiaries) other than a Receivables Subsidiary whether such Indebtedness or guarantee now exists, or is created after the date of the Senior Debenture Indenture, which default (a) is caused by a failure to pay principal or a premium, if any, on such Indebtedness at the Stated Maturity for such payment of principal or premium, if any, or such later date as has been agreed in a writing (provided such writing is entered into prior to such Stated Maturity) by the parties to the documentation relating to such Indebtedness (a 'Payment Default') or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $12.5 million or more; (vi) failure by the Company or any of its Subsidiaries other than a Receivables Subsidiary to pay final judgments aggregating in excess of $12.5 million, which judgments are not paid, discharged or stayed for a period of 60 days (or 90 days if prior to such sixtieth day the Company has delivered to the Trustee an Officers' Certificate attesting that a financially responsible insurance company of recognized national standing has acknowledged in writing complete liability for such judgment and attached a copy of such acknowledgment thereto); (vii) the failure of any material representation or warranty of the Company set forth in the Security and Pledge Agreement to be true and correct or the failure by the Company to

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perform any of its material covenants under the Security and Pledge Agreement which, in either case, (a) continues for five days after the earlier of the Company's management becoming aware thereof or the receipt of written notice thereof from the Trustee, the Pledgee or the Holders of 25% or more in principal amount of the then outstanding Senior Debentures and (b) materially impairs or diminishes the Trustee's Lien on or the value of the Collateral (as defined in the Security and Pledge Agreement); (viii) repudiation by the Company of its obligations under the Security and Pledge Agreement or the unenforceability of the Security and Pledge Agreement against the Company for any reason; (ix) repudiation by any Subsidiary of its obligations under any Subsidiary Guarantee or, except as permitted by the Senior Debenture Indenture, any Subsidiary Guarantee shall be held in a judicial proceeding to be unenforceable or invalid in any material respect or shall cease to be in full force and effect; and (x) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries other than a Receivables Subsidiary.

     In the event of a declaration of acceleration of the Senior Debentures because an Event of Default has occurred and is continuing as a result of a Payment Default or the acceleration of any Indebtedness described in clause (v) of the preceding paragraph, the declaration of acceleration of the Senior Debentures shall be automatically annulled if (i) any Payment Default described in clause (v)(a) of the preceding paragraph has been cured or waived and (ii) the holders of any accelerated Indebtedness described in clause (v)(b) of the preceding paragraph have rescinded the declaration of acceleration in respect of such Indebtedness provided in each such case that (a) such cure, waiver or rescission of such declaration of acceleration shall have been made in writing within 30 days of the date of such Payment Default or declaration, as the case may be, and (b) the annulment of the acceleration of such Senior Debentures would not conflict with any judgment or decree of a court of competent jurisdiction and (c) all existing Events of Default, except nonpayment of principal or interest on the Senior Debentures that became due solely because of the acceleration of the Senior Debentures, have been cured or waived.

     A Default under clause (iv) above is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Debentures give written notice to the Company of the default and the Company does not cure the Default within the period provided therein. The notice must specify in reasonable detail the Default, demand that it be remedied and state that the notice is a 'Notice of Default'. If the Holders of 25% or more in principal amount of the then outstanding Senior Debentures request the Trustee to give such notice on their behalf, the Trustee shall do so.

     If any Event of Default occurs and is continuing (other than as specified in clause (x)), the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Debentures by written notice to the Trustee and the Company may declare all the Senior Debentures to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary of the Company or any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding Senior Debentures will become due and payable without further action or notice. Holders of the Senior Debentures may not enforce the Senior Debenture Indenture or the Senior Debentures except as provided in the Senior Debenture Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Debentures pursuant to the optional redemption provisions of the Senior Debenture Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Debentures. If an Event of Default occurs prior to May 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Debentures prior to May 1, 2003, then the premium

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specified in the Senior Debenture Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Debentures.

     The Holders of a majority in aggregate principal amount of the Senior Debentures then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Debentures waive any existing Default or Event of Default and its consequences under the Senior Debenture Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Debentures.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Senior Debenture Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Senior Debentures, the Senior Debenture Indenture or the Security and Pledge Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Debentures by accepting a Senior Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, (a) elect to have all of its obligations discharged with respect to the outstanding Senior Debentures ('Legal Defeasance') except for (i) the rights of Holders of outstanding Senior Debentures to receive payments in respect of the principal of, premium, if any, and interest on such Senior Debentures when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Debentures concerning issuing temporary Senior Debentures, registration of Senior Debentures, mutilated, destroyed, lost or stolen Senior Debentures and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith, and (iv) the Legal Defeasance provisions of the Senior Debenture Indenture; and (b) concurrently terminate all of the obligations under any or all of the Subsidiary Guarantees, if any, then existing. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Senior Debenture Indenture ('Covenant Defeasance') and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Debentures. In connection with any Covenant Defeasance, the Company may, at its option, by written notice given to the Trustee prior to the delivery to the Trustee of the Opinion of Counsel referred to in clause (iii) of the succeeding paragraph, elect that any or all of the Subsidiary Guarantees, if any, then existing will be terminated on the date the obligations set forth in the succeeding paragraph are satisfied. If no such notice is given to the Trustee with respect to a Subsidiary Guarantee, such Subsidiary Guarantee shall remain in full force and effect following such Covenant Defeasance. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under 'Events of Default' will no longer constitute an Event of Default with respect to the Senior Debentures.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Debentures, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Debentures on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Debentures are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel

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in the United States reasonably acceptable to the Trustee confirming that (A)
the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Senior Debenture Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Senior Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Senior Debenture Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Debentures over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Senior Debentures in accordance with the Senior Debenture Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Senior Debenture Indenture. The Company is not required to transfer or exchange any Senior Debenture selected for redemption. Also, the Company is not required to transfer or exchange any Senior Debenture for a period of 15 days before a selection of Senior Debentures to be redeemed.

     The registered Holder of a Senior Debenture will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided below, the Senior Debenture Indenture or the Senior Debentures may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Debentures), and any existing default or compliance with any provision of the Senior Debenture Indenture or the Senior Debentures may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Debentures (including consents obtained in connection with a tender offer or exchange offer for Senior Debentures).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Debentures held by a non-consenting Holder): (i) reduce the principal amount of Senior Debentures whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Senior Debenture or alter the provisions with respect to

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the redemption of the Senior Debentures; (iii) reduce the rate of or change the time for payment of interest on any Senior Debenture; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Debentures (except a rescission of acceleration of the Senior Debentures by the Holders of at least a majority in aggregate principal amount of the Senior Debentures and a waiver of the payment default that resulted from such acceleration); (v) make any Senior Debenture payable in money other than that stated in the Senior Debentures; (vi) make any change in the provisions of the Senior Debenture Indenture relating to waivers of past Defaults or the rights of Holders of Senior Debentures to receive payments of principal of or premium, if any, or interest on the Senior Debentures; (vii) waive a redemption payment with respect to any Senior Debenture; (viii) release the Lien of the Pledgee in any of the Collateral other than pursuant to the terms of the Senior Debenture Indenture or the Security and Pledge Agreement; (ix) make any change in the provisions described above under the captions '-- Repurchase at the Option of Holders -- Change of Control' and '-- Asset Sales' that adversely affect the rights of any Holder of Senior Debentures; or (x) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Senior Debentures, the Company and the Trustee may amend or supplement the Senior Debenture Indenture or the Senior Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Debentures in addition to or in place of certificated Senior Debentures, to provide for the assumption of the Company's or a Guarantor's obligations to Holders of Senior Debentures in the case of a merger or consolidation, to release Liens on any Collateral as permitted by the terms of the Senior Debenture Indenture, to make any change that would provide any additional rights or benefits to the Holders of Senior Debentures or that does not adversely affect the legal rights under the Senior Debenture Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Senior Debenture Indenture under the Trust Indenture Act or to allow any Guarantor to guarantee the Senior Debentures.

CONCERNING THE TRUSTEE

     The Senior Debenture Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, resign or apply to the Commission for permission to continue.

     The Holders of a majority in principal amount of the then outstanding Senior Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Debenture Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Debenture Indenture at the request of any Holder of Senior Debentures, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Senior Debenture Indenture and the Security and Pledge Agreement without charge by writing to Finlay Enterprises, Inc., 529 Fifth Avenue, New York, NY 10017
Attention: Secretary and Corporate Counsel.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Senior Debenture Indenture. Reference is made to the Senior Debenture Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

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     'Acquired Debt' means, with respect to any specified Person: (i)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; and (iii) Indebtedness incurred by such Person in connection with the acquisition of assets from another Person, including Indebtedness incurred by such other Person in connection with, or in contemplation of, such specified Person acquiring such assets.

     'Affiliate' of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, 'control' (including, with correlative meanings, the terms 'controlling', 'controlled by' and 'under common control with'), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     'Asset Sale' means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than sales of inventory or accounts receivable in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Senior Debenture Indenture described above under the caption
'-- Repurchase at the Option of Holders -- Change of Control' and/or the provisions described above under the caption '-- Merger, Consolidation or Sale of Assets' and not by the provisions of the Asset Sale covenant); and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.0 million or (b) for net proceeds in excess of $2.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary of the Company or by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company; (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company; (iii) a Restricted Payment that is permitted by the covenant described above under the caption '-- Restricted Payments'; (iv) any disposition of assets of the Company or any Subsidiary of the Company in connection with the Security and Pledge Agreement; (v) any sale of any item pursuant to the Gold Consignment Agreement or any item deemed to be Consignment Inventory immediately prior to such sale; (vi) any sale and leaseback of any assets within 60 calendar days after the acquisition of such assets; (vii) any sale, conveyance or other disposition, without recourse, of Receivables to a Receivables Subsidiary, provided that cash or Cash Equivalents in an amount at least equal to the fair market value thereof is received in consideration thereof and, provided further, that any such transfer to an entity that is not a Receivables Subsidiary or that ceases to be a Receivables Subsidiary shall not be exempted from the definition of 'Asset Sale' by reason of this clause (vii); and (viii) sales of surplus and other property or equipment that has become worn-out, obsolete, damaged or otherwise unsuitable for use in connection with the business of the Company or any Subsidiary of the Company, as the case may be, will not be deemed to be Asset Sales. Any Asset Sale that occurs by reason of an entity ceasing to be a Receivables Subsidiary as contemplated in clause (vii) above shall be deemed to have been made as of the date of such cessation.

     'Attributable Debt' in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

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     'Capital Lease Obligation' means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     'Capital Stock' means (i) in the case of a corporation, corporate stock;
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership, partnership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     'Cash Equivalents' means (i) United States dollars; (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (iii) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of 'B' or better; (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; and (v) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

     'Change of Control' means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any 'person' (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or their Related Parties (as defined below); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any 'person' (as defined above), other than the Principals and their Related Parties, becomes the 'beneficial owner' (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Company; (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or (v) the first day on which the Company ceases to own 100% of the outstanding Equity Interests of Finlay Jewelry. For purposes of this definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

     'Consignment Inventory' means at any time, each item of merchandise (including any gold content thereof) which (i) at such time is in possession of the Company, Finlay Jewelry or any of their respective Subsidiaries as consignee pursuant to a written consignment agreement or other consignment arrangement including, without limitation, a consignment order or consignment invoice, (ii) at such time is identified in computer records of the Company, Finlay Jewelry or any of their respective Subsidiaries as being 'memo' or 'consigned inventory',
(iii) as of such time has not been sold, and (iv) to which title, at such time, is retained by a consignor under such consignment agreement or other consignment arrangement until such item of merchandise is sold or deemed sold by the consignor to the consignee. Title to an item of merchandise described in the foregoing sentence is deemed to be retained by such consignor until, in accordance with the applicable consignment agreement or other consignment arrangement, title is transferred (or deemed to be transferred) to a buyer, the Company, Finlay Jewelry or any of their respective Subsidiaries, regardless of whether any procedures have been performed to protect the consignor's title with respect to such item of merchandise.

     'Consolidated Cash Flow' means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income); plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in

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computing such Consolidated Net Income; plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income; plus (v) without duplication, the nonrecurring expenses of such Person and its Subsidiaries relating to the Equity Offering and the Refinancing to the extent that any such expense was deducted (and not capitalized) in computing such Person's Consolidated Net Income; minus (vi) non-cash items increasing consolidated revenues in determining such Consolidated Net Income for such period, in each case on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute
Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     'Consolidated Net Income' means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof; (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     'Consolidated Net Worth' means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Senior Debenture Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all Investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

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     'Continuing Directors' means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Senior Debenture Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of two-thirds of the Continuing Directors who were members of such Board at the time of such nomination or election.

     'Default' means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     'Disqualified Stock' means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Debentures mature; provided that any Capital Stock issued to employees, consultants or directors of the Company or any of its Subsidiaries pursuant to a stock option or other compensation plan of the Company or any of its Subsidiaries shall not be deemed to be Disqualified Stock solely because of any mandatory repurchase features contained in such plan, except to the extent that the repurchase obligations of the Company and its Subsidiaries in respect thereof exceed $5.0 million in the aggregate since the date of the Senior Debenture Indenture.

     'Equity Interests' means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     'Equity Offering' means the sale by the Company and certain selling stockholders of an aggregate of 1,800,000 shares of the Company's Common Stock on the date of the Senior Debenture Indenture.

     'Existing Indebtedness' means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Revolving Debt) in existence on the date of the Senior Debenture Indenture, until such amounts are repaid.

     'Finlay Jewelry' means Finlay Fine Jewelry Corporation, a Delaware corporation and a Wholly Owned Subsidiary of the Company.

     'Fixed Charge Coverage Ratio' means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the 'Calculation Date'), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income and shall reflect any pro forma expense and cost reductions attributable to such acquisitions (to the extent such expense and cost reduction would be permitted under Regulation S-X promulgated pursuant to the Securities Act to be reflected in pro forma financial statements included in a registration statement filed with the Commission) and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and
(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

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     'Fixed Charges' means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount and deferred financing costs, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; and (iii) to the extent not included in clause (i), any interest expense on Indebtedness of another Person for such period that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon); (iv) to the extent not included in clause (i), any costs, commissions, discounts, other fees or charges relating to or in respect of any Receivables Subsidiary; and (v) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) for such period on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person for such period, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; provided, however, that in no event shall any amortization of deferred financing costs incurred in connection with the Equity Offering or the Refinancing be included in Fixed Charges.

     'GAAP' means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Senior Debenture Indenture, provided, however, that all reports and other financial information provided by the Company to the Holders, the Trustee and/or Commission shall be prepared in connection with GAAP, as in effect on the day of such report or other financial information.

     'Gold Consignment Agreement' means the Gold Consignment Agreement, dated as of June 15, 1995, by and between Finlay Jewelry and Rhode Island Hospital Trust National Bank, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, restated, renewed, supplemented, refunded, replaced or refinanced from time to time.

     'Government Securities' means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     'Guarantee' means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     'Guarantors' means each direct and indirect Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Senior Debenture Indenture, and their respective successors and assigns.

     'Hedging Obligation' means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, currency swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and foreign exchange rates and (iii) precious metal options and futures contracts and other precious metal hedging obligations.

     'Indebtedness' means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's

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acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as, to the extent not otherwise included, all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. Notwithstanding the foregoing, the term 'Indebtedness' shall not include up to $3.0 million at any one time outstanding of deferred compensation arrangements that are not evidenced by bonds, notes, debentures or similar instruments. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due in the case of any other Indebtedness and (iii) for purposes of calculating the amount of Indebtedness of any Receivables Subsidiaries, the Receivables Financing Amount relating thereto.

     'Investments' means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of such other Persons, together with all items of such other Persons that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interest of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

     'Lien' means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided, however, that licenses of intellectual property or similar assets granted pursuant to and in compliance with the covenant described in the third paragraph under the caption 'Security' shall not be deemed to be Liens.

     'Net Income' means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     'Net Proceeds' means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sales (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Revolving Credit Agreement) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

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     'Non-Recourse Debt' means Indebtedness (i) as to which neither the Company nor any of its Subsidiaries (other than a Receivables Subsidiary with respect to its own Indebtedness) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Subsidiaries (other than a Receivables Subsidiary with respect to its own Indebtedness); provided that, notwithstanding the foregoing, the Company and any of its Subsidiaries that sell Receivables to the Person incurring such Indebtedness shall be allowed to provide such representations, warranties, covenants and indemnities as are customarily required in such transactions so long as no such representations, warranties, covenants or indemnities constitute a Guarantee of payment or recourse against credit losses.

     'Obligations' means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     'Old Debentures' means the Company's 12% Senior Discount Debentures due
2005.

     'Old Notes' means Finlay Jewelry's 10 5/8% Senior Notes due 2003.

     'Permitted Investments' means (a) any Investment in the Company or in a Wholly Owned Subsidiary of the Company that is evidenced by Capital Stock or Subsidiary Intercompany Notes; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Subsidiary of the Company in a Person that is evidenced by Capital Stock or Subsidiary Intercompany Notes if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company and a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor; (d) any capital contribution (including any transaction deemed to be a capital contribution in accordance with GAAP) by the Company to any of its Wholly Owned Subsidiaries; (e) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
'-- Repurchase at the Option of Holders -- Asset Sales'; (f) advances to vendors in the ordinary course of business consistent with past practices; (g) any Investment existing on the date of the Senior Debenture Indenture; (h) loans and relocation, travel and similar advances to employees and officers of the Company or its Subsidiaries in the ordinary course of business for bona-fide purposes reasonably related to the business of the Company and its Subsidiaries, not in excess of $5.0 million at any one time outstanding; (i) any acquisition, redemption or repurchase of Senior Debentures or the Senior Notes; (j) any Investments relating to a Receivables Subsidiary, provided that any Investment in an entity that ceases to be a Receivables Subsidiary shall cease to be a Permitted Investment by virtue of this clause and shall be deemed to constitute a new Investment as of the date of such cessation; and (k) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (k), not to exceed $10.0 million at any time outstanding.

     'Permitted Liens' means (i) Liens securing the Senior Revolving Debt that were permitted by the terms of the Senior Debenture Indenture to be incurred;
(ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens incurred in the ordinary course of business;
(vi) Liens to

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secure Indebtedness (including Capital Lease Obligations) permitted by clause
(vi) of the second paragraph of the covenant entitled '-- Incurrence of Indebtedness and Issuance of Preferred Stock' covering only the assets acquired with such Indebtedness); (vii) Liens on Consignment Inventory; (viii) Liens under the Gold Consignment Agreement; (ix) Liens existing on the date of the Senior Debenture Indenture; (x) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (xi) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (xii) Liens securing Capital Lease Obligations and purchase money Indebtedness incurred in accordance with clauses (vi) and (vii), respectively, of the definition of Permitted Debt; provided, however that in the case of purchase money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets being acquired or constructed and shall not be secured by any property or assets of the Company or any Subsidiary of the Company other than the property and assets being acquired or constructed and (b) the Lien securing such Indebtedness shall be created within 30 days of such acquisition or construction; (xiii) Liens granted to lessors or licensors in the ordinary course of business consistent with past practice with respect to fixtures and equipment at store locations leased or licensed from such lessors or licensors;
(xiv) Liens securing any Permitted Refinancing Indebtedness to the extent the Indebtedness being exchanged, extended, renewed, replaced or refunded (and such Permitted Refinancing Indebtedness) was permitted to be so secured; (xv) Liens incurred pursuant to the pledge of any assets (including intercompany notes in respect of monies loaned or advanced by the Company or to the Company) under the Security and Pledge Agreement; (xvi) Liens for judgments, attachments, seizures or levies not to exceed $500,000 in the aggregate outstanding at any time;
(xvii) Liens on Receivables transferred to a Receivables Subsidiary or on assets of a Receivables Subsidiary; and (xviii) zoning restrictions, easements, rights of way, licenses and restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the normal operation of the business of the Company or any of its Subsidiaries or the value of such property for the purpose of such business.

     'Permitted Refinancing Indebtedness' means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used within 60 days after the incurrence thereof to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Subsidiaries that was permitted by the Senior Debenture Indenture to be incurred; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses, premiums, penalties, consent fees and interest incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Debentures, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Debentures on terms at least as favorable to the Holders of Senior Debentures as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iv) such Indebtedness is incurred either by the Company or by the Subsidiary of the Company which is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (v) such Permitted Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse (including, without limitation, by way of any increase

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
in the amount of Indebtedness secured) to the holders of the Senior Debentures than the terms of the Liens (if any) securing such refinanced Indebtedness.

     'Person' means a natural person, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     'Principals' means David B. Cornstein, Arthur E. Reiner, Thomas H. Lee, Thomas H. Lee Capital LLC, employees of Thomas H. Lee Capital LLC and Equity-Linked Investors-II.

     'Public Equity Offering' means an underwritten public offering of Capital Stock (other than Disqualified Stock) of the Company registered under the Securities Act (other than a public offering registered on Form S-8 under the Securities Act) after the date of the Senior Debenture Indenture that results in net proceeds of at least $10.0 million to the Company.

     'Qualified Proceeds' means any of the following or any combination of the following: (i) assets (other than cash or Cash Equivalents) or inventory that are used or useable in the business engaged in by the Company or any of its Subsidiaries on the date of the Senior Debenture Indenture (or in a business reasonably related thereto) or (ii) the Equity Interests of any Person engaged primarily in a business similar to that of the Company or any of its Subsidiaries as of the date of the Senior Debenture Indenture, if, in connection with the receipt by the Company or any Subsidiary of the Company of such Equity Interests, (a) such Person becomes a Wholly-Owned Subsidiary of the Company or
(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Wholly-Owned Subsidiary of the Company.

     'Receivables' means, collectively, (a) the Indebtedness and other obligations owed to the Company or any of its Subsidiaries (before giving effect to any sale or transfer thereof pursuant to a Receivables Facility), whether constituting an account, chattel paper, an instrument, a document or general intangible, arising in connection with the sale of goods and/or services by the Company or such Subsidiary, including the obligation to pay any late fees, interest or other finance charges with respect thereto (each of the foregoing, collectively, an 'Account Receivable'), (b) all of the Company's or such Subsidiary's interest in the goods (including returned goods), if any, the sale of which gave rise to any Account Receivable, and all insurance contracts with respect thereto, (c) all other security interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of any Account Receivable, together with all financing statements and security agreements describing any collateral securing such Account Receivable, (d) all Guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of any Account Receivable, (e) all contracts, invoices, books and records of any kind related to any Account Receivable, (f) all cash collections in respect of, and cash proceeds of, any of the foregoing and any and all lockboxes, lockbox accounts, collection accounts, concentration accounts and similar accounts in or into which such collections and cash proceeds are now or hereafter deposited, collected or concentrated, and
(g) all proceeds of any of the foregoing.

     'Receivables Facility' means, with respect to any Person, any Receivables securitization or factoring program pursuant to which such Person receives proceeds pursuant to a sale, pledge or other encumbrance of its Receivables.

     'Receivables Financing Amount' means at any date, with respect to any Receivables Facility of any Person, the sum on such date of (a) the aggregate uncollected balances of Accounts Receivable (as defined in the definition of 'Receivables') transferred ('Transferred Receivables') in such Receivables Facility plus (b) the aggregate amount of all collections of Transferred Receivables theretofore received by such Person but not yet remitted to the purchaser, net of all reserves and holdbacks retained by or for the benefit of the purchaser and net of any interest retained by such Person and reasonable costs and expenses (including fees and commissions and taxes other than income taxes) incurred by such Person in connection therewith and not payable to any Affiliate of such Person.

     'Receivables Subsidiary' means any Wholly Owned Subsidiary created primarily to purchase or finance the Receivables of the Company and/or its Subsidiaries pursuant to a Receivables Facility, so long as it: (a) has no Indebtedness other than Non-Recourse Debt and (b) is a Person with respect to which neither the Company nor any of its other Subsidiaries has any direct obligation to maintain or

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preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results other than to act as servicer of Receivables. If, at any time, such Receivables Subsidiary would fail to meet the foregoing requirements as a Receivables Subsidiary, it shall thereafter cease to be a Receivables Subsidiary for purposes of the Senior Debenture Indenture and any Indebtedness of such Receivables Subsidiary shall be deemed to be incurred by a Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption '-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock', the Company shall be in default of such covenant).

     'Refinancing' means (i) the offering by the Company of the Senior Debentures, (ii) the offering by Finlay Jewelry of the Senior Notes, (iii) the repurchase or redemption of the Old Debentures by the Company, (iv) the repurchase or redemption of the Old Notes by Finlay Jewelry, (v) the repayment of the original issue discount on the Old Debentures, and (vi) the proposed amendment of the Revolving Credit Agreement to increase the line of credit thereunder to $275.0 million and to make certain other changes.

     'Related Parties' with respect to any Principal means any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause.

     'Restricted Investment' means an Investment other than a Permitted Investment.

     'Revolving Credit Agreement' means the Amended and Restated Credit Agreement, dated as of September 11, 1997, among Finlay Jewelry and Finlay Enterprises, as Borrowers (as defined therein), and General Electric Capital Corporation, as Agent (as defined therein) and Lender (as defined therein), and the other Lenders named therein, providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, restated, renewed, supplemented, refunded, replaced or refinanced from time to time.

     'Senior Revolving Debt' means revolving credit borrowings under the Revolving Credit Agreement and revolving consignments under the Gold Consignment Agreement and, if any, a substantially similar gold consignment agreement pursuant to clause (iv)(y)(b) of the second paragraph of the covenant described above under the caption 'Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock'.

     'Significant Subsidiary' means any Subsidiary that would be a 'significant subsidiary' as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     'Stated Maturity' means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     'Subsidiary' means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of share of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     'Subsidiary Intercompany Notes' means the intercompany notes, subordinate (in accordance with the terms of the Senior Debenture Indenture) in right of payment to all existing Indebtedness of the issuer (other than Indebtedness which by its terms is subordinate in right of payment to other

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Indebtedness of such issuer), issued by the Company or a Subsidiary of the
Company in favor of the Company or a Subsidiary of the Company to evidence advances by the Company or a Subsidiary of the Company, in each case, in the form attached as Exhibit F to the Senior Debenture Indenture.

     'Tax Allocation Agreement' means the Tax Allocation Agreement, dated as of November 1, 1992, between the Company and Finlay Jewelry.

     'Weighted Average Life to Maturity' means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     'Wholly Owned Subsidiary' of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

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
                          DESCRIPTION OF CAPITAL STOCK

     Prior to giving effect to the Equity Offering, the authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share, of which 9,805,803 shares of Common Stock are outstanding and no shares of Preferred Stock are outstanding. The only shares of Common Stock reserved for issuance by the Company's Board of Directors are the 963,492 shares of Common Stock reserved for future issuance pursuant to the Incentive Plans.

     Immediately following consummation of the Equity Offering, the authorized capital stock of the Company will consist of (i) 25,000,000 shares of Common Stock, of which 10,373,113 shares will be outstanding and (ii) 1,000,000 shares of preferred stock, none of which shares will be outstanding.

COMMON STOCK

     VOTING RIGHTS. The Company's Certificate of Incorporation provides that holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The stockholders are not entitled to vote cumulatively for the election of directors.

     DIVIDENDS. Each share of Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors. Under Delaware law, a corporation may declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on the distribution of assets. Finlay's financing arrangements limit the ability of the Company to pay dividends. See 'Risk Factors -- Substantial Leverage'. The Company expects that there will be no source of funds available to it for the payment of distributions other than dividends or other distributions paid to the Company by Finlay Jewelry.

     OTHER RIGHTS. Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any preferred stock that may be issued subsequent to the Equity Offering, all holders of Common Stock are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of the Company. No shares of Common Stock are subject to redemption or a sinking fund. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

     TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Common Stock is Marine Midland Bank.

PREFERRED STOCK

     The Company's ability to issue preferred stock is subject to restrictions contained in the Old Indentures, Senior Indentures and the Revolving Credit Agreement. Future financing agreements may also restrict the Company's ability to issue preferred stock. The Company's Board of Directors is authorized to issue up to 1,000,000 shares of preferred stock from time to time in one or more classes or series and with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as the Board of Directors may be permitted to fix under the laws of the State of Delaware as in effect at the time such class or series is created.

CLASSIFICATION OF DIRECTORS

     The Company's Board of Directors is classified into three classes which shall at all times contain, as nearly as practicable, an equal number of directors. The members of each class will serve staggered three-year terms. At each annual meeting of stockholders, Directors will be elected for a full three-year term to succeed those Directors whose terms are expiring. The Company's classified Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors. See 'Management -- Executive Officers and Directors' and 'Certain Transactions -- Stockholders' Agreement'.

DIRECTORS' LIABILITY

     The Company has included in its Certificate of Incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty. This provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL concerning the unlawful payment of dividends or stock redemptions or repurchases or for any transaction from which the director derived an improper personal benefit. These provisions will not, however, limit the liability of the Company's directors under federal securities laws. Management believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

SECTION 203 OF THE DGCL

     The Company is subject to Section 203 of the DGCL. Section 203 prohibits publicly held Delaware corporations from engaging in a 'business combination' with an 'interested stockholder' for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless (i) prior to such time, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Board of Directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding for this purpose certain shares owned by persons who are directors and also officers of the corporation and by certain employee benefit plans) or (iii) at or after such time the business combination is approved by the Board of Directors of the corporation and by the affirmative vote (and not by written consent) of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. For the purposes of Section 203, a 'business combination' is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An 'interested stockholder' is a person who, together with affiliates and associates, owns (or within the immediately preceding three years did own) 15% or more of the corporation's voting stock. The Lee Investors and the Desai Investors are not subject to the foregoing restrictions.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York and for the Underwriters by Jones, Day, Reavis & Pogue, New York, New York.

                                    EXPERTS

     The Consolidated Financial Statements and Notes thereto of the Company included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this Prospectus and in the Registration Statement in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the

Commission at Room 1024, Judiciary Plaza, 450 Fifth St., N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and its public reference facilities in New York, New York and Chicago, Illinois. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (such as the Company) that file electronically with the Commission. The address of such site is: http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the 'Registration Statement') under the Securities Act, with respect to the Senior Debentures offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information, reference is hereby made to the Registration Statement, which may be inspected or copied at the addresses and Web site indicated above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which the Company has filed with the Commission pursuant to the Exchange Act, are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998; and

          (b) The description of the Common Stock contained in the Company's Registration Statement on Form S-1 filed on October 17, 1997.

     All documents filed by the Company with the Commission pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby (by the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents that have been incorporated herein by reference (not including exhibits to the documents that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the documents this Prospectus incorporates). Requests should be directed to Bonni G. Davis, Esq., Secretary and Corporate Counsel, Finlay Enterprises, Inc., 529 Fifth Avenue, New York, New York 10017 (telephone number: (212) 808-2800).

                            FINLAY ENTERPRISES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                             ----

FINLAY ENTERPRISES, INC.

Report of Independent Public Accountants..................................................................    F-2

Consolidated Statements of Operations for the years ended February 3, 1996,
  February 1, 1997 and January 31, 1998...................................................................    F-3

Consolidated Balance Sheets as of February 1, 1997 and January 31, 1998...................................    F-4

Consolidated Statements of Changes in Stockholders' Equity for the years ended
  February 3, 1996, February 1, 1997 and January 31, 1998.................................................    F-5

Consolidated Statements of Cash Flows for the years ended February 3, 1996,
  February 1, 1997 and January 31, 1998...................................................................    F-6

Notes to Consolidated Financial Statements................................................................    F-7

FINLAY FINE JEWELRY CORPORATION

Report of Independent Public Accountants..................................................................   F-23

Consolidated Statements of Operations for the years ended February 3, 1996,
  February 1, 1997 and January 31, 1998...................................................................   F-24

Consolidated Balance Sheets as of February 1, 1997 and January 31, 1998...................................   F-25

Consolidated Statements of Changes in Stockholder's Equity for the years ended
  February 3, 1996, February 1, 1997 and January 31, 1998.................................................   F-26

Consolidated Statements of Cash Flows for the years ended February 3, 1996,
  February 1, 1997 and January 31, 1998...................................................................   F-27

Notes to Consolidated Financial Statements................................................................   F-28

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Stockholders and Board of Directors
  of Finlay Enterprises, Inc.:

We have audited the accompanying consolidated balance sheets of Finlay Enterprises, Inc. (a Delaware corporation) and subsidiaries as of February 1, 1997 and January 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fifty-three weeks ended February 3, 1996, the fifty-two weeks ended February 1, 1997 and the fifty-two weeks ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Finlay Enterprises, Inc. and subsidiaries as of February 1, 1997 and January 31, 1998, and the results of their operations and their cash flows for the fifty-three weeks ended February 3, 1996, the fifty-two weeks ended February 1, 1997 and the fifty-two weeks ended January 31, 1998, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

New York, New York
March 18, 1998

                            FINLAY ENTERPRISES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                      YEAR ENDED
                                                                       -----------------------------------------
                                                                       FEBRUARY 3,    FEBRUARY 1,    JANUARY 31,
                                                                          1996           1997           1998
                                                                       -----------    -----------    -----------
Sales...............................................................   $   654,491    $   685,274    $   769,862
Cost of sales.......................................................       314,029        330,300        371,085
                                                                       -----------    -----------    -----------
  Gross margin......................................................       340,462        354,974        398,777
Selling, general and administrative expenses........................       282,504        290,138        324,777
Depreciation and amortization.......................................         9,659         10,840         12,163
                                                                       -----------    -----------    -----------
  Income (loss) from operations.....................................        48,299         53,996         61,837
Proceeds from life insurance........................................        (5,000)            --             --
Interest expense, net...............................................        29,705         31,204         34,115
                                                                       -----------    -----------    -----------
  Income (loss) before income taxes.................................        23,594         22,792         27,722
Provision (credit) for income taxes.................................         9,343         11,035         12,527
                                                                       -----------    -----------    -----------
  Net income (loss).................................................        14,251         11,757         15,195
Dividends on Preferred Stock and accretion on conversion of
  Preferred Stock...................................................        10,717             --             --
                                                                       -----------    -----------    -----------
Net income (loss) applicable to common shares.......................   $     3,534    $    11,757    $    15,195
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------
Net income (loss) per share applicable to common shares:
  Basic net income (loss) per share.................................   $      0.55    $      1.59    $      1.89
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------
  Diluted net income (loss) per share...............................   $      0.53    $      1.55    $      1.84
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------
Weighted average shares and share equivalents outstanding...........     6,639,727      7,569,529      8,275,934
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                            FINLAY ENTERPRISES, INC.
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                         FEBRUARY 1,    JANUARY 31,
                                                                                            1997           1998
                                                                                         -----------    -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents...........................................................    $  20,846      $  13,588
  Accounts receivable--department stores..............................................       15,362         20,772
  Other receivables...................................................................        4,350          6,862
  Merchandise inventories.............................................................      222,445        279,766
  Prepaid expenses and other..........................................................        1,437          1,781
                                                                                         -----------    -----------
     Total current assets.............................................................      264,440        322,769
                                                                                         -----------    -----------
Fixed assets
  Equipment, fixtures and leasehold improvements......................................       73,223         95,257
  Less--accumulated depreciation and amortization.....................................       21,423         28,249
                                                                                         -----------    -----------
     Fixed assets, net................................................................       51,800         67,008
                                                                                         -----------    -----------
Deferred charges and other assets.....................................................        9,770         14,188
Goodwill..............................................................................       95,263        104,271
                                                                                         -----------    -----------
     Total assets.....................................................................    $ 421,273      $ 508,236
                                                                                         -----------    -----------
                                                                                         -----------    -----------

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt...................................................    $       2      $      --
  Accounts payable--trade.............................................................      133,252        160,434
  Accrued liabilities:
     Accrued salaries and benefits....................................................       15,061         12,694
     Accrued miscellaneous taxes......................................................        4,148          5,014
     Accrued insurance................................................................          762            215
     Accrued interest.................................................................        3,833          3,902
     Accrued management transition and consulting.....................................        1,787          1,092
     Other............................................................................       15,124         15,558
Income taxes payable..................................................................       12,046         14,246
Deferred income taxes.................................................................          809          1,219
                                                                                         -----------    -----------
       Total current liabilities......................................................      186,824        214,374
Long-term debt........................................................................      211,427        221,026
Other non-current liabilities.........................................................          517            497
                                                                                         -----------    -----------
       Total liabilities..............................................................      398,768        435,897
                                                                                         -----------    -----------
Stockholders' equity
  Common Stock, par value $.01 per share; authorized 25,000,000 shares; issued and
     outstanding 7,558,838 and 9,779,050 shares, respectively.........................           76             98
  Additional paid-in capital..........................................................       47,725         86,135
  Distributions to investor group in excess of carryover basis........................      (24,390)       (24,390)
  Note receivable from stock sale.....................................................       (1,001)        (1,001)
  Retained earnings (deficit).........................................................        3,145         18,340
  Foreign currency translation adjustment.............................................       (3,050)        (6,843)
                                                                                         -----------    -----------
       Total stockholders' equity.....................................................       22,505         72,339
                                                                                         -----------    -----------
       Total liabilities and stockholders' equity.....................................    $ 421,273      $ 508,236
                                                                                         -----------    -----------
                                                                                         -----------    -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                            FINLAY ENTERPRISES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                         COMMON STOCK                 DISTRIBUTIONS TO     NOTE                 FOREIGN
                                       -----------------  ADDITIONAL   INVESTOR GROUP   RECEIVABLE   RETAINED   CURRENCY
                                        NUMBER             PAID-IN      IN EXCESS OF       FROM      EARNINGS  TRANSLATION
                                       OF SHARES  AMOUNT   CAPITAL    CARRYOVER BASIS   STOCK SALE   (DEFICIT) ADJUSTMENT
                                       ---------  ------  ----------  ----------------  -----------  --------  ----------
Balance, January 28, 1995...........   2,394,632   $ 24    $(19,237)      $(24,390)       $(1,001)   $(12,146)  $   (334)
  Net income (loss).................          --     --          --             --             --      14,251         --
  Dividends on Series C Preferred
    Stock...........................          --     --          --             --             --        (717)        --
  Foreign currency translation
    adjustment......................          --     --          --             --             --          --       (413)
  Exercise of stock options.........      47,940     --         444             --             --          --         --
  Issuance of Common Stock..........   2,500,000     25      30,133             --             --          --         --
  Conversion of Series C Preferred
    Stock to Common Stock...........   2,581,784     26      36,119             --             --     (10,000)        --
                                       ---------  ------  ----------  ----------------  -----------  --------  ----------
Balance, February 3, 1996...........   7,524,356     75      47,459        (24,390)        (1,001)     (8,612)      (747)
  Net income (loss).................          --     --          --             --             --      11,757         --
  Foreign currency translation
    adjustment......................          --     --          --             --             --          --     (2,303)
  Exercise of stock options.........      34,482      1         266             --             --          --         --
                                       ---------  ------  ----------  ----------------  -----------  --------  ----------
Balance, February 1, 1997...........   7,558,838     76      47,725        (24,390)        (1,001)      3,145     (3,050)
  Net income (loss).................          --     --          --             --             --      15,195         --
  Foreign currency translation
    adjustment......................          --     --          --             --             --          --     (3,793)
  Issuance of Common Stock..........   2,196,971     22      38,102             --             --          --         --
  Exercise of stock options.........      23,241     --         308             --             --          --         --
                                       ---------  ------  ----------  ----------------  -----------  --------  ----------
Balance, January 31, 1998...........   9,779,050   $ 98    $ 86,135       $(24,390)       $(1,001)   $ 18,340   $ (6,843)
                                       ---------  ------  ----------  ----------------  -----------  --------  ----------
                                       ---------  ------  ----------  ----------------  -----------  --------  ----------


                                          TOTAL
                                      STOCKHOLDERS'
                                         EQUITY
                                      -------------
Balance, January 28, 1995...........    $ (57,084)
  Net income (loss).................       14,251
  Dividends on Series C Preferred
    Stock...........................         (717)
  Foreign currency translation
    adjustment......................         (413)
  Exercise of stock options.........          444
  Issuance of Common Stock..........       30,158
  Conversion of Series C Preferred
    Stock to Common Stock...........       26,145
                                      -------------
Balance, February 3, 1996...........       12,784
  Net income (loss).................       11,757
  Foreign currency translation
    adjustment......................       (2,303)
  Exercise of stock options.........          267
                                      -------------
Balance, February 1, 1997...........       22,505
  Net income (loss).................       15,195
  Foreign currency translation
    adjustment......................       (3,793)
  Issuance of Common Stock..........       38,124
  Exercise of stock options.........          308
                                      -------------
Balance, January 31, 1998...........    $  72,339
                                      -------------
                                      -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                            FINLAY ENTERPRISES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                          YEAR ENDED
                                                                           -----------------------------------------
                                                                           FEBRUARY 3,    FEBRUARY 1,    JANUARY 31,
                                                                              1996           1997           1998
                                                                           -----------    -----------    -----------
Cash flows from operating activities:
  Net income (loss).....................................................    $   14,251     $   11,757     $   15,195
  Adjustments to reconcile net income (loss) to net cash provided from
     (used in) operating activities:
  Depreciation and amortization.........................................        10,764         12,067         13,415
  Imputed interest on debentures........................................         7,697          8,494          9,545
  Other, net............................................................        (1,534)        (1,105)        (1,817)
  Changes in operating assets and liabilities, net of effects from purchase of Diamond Park assets (Note 12):
     (Increase) decrease in accounts and other receivables..............        (9,856)         1,548         (8,795)
     Increase in merchandise inventories................................       (35,601)       (28,380)       (15,360)
     (Increase) decrease in prepaid expenses and other..................          (267)            72            385
     Increase in accounts payable and accrued liabilities...............         9,783          8,645         22,932
     Increase (decrease) in deferred income taxes.......................          (539)           (27)           410
                                                                           -----------    -----------    -----------
       Net cash provided from (used in) operating activities............        (5,302)        13,071         35,910
                                                                           -----------    -----------    -----------

Cash flows from investing activities:
  Purchases of equipment, fixtures and leasehold improvements...........       (14,933)       (17,533)       (19,338)
  Payment for purchase of Diamond Park assets...........................            --             --        (57,642)
  Other, net............................................................        (1,582)          (621)        (1,935)
                                                                           -----------    -----------    -----------
       Net cash used in investing activities............................       (16,515)       (18,154)       (78,915)
                                                                           -----------    -----------    -----------

Cash flows from financing activities:
  Proceeds from revolving credit facility...............................       439,720        442,947        564,510
  Principal payments on revolving credit facility.......................      (439,720)      (442,947)      (564,510)
  Repurchase of debentures..............................................        (5,789)            --             --
  Net proceeds from public offerings of common stock....................        30,158             --         38,124
  Capitalized financing costs...........................................            --             --         (2,347)
  Other, net............................................................            75             61            306
                                                                           -----------    -----------    -----------
       Net cash provided from financing activities......................        24,444             61         36,083
                                                                           -----------    -----------    -----------
       Effect of exchange rate changes on cash..........................          (221)          (146)          (336)
                                                                           -----------    -----------    -----------
       Increase (decrease) in cash and cash equivalents.................         2,406         (5,168)        (7,258)
Cash and cash equivalents, beginning of period..........................        23,608         26,014         20,846
                                                                           -----------    -----------    -----------
Cash and cash equivalents, end of period................................    $   26,014     $   20,846     $   13,588
                                                                           -----------    -----------    -----------
                                                                           -----------    -----------    -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                            FINLAY ENTERPRISES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION OF THE COMPANY AND TRANSACTIONS

     Finlay Enterprises, Inc., (the 'Company'), a Delaware corporation, conducts business through its wholly owned subsidiary, Finlay Fine Jewelry Corporation and its wholly owned subsidiaries ('Finlay Jewelry'). References to 'Finlay' mean collectively, the Company and Finlay Jewelry. Finlay is a retailer of fine jewelry products and primarily operates leased fine jewelry departments in department stores throughout the United States and France. All references herein to leased departments refer to departments operated pursuant to license agreements or other arrangements with host department stores.

  PUBLIC OFFERINGS AND RELATED TRANSACTIONS

     On October 21, 1997, the Company completed a public offering (the '1997 Offering') of 3,450,000 shares of its common stock, par value $.01 per share ('Common Stock') at a price of $19.00 per share, of which 2,196,971 shares were issued and sold by the Company. An additional 1,253,029 shares were sold by existing stockholders. The underwriters' over-allotment was exercised in full. Net proceeds to the Company from the 1997 Offering were $38,124,000. The Company expects to use the funds resulting from the 1997 Offering for working capital, repayment of indebtedness or other general corporate purposes.

     On April 6, 1995, the Company completed an initial public offering (the 'Initial Public Offering') of 2,500,000 shares of its Common Stock, at a price of $14.00 per share. An additional 115,000 shares were sold by non-management selling stockholders. Net proceeds from the Initial Public Offering were $30,200,000 and were used to repurchase $6,103,000 accreted balance of the Company's 12% Senior Discount Debentures due 2005 (the 'Debentures') with the balance of the net proceeds used to reduce a portion of the outstanding indebtedness under Finlay's revolving credit facility with General Electric Capital Corporation ('G.E. Capital') and the other lenders named thereto.

     Immediately prior to the completion of the Initial Public Offering, the holders of the Company's 10% Series C Cumulative Preferred Stock ('Series C Preferred Stock') exchanged all outstanding shares of Series C Preferred Stock with the Company for 2,581,784 shares of Common Stock (the 'Series C Exchange'). For purposes of the Series C Exchange, the outstanding Series C Preferred Stock was (i) valued at its liquidation value of $30,000,000 plus $6,145,000 of accrued dividends through the date of completion of the Series C Exchange, paid in kind at a quarterly rate of 2.5%, and (ii) exchanged for Common Stock at the initial public offering price of $14.00 per share.

  THE 1993 RECAPITALIZATION

     In May 1993, an affiliate of Thomas H. Lee Company (together with its affiliated transferees, the 'Lee Investors') and partnerships managed by Desai Capital Management Incorporated (collectively, the 'Desai Investors'), acquired 36.8% and 24.5%, respectively, of the outstanding voting securities of the Company in a series of transactions which recapitalized the Company (the '1993 Recapitalization'). Following the 1993 Recapitalization, management maintained a substantial equity interest in the Company.

     The 1993 Recapitalization included an investment by the Lee Investors and the Desai Investors in units consisting of the Series C Preferred Stock and Common Stock (the 'Lee/Desai Units'). Concurrently, certain other existing classes of preferred stock and all outstanding warrants to purchase Common Stock were redeemed. These equity related transactions resulted in the Lee Investors and the Desai Investors obtaining 52.6% beneficial ownership of the outstanding Common Stock.

     The 1993 Recapitalization also included the public issuance by the Company of units consisting of Debentures and Common Stock, the public issuance by Finlay Jewelry of the 10 5/8% Senior Notes due 2003 (the 'Notes') and the refinancing of the Company's outstanding term loans and revolving indebtedness with Westinghouse Credit Corporation ('WCC'). The WCC revolving credit facility was replaced by the revolving credit facility with G.E. Capital. See Note 4.

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--ORGANIZATION OF THE COMPANY AND TRANSACTIONS (CONTINUED)

   ORGANIZATION AND THE 1988 LEVERAGED RECAPITALIZATION

     Finlay Jewelry was initially incorporated on August 2, 1985 as SL Holdings Corporation ('SL Holdings'). The Company, incorporated on November 22, 1988, was organized by certain officers and directors (the 'Investor Group') of SL Holdings to acquire certain operations of SL Holdings. In connection with the reorganization ('1988 Leveraged Recapitalization'), which resulted in the merger of a wholly owned subsidiary of the Company into SL Holdings, SL Holdings changed its name to Finlay Fine Jewelry Corporation and became a wholly owned subsidiary of the Company.

     The 1988 Leveraged Recapitalization was accounted for as a purchase in the accompanying financial statements. Accordingly, the excess of the purchase price over the net assets of Finlay Jewelry has been assigned to goodwill. Since certain members of the Investor Group beneficially owned shares of SL Holdings before the 1988 Leveraged Recapitalization and owned shares of the Company after the 1988 Leveraged Recapitalization, the purchase method of accounting does not apply to their ownership interest in SL Holdings. Accordingly, for accounting purposes, stockholders' equity reflects the total shares of SL Holdings owned by the Investor Group at their respective adjusted historical costs, reduced by the consideration paid for the SL Holdings shares owned by the Investor Group. This resulted in a reduction in stockholders' equity of $24,390,000 and is reflected as Distributions to investor group in excess of carryover basis in the accompanying Consolidated Balance Sheets.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING AND PRESENTATION: The accompanying Consolidated Financial Statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles, which, for certain financial statement accounts, requires the use of management's estimates. Actual results may differ from these estimates.

     FISCAL YEAR: The Company's fiscal year ends on the Saturday closest to January 31. References to 1995, 1996 and 1997 relate to the fiscal years ended on February 3, 1996, February 1, 1997 and January 31, 1998. Each of the fiscal years includes 52 weeks except 1995, which includes 53 weeks.

     MERCHANDISE INVENTORIES: Consolidated inventories are stated at the lower of cost or market with cost for the domestic operations determined by the last-in, first-out ('LIFO') method. Market represents estimated realizable value after providing for a normal profit margin. The cost to Finlay of gold merchandise sold on consignment, which typically varies with the price of gold, is not fixed until the sale is reported to the vendor following the sale of the merchandise. Finlay at times enters into futures contracts, such as options or forwards, based upon the anticipated sales of gold product in order to hedge against the risk arising from those payment arrangements. Changes in the market value of futures contracts are accounted for as an addition to or reduction from the inventory cost. For the years ended February 3, 1996, February 1, 1997 and January 31, 1998, the gain/loss on open futures contracts was not material. The Company did not have any open positions in futures contracts for gold at February 1, 1997 or January 31, 1998.

     DEPRECIATION AND AMORTIZATION: Depreciation and amortization, except where otherwise indicated, are computed by the straight-line method over the estimated useful lives of the fixed assets ranging from three to thirty-nine years. In 1997, the Company capitalized $660,000 of interest in connection with the construction of its warehouse and distribution facility. The capitalized interest was recorded as part of the asset to which it related and is being amortized over the asset's estimated useful life.

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Finlay Jewelry. All significant intercompany transactions have been eliminated in consolidation.

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     SOFTWARE DEVELOPMENT COSTS: Costs incurred for the routine operation and maintenance of management information systems are expensed as incurred. It is the Company's policy to capitalize significant amounts relating to software purchased from third party software vendors as well as external consulting costs incurred in the development and improvement of management information systems.

     In 1998, Statement of Position No. 98-1, 'Accounting for the Costs of Computer Software Developed or Obtained for Internal Use' was issued, whereby the Company will be required to capitalize certain internal payroll costs for employees directly associated with the development of software for internal use. The Company intends to adopt this statement in 1999, and does not expect it to have a material impact on its consolidated financial statements.

     INTANGIBLE ASSETS ARISING FROM ACQUISITION: The excess purchase price paid over the fair market value of net assets acquired ('Goodwill') was recorded in accordance with Accounting Principles Board ('APB') Opinion No. 16--'Accounting for Business Combinations' and is being amortized on a straight-line basis. The Goodwill related to the 1988 Leveraged Recapitalization and the Diamond Park Acquisition (as defined in Note 12) is being amortized over 40 years and 20 years, respectively. The Company continually evaluates the carrying value and the economic useful life of Goodwill based on the Company's operating results and the expected future net cash flows and will adjust the carrying value and the related amortization periods, if and when appropriate. Amortization of Goodwill for 1995, 1996 and 1997 totaled $3,149,000, $3,143,000 and $3,367,000, respectively. Accumulated amortization of Goodwill at February 1, 1997 and January 31, 1998 totaled $24,551,000 and $27,825,000, respectively.

     FOREIGN CURRENCY TRANSLATION: Results of operations for Finlay Jewelry's foreign subsidiary are translated into U.S. dollars using the average exchange rates during the period, while assets and liabilities are translated using current rates in accordance with Statement of Financial Accounting Standards ('SFAS') No. 52, 'Foreign Currency Translation'. The resulting translation adjustments are recorded directly into a separate component of Stockholders' equity. Transaction gains and losses are reported in net income and were not significant in any year.

     NET INCOME (LOSS) PER SHARE: Net income (loss) per share has been computed in accordance with SFAS No. 128, 'Earnings per Share' which was adopted by the Company at the end of 1997. Basic and diluted net income (loss) per share were calculated using the weighted average number of shares outstanding during each period, with options to purchase Common Stock included in diluted net income
(loss) per share, using the treasury stock method, to the extent that such options were dilutive. The per share amounts for each period presented have been restated to reflect the adoption of SFAS No. 128. The following is an analysis of the differences between basic and diluted net income (loss) per share:

                                       FEBRUARY 3,                   FEBRUARY 1,                   JANUARY 31,
                                           1996                          1997                          1998
                                --------------------------    --------------------------    --------------------------
                                   NO. OF           PER          NO. OF           PER          NO. OF           PER
                                   SHARES          SHARE         SHARES          SHARE         SHARES          SHARE
                                -------------    ---------    -------------    ---------    -------------    ---------
Weighted average shares
  outstanding................      6,458,563       $0.55         7,417,343       $1.59         8,050,346       $1.89
Dilutive stock options.......        181,164       (0.02)          152,186       (0.04)          225,588       (0.05)
                                -------------    ---------    -------------    ---------    -------------    ---------
Weighted average shares and
  share equivalents..........      6,639,727       $0.53         7,569,529       $1.55         8,275,934       $1.84
                                -------------    ---------    -------------    ---------    -------------    ---------
                                -------------    ---------    -------------    ---------    -------------    ---------

     For each of 1995, 1996 and 1997, there were no adjustments to Net income
(loss) applicable to common shares used to calculate basic and diluted net income (loss) per share.

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     NET INCOME (LOSS) APPLICABLE TO COMMON SHARES: The Company has reflected in Net income (loss) applicable to common shares, dividends and accretion on the conversion of Preferred Stock for each period presented, as appropriate.

     DEBT ISSUANCE COSTS: Debt issuance costs of $10,876,000 arising primarily from the 1993 Recapitalization are being amortized using the straight line method over the terms of the related debt agreements. These debt issuance costs totaled approximately $4,600,000 at February 1, 1997 and $5,862,000 at January 31, 1998. The debt issuance costs are reflected as a component of Deferred charges and other assets in the accompanying Consolidated Balance Sheets. Amortization of debt issuance costs for 1995, 1996 and 1997 totaled $1,037,000, $1,056,000 and $1,055,000, respectively, and have been recorded as a component of Interest expense, net in the accompanying Consolidated Statements of Operations.

     COST OF SALES: Cost of sales includes the cost of merchandise sold, repair expense, shipping, shrinkage and inventory losses. Buying and occupancy costs such as lease and rental fees are not included in Cost of sales and are reflected in Selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

     ADVERTISING COSTS: All costs associated with advertising are expensed in the month that the advertising takes place. For 1995, 1996 and 1997, gross advertising expenses were $39,862,000, $43,747,000 and $47,913,000 and are included in Selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

     STATEMENTS OF CASH FLOWS: The Company considers cash on hand, deposits in banks and deposits in money market funds as cash and cash equivalents. Interest paid during 1995, 1996 and 1997 was $21,027,000, $21,480,000 and $23,347,000
(net of capitalized interest), respectively. Income taxes paid in 1995, 1996 and 1997 totaled $9,372,000, $9,368,000 and $10,676,000, respectively. Refer to Note
12 for a discussion of the Diamond Park Acquisition.

     FAIR VALUE OF FINANCIAL INSTRUMENTS: Cash, accounts receivable, short-term borrowings, accounts payable and accrued liabilities are reflected in the consolidated financial statements at fair value because of the short-term maturity of these instruments. Marketable securities are recorded in the consolidated financial statements at current market values, which approximates cost. The fair values of the Company's debt and off-balance sheet financial instruments are disclosed in Note 4.

     STOCK-BASED COMPENSATION: Stock-based compensation is recognized using the intrinsic value method. For disclosure purposes, pro forma net income and earnings per share are provided as if the fair value method had been applied.

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS: SFAS No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of', requires long-lived assets as well as identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Upon adoption of this Statement in 1996 and to date, there was no impact on the Company's financial position or results of operations.

     SEASONALITY: A significant portion of Finlay's revenues are generated in the fourth quarter due to the seasonality of the retail industry. As such, results for interim periods are not indicative of annual results. Refer to Note 11 for unaudited quarterly financial data.

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--MERCHANDISE INVENTORIES

     Merchandise inventories consisted of the following:

                                                                FEBRUARY 1,       JANUARY 31,
                                                                   1997              1998
                                                                -----------    -----------------
                                                                         (IN THOUSANDS)
Jewelry goods--rings, watches and other fine jewelry
  (specific identification basis)............................    $ 231,298         $ 286,289
Excess of specific identification cost over LIFO inventory
  value......................................................        8,853             6,523
                                                                -----------    -----------------
                                                                 $ 222,445         $ 279,766
                                                                -----------    -----------------
                                                                -----------    -----------------

     The LIFO method had the effect of decreasing Income (loss) before income taxes in 1995 and 1996 by $943,000 and $1,919,000, respectively, and increasing Income (loss) before income taxes in 1997 by $2,330,000. Finlay determines its LIFO inventory value by utilizing selected producer price indices published for jewelry and watches by the Bureau of Labor Statistics. Due to the application of APB Opinion No. 16, inventory valued at LIFO for income tax reporting purposes is approximately $21,000,000 lower than that for financial reporting purposes at January 31, 1998.

     Approximately $194,276,000 and $219,822,000 at February 1, 1997 and January 31, 1998, respectively, of merchandise received on consignment has been excluded from Merchandise inventories and Accounts payable-trade in the accompanying Consolidated Balance Sheets.

     In August 1995, Finlay Jewelry entered into a gold consignment agreement (the 'Gold Consignment Agreement') with Rhode Island Hospital Trust National Bank ('RIHT'), which matures on May 31, 1998. The Gold Consignment Agreement enables Finlay Jewelry to receive merchandise by providing gold, or otherwise making payment, to certain vendors who currently supply Finlay with merchandise on consignment. While the merchandise involved remains consigned, title to the gold content of the merchandise transfers from the vendors to RIHT. As a result, such vendors have reduced their working capital requirements and associated financing costs. Consequently, Finlay has negotiated more favorable prices and terms with the participating vendors.

     Finlay can obtain, pursuant to the Gold Consignment Agreement, up to the lesser of (i) 85,000 fine troy ounces or (ii) $25 million worth of gold, subject to a formula as prescribed by the Gold Consignment Agreement. At February 1, 1997 and January 31, 1998, amounts outstanding under the Gold Consignment Agreement totaled 36,916 and 39,676 fine troy ounces, respectively, valued at approximately $12.8 million and $12.1 million, respectively. The purchase price per ounce is based on the daily Second London Gold Fixing. For financial statement purposes, the consigned gold is not included in Merchandise inventories on the Company's Consolidated Balance Sheets and, therefore, no related liability has been recorded. Under the Gold Consignment Agreement, Finlay is required to pay a daily consignment fee on the dollar equivalent of the fine gold value of the ounces of gold consigned thereunder. The daily consignment fee is based on a floating rate which, as of February 1, 1997 and January 31, 1998, was approximately 4.5% and 4.3%, respectively, per annum. In addition, Finlay is required to pay an unused line fee of 0.5% if the amount of gold consigned has a value equal to or less than $10 million. Included in interest expense for the year ended February 1, 1997 and January 31, 1998 are consignment fees of $638,000 and $725,000, respectively.

     In conjunction with the Gold Consignment Agreement, Finlay Jewelry granted RIHT a first priority perfected lien on, and a security interest in, specified gold jewelry of participating vendors approved under the Gold Consignment Agreement and a lien on proceeds and products of such jewelry subject to the terms of an intercreditor agreement between RIHT and G.E. Capital.

     The Gold Consignment Agreement requires Finlay Jewelry to comply with certain covenants, including restrictions on the incurrence of certain indebtedness, the incurrence or creation of liens, engaging in certain transactions with affiliates and related parties and limitations on the payment of dividends. The Gold Consignment Agreement also contains various financial covenants, including fixed charge coverage ratio requirements and certain maximum debt limitations. Finlay Jewelry was in compliance with all of its financial covenants as of and for the year ended January 31, 1998.

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--SHORT AND LONG-TERM DEBT

     The Company and Finlay Jewelry are parties to a credit agreement with G.E. Capital and the other lenders thereto (the 'Revolving Credit Agreement') which provides Finlay with a senior secured revolving line of credit of up to $225 million (the 'Revolving Credit Facility'), a portion of which is available to the Company under certain circumstances. The Revolving Credit Facility provides Finlay with a facility maturing in March 2003, for borrowings based on an advance rate of (i) up to 85% of eligible accounts receivable and (ii) up to 60% of eligible owned inventory after taking into account such reserves or offsets as G.E. Capital may deem appropriate (the 'Borrowing Base'). Eligibility criteria are established by G.E. Capital, which retains the right to adjust the Borrowing Base in its reasonable judgement by revising standards of eligibility, establishing reserves and/or increasing or decreasing from time to time the advance rates (except that any increase in the borrowing base rate percentage shall require the consent of the lenders). Finlay Jewelry is permitted to use up to $30 million of the Revolving Credit Agreement for the guarantee of letters of credit issued for the account of Finlay Jewelry. The outstanding revolving credit balance and letter of credit balance under the Revolving Credit Agreement are required to be reduced each year to $50 million or less and $20 million or less, respectively, for a 30 consecutive day period (the 'Balance Reduction Requirement'). However, the indentures with respect to the Notes (the 'Note Indenture') and Debentures (the 'Debenture Indenture') require Finlay to reduce the balance of the Revolving Credit Agreement in each year to $10 million or less for a specified 25 consecutive day period. Funds available under the Revolving Credit Agreement are utilized for working capital purposes.

     Amounts outstanding under the Revolving Credit Agreement presently bear interest at a rate equal to, at Finlay's option, (i) the Index Rate (as defined) plus 0.5% or (ii) for one or more portions of the Revolving Credit Facility of $1.0 million or any greater integral multiple thereof, reserve adjusted LIBOR plus 1.5%. Commencing in late 1998, amounts outstanding under the Revolving Credit Agreement will bear interest at a rate equal to, at Finlay's option, (i) the Index Rate plus a margin ranging from zero to 1.0% or (ii) adjusted LIBOR plus a margin ranging from 1.0% to 2.0%, in each case depending on the financial performance of the Company. 'Index Rate' is defined as the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the 'base rate on corporate loans at large U.S. money center commercial banks' and (ii) the Federal Funds Rate plus 50 basis points per annum. A letter of credit fee of 1.5% per annum of the face amount of letters of credit guaranteed under the Revolving Credit Agreement and an unused facility fee equal to 0.375% per annum on the average unused daily balance of the Revolving Credit Facility is payable monthly in arrears. Upon the occurrence (and during the continuance) of an event of default under the Revolving Credit Agreement, interest would accrue at a rate which is 2% in excess of the rate otherwise applicable, and would be payable upon demand.

     The Revolving Credit Agreement is secured by a first priority perfected security interest in all of Finlay Jewelry's (and any subsidiary's) present and future tangible and intangible assets, excluding any of the Company's lease agreements which are not assignable without the lessor's consent.

     The Revolving Credit Agreement contains customary covenants, including limitations on capital expenditures, limitations on borrowing transactions between Finlay and its officers, directors, employees and affiliates and limitations on payments of dividends. In addition, the lenders have the right to approve certain private sales of Common Stock. The Revolving Credit Agreement also contains various financial covenants, including minimum earnings and fixed charge coverage ratio requirements and certain maximum debt limitations. Finlay was in compliance with all of its financial covenants as of and for the year ended January 31, 1998.

     There were no amounts outstanding at February 1, 1997 or January 31, 1998 under the Revolving Credit Agreement. The maximum amounts outstanding under the Revolving Credit Agreement during

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--SHORT AND LONG-TERM DEBT (CONTINUED)

1995, 1996 and 1997 were $99,100,000, $114,100,000 and $189,200,000, respectively. The average amounts outstanding for the same periods were $68,400,000, $75,371,000 and $107,700,000, respectively. The weighted average interest rates during the period were 8.9%, 8.0% and 7.9% for 1995, 1996 and 1997, respectively.

     At February 1, 1997 and January 31, 1998, Finlay had letters of credit outstanding totaling $11.1 million and $10.3 million, respectively, which guarantee various trade activities. The contract amount of the letters of credit approximate their fair value.

     Long-term debt consisted of the following:

                                                                     FEBRUARY 1,    JANUARY 31,
                                                                        1997           1998
                                                                     -----------    -----------
                                                                           (IN THOUSANDS)
Senior Notes (a)..................................................    $ 135,000      $ 135,000
Debentures (b)....................................................       76,427         86,026
Other.............................................................            2             --
                                                                     -----------    -----------
                                                                        211,429        221,026
Less--current portion.............................................            2             --
                                                                     -----------    -----------
                                                                      $ 211,427      $ 221,026
                                                                     -----------    -----------
                                                                     -----------    -----------

------------------
(a) On May 26, 1993, as part of the 1993 Recapitalization, Finlay Jewelry issued 10 5/8% Senior Notes due 2003 with an aggregate principal amount of $135,000,000. Interest on the Notes is payable semi-annually on May 1 and November 1 of each year, and commenced on November 1, 1993. Except in the case of certain equity offerings, the Notes are not redeemable prior to May 1, 1998. Thereafter, the Notes will be redeemable, in whole or in part, at the option of Finlay, at specified redemption prices plus accrued and unpaid interest, if any, to the date of the redemption. In the event of a Change of Control (as defined in the Note Indenture), each holder of the Notes will have the right to require Finlay Jewelry to repurchase its Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the repurchase date. The Notes rank senior in right of payment to all subordinated indebtedness of Finlay and pari passu in right of payment with all senior borrowings, including borrowings under the Revolving Credit Agreement. However, because the Revolving Credit Agreement is secured by a pledge of substantially all the assets of Finlay Jewelry, the Notes are structurally subordinated to the borrowings under the Revolving Credit Agreement. The Note Indenture contains restrictions relating to, among other things, the payment of dividends, the repurchase of stock and the making of certain other restricted payments, the incurrence of additional indebtedness, the creation of certain liens, certain asset sales transactions with subsidiaries and other affiliates and mergers and consolidations.

    The fair value of the Notes at January 31, 1998, determined based on market quotes, was $141,750,000.

(b) On May 26, 1993, as part of the 1993 Recapitalization, the Company sold, for $55,167,140, an aggregate of 98,000 units consisting of $98,000,000 12%
    Senior Discount Debentures due 2005 and 130,667 shares of Common Stock. Based on a fair market value of $7.23 per share on May 26, 1993, $944,067 was allocated to Common Stock with a resulting discount to the Debentures. Commencing May 1, 1998, interest will accrue until maturity. Interest on the Debentures is payable semi-annually on May 1 and November 1 of each year, commencing November 1, 1998. Except in the case of certain equity offerings, the Debentures are not redeemable prior to May 1, 1998. In the

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--SHORT AND LONG-TERM DEBT (CONTINUED)

    event of a Change of Control (as defined in the Debenture Indenture), each holder of the Debentures will have the right to require the Company to repurchase its Debentures at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the repurchase date. Thereafter, the Debentures will be redeemable, in whole or in part, at the option of the Company, at specified redemption prices plus accrued and unpaid interest, if any, to the date of redemption.

    The Debentures rank pari passu in right of payment to all senior indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Debentures are secured by a first priority lien on and security interest in all of the issued and outstanding stock and intercompany indebtedness, if any, of Finlay Jewelry. However, the operations of the Company are conducted through Finlay Jewelry and, therefore, the Company is dependent upon the cash flow of Finlay Jewelry to meet its obligations, including its obligations under the Debentures. As a result, the Debentures are effectively subordinated to all indebtedness and all other obligations of Finlay Jewelry. The Debenture Indenture contains restrictions relating to, among other things, the payment of dividends, the repurchase of stock and the making of certain other restricted payments, the incurrence of additional indebtedness, the creation of certain liens, certain asset sales transactions with subsidiaries and other affiliates and mergers and consolidations. The amount of imputed interest recorded in 1995, 1996 and 1997 was $7,697,000, $8,494,000 and
    $9,545,000, respectively.

    The fair value of the Debentures, determined based on market quotes, was $87,061,000 at January 31, 1998.

    Finlay was in compliance with all of the provisions of the Note and Debenture Indentures as of and for the year ended January 31, 1998.

     The aggregate amounts of long-term debt payable in each of the five years in the period ending February 1, 2003 and thereafter are as follows:

                                                             (IN THOUSANDS)
                                                             --------------
1998......................................................      $     --
1999......................................................            --
2000......................................................            --
2001......................................................            --
2002......................................................            --
Thereafter................................................       221,026
                                                             --------------
                                                                $221,026
                                                             --------------
                                                             --------------

Interest expense for 1995, 1996 and 1997 was $29,859,000, $31,301,000 and
$34,213,000, respectively. Interest income for the same periods was $154,000, $97,000 and $98,000, respectively.

NOTE 5--SERIES C PREFERRED STOCK

     Concurrently with the consummation of the 1993 Recapitalization, the Company and Finlay Jewelry entered into a stock purchase agreement (the '1993 Stock Purchase Agreement') with the Lee/Desai Investors, pursuant to which the Lee/Desai Investors purchased from the Company the Lee/Desai Units consisting of an aggregate of 1,384,259 shares of Common Stock of the Company and 300,000 shares of Series C Preferred Stock. The Common Stock issued to the Lee/Desai Investors as part of the Lee/Desai Units constituted 52.6% of the outstanding Common Stock of the Company on a fully diluted basis. The aggregate purchase price for the Lee/Desai Units, paid to the Company at the closing, was

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--SERIES C PREFERRED STOCK (CONTINUED)

$30 million, of which $10 million was allocated to the Common Stock of the Company and $20 million was allocated to the Series C Preferred Stock. Immediately prior to the Initial Public Offering, as a result of the Series C Exchange, the holders of the Series C Preferred Stock exchanged all outstanding shares of Series C Preferred Stock for shares of Common Stock. In conjunction with the Series C Exchange, a $10,000,000 nonrecurring noncash charge representing the difference between the liquidation value and the carrying value of the Series C Preferred Stock was recorded, decreasing Net income (loss) applicable to common shares in 1995. See Note 1. Dividends accrued in 1995 totaled $717,000.

NOTE 6--STOCKHOLDERS' EQUITY

     The Company's Long Term Incentive Plan (the '1993 Plan') permits the Company to grant to key employees of the Company and its subsidiaries, consultants and certain other persons, and directors of the Company (other than members of the Compensation Committee of the Company's Board of Directors), the following: (i) stock options; (ii) stock appreciation rights in tandem with stock options; (iii) limited stock appreciation rights in tandem with stock options; (iv) restricted or nonrestricted stock awards subject to such terms and conditions as the Compensation Committee shall determine; (v) performance units which are based upon attainment of performance goals during a period of not less than two nor more than five years and which may be settled in cash or in Common Stock at the discretion of the Compensation Committee; or (vi) any combination of the foregoing. Under the 1993 Plan, the Company may grant stock options which are either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code'), or non-incentive stock options. As of January 31, 1998, an aggregate of 732,596 shares of the Company's Common Stock has been reserved for issuance pursuant to the 1993 Plan, of which a total of 640,052 shares are subject to options granted to certain senior management, key employees and a director.

     On March 6, 1997, the Board of Directors of the Company adopted the 1997 Long Term Incentive Plan (the '1997 Plan'), which was approved by the Company's stockholders in June 1997. The 1997 Plan, which is similar to the 1993 Plan, is intended as a successor to the 1993 Plan and provides for the grant of the same types of awards as are currently available under the 1993 Plan. An aggregate of 350,000 shares of the Company's Common Stock have been reserved for issuance pursuant to the 1997 Plan, of which a total of 349,448 shares are subject to options granted to certain senior management, key employees and a director. The exercise prices of such options range from $13.875 per share to $23.188 per share.

     The Company has adopted the disclosure-only provisions of SFAS No. 123, 'Accounting for Stock-Based Compensation,' which became effective in 1996. As permitted by SFAS No. 123, the Company has elected to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had the fair value method of accounting been applied to the Company's stock option plans, which requires recognition of compensation cost ratably over the vesting period of the stock options, net income would have been reduced by $228,000, or $0.03 per share (for each of basic and diluted), in 1995, $219,000, or $0.03 per share (for each of basic and diluted), in 1996 and $330,000, or $0.04 per share (for each of basic and diluted), in 1997. This pro forma impact only reflects options granted since the beginning of 1995 and therefore the resulting compensation cost may not be representative of that to be expected in future years.

     The fair value of options granted in 1995, 1996 and 1997 was estimated using the Black-Scholes option-pricing model based on the weighted average market price at the grant date of $13.67 in 1995, $13.56 in 1996 and $14.95 in 1997 and the following weighted average assumptions: risk free interest

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED)

rate of 6.89%, 6.67% and 6.57% for 1995, 1996 and 1997, respectively, expected life of seven years for each of 1995, 1996 and 1997 and volatility of 35.10% for 1995 and 1996 and 32.98% for 1997. The weighted average fair value of options granted in 1995, 1996 and 1997 was $7.02, $6.88 and $7.33, respectively.

     The following summarizes the transactions pursuant to the Company's 1993 Plan and 1997 Plan for 1995, 1996 and 1997:

                                                     1995                      1996                      1997
                                            ----------------------    ----------------------    ----------------------
                                            NUMBER OF   WTD. AVG.     NUMBER OF   WTD. AVG.     NUMBER OF   WTD. AVG.
                                             OPTIONS    EX. PRICE      OPTIONS    EX. PRICE      OPTIONS    EX. PRICE
                                            ---------   ----------    ---------   ----------    ---------   ----------
Outstanding at beginning of year.........    396,821      $ 9.11       545,834      $11.61       523,767      $11.93
Granted..................................    264,505       13.67        21,333       13.56       505,167       14.95
Exercised................................    (41,284)       7.23       (27,826)       7.23       (23,241)       8.74
Forfeited................................    (74,208)       8.00       (15,574)      11.45       (16,193)      11.25
                                            ---------   ----------    ---------   ----------    ---------   ----------
Outstanding at end of year...............    545,834       11.61       523,767       11.93       989,500       13.55
                                            ---------   ----------    ---------   ----------    ---------   ----------
                                            ---------   ----------    ---------   ----------    ---------   ----------
Exercisable at end of year...............    113,970      $ 9.73       207,122      $10.94       282,020      $11.47

     The options outstanding at January 31, 1998 have exercise prices between $7.23 and $23.19, with a weighted average exercise price of $13.55 and a weighted average remaining contractual life of 7.88 years. Options generally vest in five years and expire in ten years from their dates of grant.

     Upon the commencement of his employment, a senior officer of the Company purchased 138,525 shares of Common Stock (the 'Purchased Shares'), at a price of $7.23 per share. The aggregate purchase price of these shares was paid in the form of a note issued to the Company in the amount of $1,001,538. The note is secured by the Purchased Shares and certain proceeds from the sale of the Purchased Shares or any distribution paid on or with respect to the Purchased Shares. Interest accrues on the unpaid balance of the note at a rate equal to 7.92% per annum, compounded annually. In the event of termination of employment, the Purchased Shares (together with vested options and shares issued upon exercise of vested options ('Option Shares')) are subject to certain call rights and the Option Shares are additionally subject to certain put rights. In the event the Company does not exercise its call rights, the rights may be exercised by the Lee Investors and the Desai Investors, pro rata based on their respective ownership of Common Stock. The Purchased Shares and Option Shares are subject to certain restrictions on transfer. As a result of the terms of the note, the amount of the note is reflected as a reduction to equity and is reflected in the Company's Consolidated Balance Sheets as Note receivable from stock sale.

     In connection with and prior to the Initial Public Offering and the related transactions, the Board of Directors and the shareholders of the Company approved a change in the Company's capital stock to authorize 25,000,000 shares of Common Stock, par value $.01 per share. On March 7, 1995, the Company effected a two-for-three stock combination of its issued and outstanding Common Stock.

NOTE 7--LEASE AGREEMENTS

     Finlay conducts substantially all of its operations as leased departments in department stores. All of these leases, as well as rentals for office space and equipment, are accounted for as operating leases. A substantial number of such operating leases expire on various dates through 2008.

     Substantially all of the department store leases provide that the title to certain fixed assets of Finlay transfers upon termination of the leases, and that Finlay will receive the undepreciated value of such fixed assets from the host store in the event such transfers occur. The values of such fixed assets are

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--LEASE AGREEMENTS (CONTINUED)

recorded at the inception of the lease arrangement and are reflected in the accompanying Consolidated Balance Sheets.

     In many cases, Finlay is subject to limitations under its lease agreements with host department stores which prohibit Finlay from operating departments for other store groups within a certain geographical radius of the host store.

     The store leases provide for the payment of fees based on sales, plus, in some instances, installment payments for fixed assets. Lease expense, included in Selling, general and administrative expenses, is as follows (in thousands):

                                                                      YEAR ENDED
                                                       -----------------------------------------
                                                       FEBRUARY 3,    FEBRUARY 1,    JANUARY 31,
                                                          1996           1997           1998
                                                       -----------    -----------    -----------
Minimum fees........................................    $  10,555      $   6,188      $   9,732
Contingent fees.....................................       94,679        103,319        115,331
                                                       -----------    -----------    -----------
     Total..........................................    $ 105,234      $ 109,507      $ 125,063
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------

     Future minimum payments under noncancellable operating leases having initial or remaining noncancellable lease terms in excess of one year are as follows as of January 31, 1998:

                                                             (IN THOUSANDS)
                                                             --------------
1998......................................................      $ 24,824
1999......................................................        19,830
2000......................................................        12,552
2001......................................................         6,231
2002......................................................         2,086
Thereafter................................................        11,001
                                                             --------------
     Total minimum payments required......................      $ 76,524
                                                             --------------
                                                             --------------

     Minimum payments shown above have not been reduced by minimum sublease payments of approximately $125,000 due in the future under noncancellable subleases.

NOTE 8--PENSION PLANS

     Finlay maintains a defined contribution profit-sharing plan to provide retirement benefits for all personnel. This plan provides for company matching contributions of $.25 for each $1.00 of employee contribution, up to 5% of the employee's salary, as limited by the Code. Additionally, Finlay contributes 2% of the employees' earnings annually, as limited by the Code. Vesting in Finlay's contributions begins upon completion of three years of employment and accrues at the rate of 20% per year.

     Finlay also provides fixed retirement benefits for certain former employees not covered by existing pension plans. The estimated liability for such benefits has been accrued for in these financial statements and is reflected as components of Other accrued liabilities and Other non-current liabilities.

     The cost of the defined contribution plan maintained by Finlay and the retirement benefits for certain former employees aggregated $1,728,000, $1,753,000 and $1,771,000 for 1995, 1996 and 1997, respectively.

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--INCOME TAXES

     For income tax reporting purposes, the Company has an October 31 year end. The Company files a consolidated Federal income tax return with its wholly owned subsidiary, Finlay Jewelry and its wholly owned subsidiaries.

     Deferred income taxes at year end reflect the impact of temporary differences between amounts of assets and liabilities for financial and tax reporting purposes.

     Deferred tax assets and liabilities at year end are as follows:

                                                                                                 YEAR ENDED
                                                                                         --------------------------
                                                                                         FEBRUARY 1,    JANUARY 31,
                                                                                            1997           1998
                                                                                         -----------    -----------
                                                                                               (IN THOUSANDS)
Deferred Tax Assets
  Uniform inventory capitalization....................................................     $ 3,462        $ 3,569
  Expenses not currently deductible...................................................       4,074          3,493
  ITC carryover.......................................................................       1,100            950
  AMT credit..........................................................................         566            566
  Deferred financing costs-current....................................................         203             --
                                                                                         -----------    -----------
                                                                                             9,405          8,578
  Valuation allowance.................................................................       1,200          1,050
                                                                                         -----------    -----------
       Total current..................................................................       8,205          7,528
                                                                                         -----------    -----------
  Imputed interest on Debentures......................................................       9,407         12,747
  Deferred financing costs-non-current................................................         371            207
                                                                                         -----------    -----------
       Total non-current..............................................................       9,778         12,954
                                                                                         -----------    -----------
          Total deferred tax assets...................................................      17,983         20,482
                                                                                         -----------    -----------
Deferred Tax Liabilities
  LIFO inventory valuation............................................................       9,014          8,747
                                                                                         -----------    -----------
       Total current..................................................................       9,014          8,747
                                                                                         -----------    -----------
  Depreciation........................................................................       7,029          8,295
                                                                                         -----------    -----------
       Total non-current..............................................................       7,029          8,295
                                                                                         -----------    -----------
          Total deferred tax liabilities..............................................      16,043         17,042
                                                                                         -----------    -----------
            Net deferred income tax assets............................................     $ 1,940        $ 3,440
                                                                                         -----------    -----------
                                                                                         -----------    -----------
       Net current deferred income tax liabilities....................................     $  (809)       $(1,219)
       Net non-current deferred income tax assets.....................................       2,749          4,659
                                                                                         -----------    -----------
            Net deferred income tax assets............................................     $ 1,940        $ 3,440
                                                                                         -----------    -----------
                                                                                         -----------    -----------

     The components of income tax expense are as follows (in thousands):

                                                                                               YEAR ENDED
                                                                           --------------------------------------------------
                                                                            FEBRUARY 3,       FEBRUARY 1,       JANUARY 31,
                                                                                1996              1997              1998
                                                                           --------------    --------------    --------------
  Current domestic taxes................................................      $ 10,174          $ 11,777          $ 13,427
  Current foreign taxes.................................................         1,238             1,045               600
  Deferred taxes........................................................        (2,069)           (1,787)           (1,500)
                                                                           --------------    --------------    --------------
  Income tax expense....................................................      $  9,343          $ 11,035          $ 12,527
                                                                           --------------    --------------    --------------
                                                                           --------------    --------------    --------------

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--INCOME TAXES (CONTINUED)

     A reconciliation of the income tax provision computed by applying the federal statutory rate to Income (loss) before income taxes to the Provision for income taxes on the accompanying Consolidated Statements of Operations is as follows (in thousands):

                                                                                               YEAR ENDED
                                                                           --------------------------------------------------
                                                                            FEBRUARY 3,       FEBRUARY 1,       JANUARY 31,
                                                                                1996              1997              1998
                                                                           --------------    --------------    --------------
  Federal Statutory Provision...........................................      $  8,258          $  7,977          $  9,703
  Foreign taxes.........................................................         1,238             1,045               600
  State tax, net of federal benefit.....................................         1,688             1,857             1,642
  Non-deductible amortization...........................................         1,037             1,037             1,037
  Life insurance proceeds...............................................        (1,750)               --                --
  Benefit of foreign tax credit.........................................        (1,238)           (1,045)             (600)
  Other                                                                            110               164               145
                                                                           --------------    --------------    --------------
  Provision for income taxes............................................      $  9,343          $ 11,035          $ 12,527
                                                                           --------------    --------------    --------------
                                                                           --------------    --------------    --------------

     Section 382 of the Code restricts utilization of net operating loss carryforwards ('NOLs') after an ownership change exceeding 50%. As a result of the 1993 Recapitalization, a change in ownership of the Company exceeding 50% occurred within the meaning of Section 382 of the Code (a 'Change of Control'). Similar restrictions will apply to other carryforwards. Consequently, there is a material limitation on the annual utilization of the Company's net operating loss and other carryforwards which requires a deferral or loss of the utilization of such carryforwards. At October 31, 1997, the Company has a NOL carryforward for tax purposes of $12,000,000 which is subject to an annual limit of approximately $2,000,000 per year, of which $8,000,000 expires in 2004 and $4,000,000 expires in 2005. At October 31, 1997, the Company had investment tax credit ('ITC') carryovers of approximately $950,000, of which $649,000 expires in 1998, $264,000 in 1999 and $37,000 in 2000. At October 31, 1997, the Company
also had Alternative Minimum Tax Credit ('AMT') carryovers of $566,000 which may be used indefinitely to reduce federal income taxes. An additional change in ownership within the meaning of Section 382 of the Code has occurred as a result of the 1997 Offering. However, there are no additional restrictions upon the Company's ability to utilize its NOLs or other carryforwards as a result of such ownership change.

     SFAS No. 109 'Accounting for Income Taxes,' requires that the tax benefit of such NOLs and tax credits be recorded as an asset to the extent that management assesses the utilization to be 'more likely than not'. As the accompanying Consolidated Financial Statements include profits earned after the tax year end at October 31, (the profit of the year-end holiday season), for financial reporting purposes only, the NOL carryforward has been absorbed in full and no NOL carryfoward exists as of January 31, 1998. Management determined at January 31, 1998, that based upon the Company's history of operating earnings and its expectations for the future, no change to the valuation allowance is warranted, with the exception of amounts utilized to offset the expiration during 1997 of an ITC carryover.

NOTE 10--COMMITMENTS AND CONTINGENCIES

     The Company, from time to time, is involved in litigation concerning its business affairs. Management believes that the resolution of all pending litigation will not have a material adverse effect on the consolidated financial statements.

     The Company has employment agreements with two senior members of management which provide for minimum salary levels as well as incentive compensation based on meeting specific financial goals. Such agreements have remaining terms of one and three years. In addition, the Company has an agreement with a senior member of management which provides for one year's salary if employment is terminated without cause. Such agreements have a remaining aggregate minimum value of approximately $3.9 million as of January 31, 1998.

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--COMMITMENTS AND CONTINGENCIES (CONTINUED)

     The Revolving Credit Agreement, the Gold Consignment Agreement and the Note Indenture currently restrict annual distributions from Finlay Jewelry to the Company to 0.25% of Finlay Jewelry's net sales for the preceding fiscal year. During 1997, dividends of $1,712,000 were declared. During 1996, dividends of $1,636,000 were declared and $818,000 was distributed to the Company. During 1995, dividends of $1,380,000 were declared and $1,810,000 was distributed to the Company.

     The Company's concentration of credit risk consists principally of accounts receivable. Approximately 71%, 75% and 72% of Finlay's domestic sales in 1995, 1996 and 1997, respectively, were from operations in two major department store groups of which 48%, 51% and 49% represents Finlay's domestic sales from one department store group in the respective years. The Company believes that the risk associated with these receivables, other than those from department store groups indicated above, would not have a material adverse effect on the Company's financial position or results of operations.

     Liberty House, one of the host stores in which Finlay operates, has requested deferral of approximately $2.0 million of 1997 sales due to the Company. The Company is currently receiving weekly payments against the outstanding balance.

NOTE 11--QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table summarizes the quarterly financial data for 1995, 1996 and 1997 (dollars in thousands, except per share data):

                                                                     YEAR ENDED FEBRUARY 3, 1996
                                                           ------------------------------------------------
                                                             FIRST         SECOND       THIRD       FOURTH
                                                           QUARTER(B)    QUARTER(C)    QUARTER     QUARTER
                                                           ----------    ----------    --------    --------
Sales...................................................    $ 112,716     $ 135,428    $132,058    $274,289
Gross margin............................................       58,875        70,327      68,773     142,487
Net income (loss).......................................       (5,381)        3,171      (2,760)     19,221
Net income (loss) per share
  applicable to common shares (a):
     Basic net income (loss) per share..................        (4.44)         0.43       (0.37)       2.60
     Diluted net income (loss) per share................        (4.36)         0.42       (0.37)       2.55

                                                                   YEAR ENDED FEBRUARY 1, 1997
                                                           --------------------------------------------
                                                            FIRST       SECOND      THIRD       FOURTH
                                                           QUARTER     QUARTER     QUARTER     QUARTER
                                                           --------    --------    --------    --------
Sales...................................................   $130,719    $137,188    $136,140    $281,227
Gross margin............................................     66,681      71,343      70,360     146,590
Net income (loss).......................................     (4,400)     (1,567)     (2,637)     20,361
Net income (loss) per share
  applicable to common shares (a):
     Basic net income (loss) per share..................      (0.59)      (0.21)      (0.36)       2.74
     Diluted net income (loss) per share................      (0.59)      (0.21)      (0.35)       2.67

                                                                   YEAR ENDED JANUARY 31, 1998
                                                           --------------------------------------------
                                                            FIRST       SECOND      THIRD       FOURTH
                                                           QUARTER     QUARTER     QUARTER     QUARTER
                                                           --------    --------    --------    --------
Sales...................................................   $134,592    $148,060    $148,770    $338,440
Gross margin............................................     68,870      75,948      77,107     176,852
Net income (loss).......................................     (4,226)     (1,378)     (3,250)     24,049
Net income (loss) per share
  applicable to common shares (a):
     Basic net income (loss) per share..................      (0.57)      (0.19)      (0.42)       2.50
     Diluted net income (loss) per share................      (0.56)      (0.18)      (0.42)       2.42

                                                        (Footnotes on next page)

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11--QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

(Footnotes from previous page)

------------------
(a) Net income (loss) per share for each quarter is computed as if each quarter were a discrete period. As such, the total of the four quarters net income
    (loss) per share does not necessarily equal the net income (loss) per share for the year.

(b) The first quarter of 1995 includes a $10,000,000 nonrecurring, noncash charge relating to the conversion of the Series C Preferred Stock. See Note 5.

(c) The second quarter of 1995 includes proceeds of $5,000,000 from a life insurance policy maintained on a senior executive.

NOTE 12--ACQUISITION

     On October 6, 1997, Finlay completed the acquisition of certain assets of the Diamond Park Fine Jewelers division of Zale Corporation ('Diamond Park'), a leading operator of leased departments, for approximately $63.0 million, which includes approximately $5.0 million for the purchase of additional inventory acquired in March 1998 and the reimbursement of certain expenses incurred by the Zale Corporation. By acquiring Diamond Park, Finlay added 139 departments and also added new host store relationships with Mercantile Stores, Marshall Field's and Parisian. Finlay financed the acquisition of Diamond Park (the 'Diamond Park Acquisition') with borrowings under the Revolving Credit Agreement.

     The Diamond Park Acquisition has been accounted for as a purchase, and, accordingly, the operating results of the Diamond Park departments have been included in the Company's consolidated financial statements since the date of the acquisition. The Company has recorded goodwill of approximately $12.4 million and does not believe that the final purchase price allocation will differ significantly from the preliminary purchase price allocation recorded at January 31, 1998. Pursuant to the purchase agreement, the Company completed the remaining components of the Diamond Park Acquisition in March 1998.

     The preliminary purchase price allocation as of January 31, 1998 is as follows:

Payment for purchase of Diamond Park assets.............................             $57,624
  Inventory.............................................................   43,831
  Fixed assets..........................................................    4,443
  Prepaid and other assets..............................................      900
  Acquisition and integration costs.....................................   (2,600)
  Other.................................................................   (1,332)
                                                                           ------
Fair value of assets acquired and costs incurred........................              45,242
                                                                                     -------
Goodwill................................................................             $12,382
                                                                                     -------
                                                                                     -------

     The following summarized, unaudited pro forma combined results of operations for the years ended February 1, 1997 and January 31, 1998 have been prepared assuming the Diamond Park Acquisition occurred at the beginning of the respective periods. The pro forma information is provided for informational purposes only. It is based on historical information, as well as certain assumptions and estimates, and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined company (dollars in thousands, except per share data):

                                                                            (UNAUDITED)
                                                                             YEAR ENDED
                                                                     --------------------------
                                                                     FEBRUARY 1,    JANUARY 31,
                                                                        1997           1998
                                                                     -----------    -----------
Sales.............................................................    $ 778,145      $ 822,820
Net income (loss).................................................    $  12,756      $  13,928
Net income (loss) per share:
  Basic net income (loss) per share...............................    $    1.72      $    1.73
  Diluted net income (loss) per share.............................    $    1.69      $    1.68

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--SUBSEQUENT EVENTS (UNAUDITED)

     On March 19, 1998, Liberty House filed a voluntary petition in bankruptcy under Title 11 of the United States Code. Finlay believes that the bankruptcy of Liberty House will not have a material adverse effect on Finlay's financial position or results of its operations.

     On March 24, 1998, the Company filed a registration statement with the Securities and Exchange Commission (the 'Commission') which, as amended, provides for a proposed public offering of 1,800,000 shares of its Common Stock (the 'Equity Offering'), of which 567,310 shares are expected to be issued and sold by the Company. Concurrently with the filing of the registration statement relating to the Equity Offering, the Company and Finlay Jewelry filed registration statements with the Commission for the proposed public offering of $75.0 million aggregate principal amount of Senior Debentures due 2008 (the 'Senior Debentures') and $150.0 million aggregate principal amount of Senior Notes due 2008 (the 'Senior Notes'), respectively. In addition, it is contemplated that, concurrently with the consummation of the sale of the Senior Debentures and the Senior Notes, the Revolving Credit Agreement will be amended to increase the line of credit thereunder to $275.0 million and to make certain other changes. It is contemplated that the net proceeds to the Company from the Equity Offering, the sale of the Senior Debentures, the repayment of a note receivable of approximately $1.3 million (including principal and interest) from an executive officer and the repayment of approximately $0.9 million of an intercompany liability by Finlay Jewelry (the 'Intercompany Repayment') will be used to redeem the Company's Debentures. Finlay Jewelry will use the net proceeds from the sale of the Senior Notes to redeem Finlay Jewelry's Notes and to make the Intercompany Repayment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Finlay Fine Jewelry Corporation:

     We have audited the accompanying consolidated balance sheets of Finlay Fine Jewelry Corporation (a Delaware corporation) and subsidiaries as of February 1, 1997 and January 31, 1998, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the fifty-three weeks ended February 3, 1996, the fifty-two weeks ended February 1, 1997 and the fifty-two weeks ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Finlay Fine Jewelry Corporation and subsidiaries as of February 1, 1997 and January 31, 1998, and the results of their operations and their cash flows for the fifty-three weeks ended February 3, 1996, the fifty-two weeks ended February 1, 1997 and the fifty-two weeks ended January 31, 1998, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

New York, New York
March 18, 1998

                        FINLAY FINE JEWELRY CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                          YEAR ENDED
                                                                           -----------------------------------------
                                                                           FEBRUARY 3,    FEBRUARY 1,    JANUARY 31,
                                                                              1996           1997           1998
                                                                           -----------    -----------    -----------
Sales...................................................................    $ 654,491      $ 685,274      $ 769,862
Cost of sales...........................................................      314,029        330,300        371,085
                                                                           -----------    -----------    -----------
  Gross margin..........................................................      340,462        354,974        398,777
Selling, general and administrative expenses............................      281,693        289,145        325,752
Depreciation and amortization...........................................        9,659         10,840         12,163
                                                                           -----------    -----------    -----------
  Income (loss) from operations.........................................       49,110         54,989         60,862
Proceeds from life insurance............................................       (5,000)            --             --
Interest expense, net...................................................       21,844         22,526         24,413
                                                                           -----------    -----------    -----------
  Income (loss) before income taxes.....................................       32,266         32,463         36,449
Provision (credit) for income taxes.....................................       12,527         14,501         15,528
                                                                           -----------    -----------    -----------
  Net income (loss).....................................................    $  19,739      $  17,962      $  20,921
                                                                           -----------    -----------    -----------
                                                                           -----------    -----------    -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                        FINLAY FINE JEWELRY CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                         FEBRUARY 1,    JANUARY 31,
                                                                                            1997           1998
                                                                                         -----------    -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents...........................................................    $  20,392      $  12,655
  Accounts receivable--department stores..............................................       15,362         20,772
  Other receivables...................................................................        4,338          6,861
  Merchandise inventories.............................................................      222,445        279,766
  Prepaid expenses and other..........................................................        1,438          1,782
                                                                                         -----------    -----------
  Total current assets................................................................      263,975        321,836
                                                                                         -----------    -----------
Fixed assets
  Equipment, fixtures and leasehold improvements......................................       73,223         95,257
  Less--accumulated depreciation and amortization.....................................       21,423         28,249
                                                                                         -----------    -----------
     Fixed assets, net................................................................       51,800         67,008
                                                                                         -----------    -----------
Deferred charges and other assets.....................................................        5,770          8,339
Goodwill..............................................................................       95,263        104,271
                                                                                         -----------    -----------
     Total assets.....................................................................    $ 416,808      $ 501,454
                                                                                         -----------    -----------
                                                                                         -----------    -----------

                         LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long-term debt...................................................    $       2      $      --
  Accounts payable--trade.............................................................      133,252        160,424
  Accrued liabilities:
     Accrued salaries and benefits....................................................       15,061         12,694
     Accrued miscellaneous taxes......................................................        4,147          5,013
     Accrued insurance................................................................          762            215
     Accrued interest.................................................................        3,833          3,902
     Accrued management transition and consulting.....................................        1,787          1,092
     Other............................................................................       14,665         14,639
  Income taxes payable................................................................       13,970         15,853
  Deferred income taxes...............................................................          804          1,220
  Due to parent.......................................................................           --         41,079
                                                                                         -----------    -----------
       Total current liabilities......................................................      188,283        256,131
Long-term debt........................................................................      135,000        135,000
Other non-current liabilities.........................................................        7,115          8,497
                                                                                         -----------    -----------
       Total liabilities..............................................................      330,398        399,628
                                                                                         -----------    -----------
Stockholder's equity:
  Common Stock, par value $.01 per share; authorized 5,000 shares; issued and
     outstanding 1,000 shares.........................................................           --             --
  Additional paid-in capital..........................................................       69,241         69,241
  Distributions to investor group in excess of carryover basis........................      (24,390)       (24,390)
  Retained earnings...................................................................       44,609         63,818
  Foreign currency translation adjustment.............................................       (3,050)        (6,843)
                                                                                         -----------    -----------
       Total stockholder's equity.....................................................       86,410        101,826
                                                                                         -----------    -----------
       Total liabilities and stockholder's equity.....................................    $ 416,808      $ 501,454
                                                                                         -----------    -----------
                                                                                         -----------    -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                        FINLAY FINE JEWELRY CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         DISTRIBUTIONS
                                        COMMON STOCK                      TO INVESTOR                 FOREIGN
                                     -------------------   ADDITIONAL   GROUP IN EXCESS               CURRENCY        TOTAL
                                      NUMBER                PAID-IN      OF CARRYOVER     RETAINED   TRANSLATION  STOCKHOLDER'S
                                     OF SHARES   AMOUNT     CAPITAL          BASIS        EARNINGS   ADJUSTMENT      EQUITY
                                     ---------   -------   ----------   ---------------   --------   ----------   -------------
Balance, January 28, 1995..........      1,000   $    --    $ 42,506       $ (24,390)     $ 9,924     $   (334)     $  27,706
  Net income (loss)................         --        --          --              --       19,739           --         19,739
  Dividends on Common Stock........         --        --          --              --       (1,380)          --         (1,380)
  Foreign currency translation
    adjustment.....................         --        --          --              --           --         (413)          (413)
  Capital contribution from
    parent.........................         --        --      26,735              --           --           --         26,735
                                     ---------   -------   ----------   ---------------   --------   ----------   -------------
Balance, February 3, 1996..........      1,000        --      69,241         (24,390)      28,283         (747)        72,387
  Net income (loss)................         --        --          --              --       17,962           --         17,962
  Dividends on Common Stock........         --        --          --              --       (1,636)          --         (1,636)
  Foreign currency translation
    adjustment.....................         --        --          --              --           --       (2,303)        (2,303)
                                     ---------   -------   ----------   ---------------   --------   ----------   -------------
Balance, February 1, 1997..........      1,000        --      69,241         (24,390)      44,609       (3,050)        86,410
  Net income (loss)................         --        --          --              --       20,921           --         20,921
  Dividends on Common Stock........         --        --          --              --       (1,712)          --         (1,712)
  Foreign currency translation
    adjustment.....................         --        --          --              --           --       (3,793)        (3,793)
                                     ---------   -------   ----------   ---------------   --------   ----------   -------------
Balance, January 31, 1998..........      1,000   $    --    $ 69,241       $ (24,390)     $63,818     $ (6,843)     $ 101,826
                                     ---------   -------   ----------   ---------------   --------   ----------   -------------
                                     ---------   -------   ----------   ---------------   --------   ----------   -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                        FINLAY FINE JEWELRY CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                          YEAR ENDED
                                                                           -----------------------------------------
                                                                           FEBRUARY 3,    FEBRUARY 1,    JANUARY 31,
                                                                              1996           1997           1998
                                                                           -----------    -----------    -----------
Cash flows from operating activities:
  Net income (loss).....................................................    $   19,739     $   17,962     $   20,921
  Adjustments to reconcile net income (loss) to net cash provided from
     (used in) operating activities:
  Depreciation and amortization.........................................        10,587         11,871         13,195
  Other, net............................................................           797          1,845          1,495
  Changes in operating assets and liabilities, net of effects from purchase of Diamond Park assets (Note 11):
     (Increase) decrease in accounts and other receivables..............        (9,856)         1,560         (8,806)
     Increase in merchandise inventories................................       (35,601)       (28,380)       (15,360)
     (Increase) decrease in prepaid expenses and other..................          (262)            66            385
     Increase in accounts payable and accrued liabilities...............        10,515          9,300         22,038
     Increase (decrease) in deferred income taxes.......................          (539)           (27)           416
     Increase in due to parent..........................................            --             --         40,030
                                                                           -----------    -----------    -----------
       Net cash provided from (used in) operating activities............        (4,620)        14,197         74,314
                                                                           -----------    -----------    -----------
Cash flows from investing activities:
  Purchases of equipment, fixtures and leasehold improvements...........       (14,933)       (17,533)       (19,338)
  Payment for puchase of Diamond Park assets............................            --             --        (57,642)
  Other, net............................................................        (2,224)          (839)        (2,386)
                                                                           -----------    -----------    -----------
       Net cash used in investing activities............................       (17,157)       (18,372)       (79,366)
                                                                           -----------    -----------    -----------
Cash flows from financing activities:
  Proceeds from revolving credit facility...............................       439,720        442,947        564,510
  Principal payments on revolving credit facility.......................      (439,720)      (442,947)      (564,510)
  Capital contribution from parent......................................        26,735             --             --
  Payment of dividends..................................................        (1,810)          (818)            --
  Capitalized financing costs...........................................            --             --         (2,347)
  Other, net............................................................          (372)          (206)            (2)
                                                                           -----------    -----------    -----------
       Net cash provided from (used in) financing activities............        24,553         (1,024)        (2,349)
                                                                           -----------    -----------    -----------
       Effect of exchange rate changes on cash..........................          (221)          (146)          (336)
                                                                           -----------    -----------    -----------
       Increase (decrease) in cash and cash equivalents.................         2,555         (5,345)        (7,737)
                                                                           -----------    -----------    -----------
Cash and cash equivalents, beginning of period..........................        23,182         25,737         20,392
                                                                           -----------    -----------    -----------
Cash and cash equivalents, end of period................................    $   25,737     $   20,392     $   12,655
                                                                           -----------    -----------    -----------
                                                                           -----------    -----------    -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                        FINLAY FINE JEWELRY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION OF THE COMPANY AND TRANSACTIONS

     Finlay Fine Jewelry Corporation, a Delaware corporation (together with its wholly owned subsidiaries, 'Finlay Jewelry'), is a wholly owned subsidiary of Finlay Enterprises, Inc. (the 'Holding Company'). References to 'Finlay' mean collectively, the Holding Company and Finlay Jewelry. Finlay is a retailer of fine jewelry products and primarily operates leased fine jewelry departments in department stores throughout the United States and France. All references herein to leased departments refer to departments operated pursuant to license agreements or other arrangements with host department stores.

  PUBLIC OFFERINGS AND RELATED TRANSACTIONS

     On October 21, 1997, the Holding Company completed a public offering (the '1997 Offering') of 3,450,000 shares of its common stock, par value $.01 per share ('Common Stock') at a price of $19.00 per share, of which 2,196,971 shares were issued and sold by the Holding Company. An additional 1,253,029 shares were sold by existing stockholders. The underwriters' over-allotment was exercised in full. Net proceeds to the Holding Company from the 1997 Offering were $38,124,000. The Holding Company purchased inventory using the net proceeds and subsequently sold this inventory to Finlay Jewelry. In addition, Finlay Jewelry was charged a service fee by the Holding Company of $1.9 million which is included in Selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

     On April 6, 1995, the Holding Company completed an initial public offering (the 'Initial Public Offering') of 2,500,000 shares of its Common Stock, at a price of $14.00 per share. An additional 115,000 shares were sold by non-management selling stockholders. Net proceeds from the Initial Public Offering were $30,200,000 and were used to repurchase $6,103,000 accreted balance of the Holding Company's 12% Senior Discount Debentures due 2005 (the 'Debentures') with the balance of the net proceeds used to reduce a portion of the outstanding indebtedness under Finlay's revolving credit facility with General Electric Capital Corporation ('G.E. Capital') and the other lenders named thereto.

     Immediately prior to the completion of the Initial Public Offering, the holders of the Holding Company's 10% Series C Cumulative Preferred Stock ('Series C Preferred Stock') exchanged all outstanding shares of Series C Preferred Stock with the Holding Company for 2,581,784 shares of Common Stock (the 'Series C Exchange'). For purposes of the Series C Exchange, the outstanding Series C Preferred Stock was (i) valued at its liquidation value of $30,000,000 plus $6,145,000 of accrued dividends through the date of completion of the Series C Exchange, paid in kind at a quarterly rate of 2.5%, and (ii) exchanged for Common Stock at the initial public offering price of $14.00 per share.

  THE 1993 RECAPITALIZATION

     In May 1993, an affiliate of Thomas H. Lee Company (together with its affiliated transferees, the 'Lee Investors') and partnerships managed by Desai Capital Management Incorporated (collectively, the 'Desai Investors'), acquired 36.8% and 24.5%, respectively, of the outstanding voting securities of the Holding Company in a series of transactions which recapitalized the Holding Company (the '1993 Recapitalization'). Following the 1993 Recapitalization, management maintained a substantial equity interest in the Holding Company.

     The 1993 Recapitalization included an investment by the Lee Investors and the Desai Investors in units consisting of the Series C Preferred Stock and Common Stock (the 'Lee/Desai Units'). Concurrently, certain other existing classes of preferred stock and all outstanding warrants to purchase Common Stock were redeemed. These equity related transactions resulted in the Lee Investors and the Desai Investors obtaining 52.6% beneficial ownership of the outstanding Common Stock.

     The 1993 Recapitalization also included the public issuance by the Holding Company of units consisting of Debentures and Common Stock, the public issuance by Finlay Jewelry of the 10 5/8%

                        FINLAY FINE JEWELRY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--ORGANIZATION OF THE COMPANY AND TRANSACTIONS (CONTINUED)

Senior Notes due 2003 (the 'Notes') and the refinancing of Finlay's outstanding term loans and revolving indebtedness with Westinghouse Credit Corporation ('WCC'). The WCC revolving credit facility was replaced by the revolving credit facility with G.E. Capital. See Note 4.

  ORGANIZATION AND THE 1988 LEVERAGED RECAPITALIZATION

     Finlay Jewelry was initially incorporated on August 2, 1985 as SL Holdings Corporation ('SL Holdings'). The Holding Company, incorporated on November 22, 1988, was organized by certain officers and directors (the 'Investor Group') of SL Holdings to acquire certain operations of SL Holdings. In connection with the reorganization ('1988 Leveraged Recapitalization'), which resulted in the merger of a wholly owned subsidiary of the Holding Company into SL Holdings, SL Holdings changed its name to Finlay Fine Jewelry Corporation and became a wholly owned subsidiary of the Holding Company.

     The 1988 Leveraged Recapitalization was accounted for as a purchase in the accompanying financial statements. Accordingly, the excess of the purchase price over the net assets of Finlay Jewelry has been assigned to goodwill. Since certain members of the Investor Group beneficially owned shares of SL Holdings before the 1988 Leveraged Recapitalization and owned shares of the Holding Company after the 1988 Leveraged Recapitalization, the purchase method of accounting does not apply to their ownership interest in SL Holdings. Accordingly, for accounting purposes, stockholders' equity reflects the total shares of SL Holdings owned by the Investor Group at their respective adjusted historical costs, reduced by the consideration paid for the SL Holdings shares owned by the Investor Group. This resulted in a reduction in stockholders' equity of $24,390,000 and is reflected as Distributions to investor group in excess of carryover basis in the accompanying Consolidated Balance Sheets.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING AND PRESENTATION: The accompanying Consolidated Financial Statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles, which, for certain financial statement accounts, requires the use of management's estimates. Actual results may differ from these estimates.

     FISCAL YEAR: Finlay Jewelry's fiscal year ends on the Saturday closest to January 31. References to 1995, 1996 and 1997 relate to the fiscal years ended on February 3, 1996, February 1, 1997 and January 31, 1998. Each of the fiscal years includes 52 weeks except 1995, which includes 53 weeks.

     MERCHANDISE INVENTORIES: Consolidated inventories are stated at the lower of cost or market with cost for the domestic operations determined by the last-in, first-out ('LIFO') method. Market represents estimated realizable value after providing for a normal profit margin. The cost to Finlay of gold merchandise sold on consignment, which typically varies with the price of gold, is not fixed until the sale is reported to the vendor following the sale of the merchandise. Finlay at times enters into futures contracts, such as options or forwards, based upon the anticipated sales of gold product in order to hedge against the risk arising from those payment arrangements. Changes in the market value of futures contracts are accounted for as an addition to or reduction from the inventory cost. For the years ended February 3, 1996, February 1, 1997 and January 31, 1998, the gain/loss on open futures contracts was not material. Finlay Jewelry did not have any open positions in futures contracts for gold at February 1, 1997 or January 31, 1998.

     DEPRECIATION AND AMORTIZATION: Depreciation and amortization, except where otherwise indicated, are computed by the straight-line method over the estimated useful lives of the fixed assets ranging from three to thirty-nine years. In 1997, Finlay Jewelry capitalized $660,000 of interest in connection with the construction of its warehouse and distribution facility. The capitalized interest was

                        FINLAY FINE JEWELRY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

recorded as part of the asset to which it related and is being amortized over the asset's estimated useful life.

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Finlay Jewelry and its wholly owned subsidiaries, Sonab Holdings, Inc. and Sonab International, Inc. All significant intercompany transactions have been eliminated in consolidation.

     SOFTWARE DEVELOPMENT COSTS: Costs incurred for the routine operation and maintenance of management information systems are expensed as incurred. It is Finlay Jewelry's policy to capitalize significant amounts relating to software purchased from third party software vendors as well as external consulting costs incurred in the development and improvement of management information systems.

     In 1998, Statement of Position No. 98-1, 'Accounting for the Costs of Computer Software Developed or Obtained for Internal Use' was issued, whereby Finlay Jewelry will be required to capitalize certain internal payroll costs for employees directly associated with the development of software for internal use. Finlay Jewelry intends to adopt this statement in 1999, and does not expect it to have a materal impact on its consolidated financial statements.

     INTANGIBLE ASSETS ARISING FROM ACQUISITION: The excess purchase price paid over the fair market value of net assets acquired ('Goodwill') was recorded in accordance with Accounting Principles Board ('APB') Opinion No. 16--'Accounting for Business Combinations' and is being amortized on a straight-line basis. The Goodwill related to the 1988 Leveraged Recapitalization and the Diamond Park Acquisition (as defined in Note 11) is being amortized over 40 years and 20 years, respectively. Finlay Jewelry continually evaluates the carrying value and the economic useful life of Goodwill based on Finlay Jewelry's operating results and the expected future net cash flows and will adjust the carrying value and the related amortization periods, if and when appropriate. Amortization of Goodwill for 1995, 1996 and 1997 totaled $3,149,000, $3,143,000 and $3,367,000, respectively. Accumulated amortization of Goodwill at February 1, 1997 and January 31, 1998 totaled $24,551,000 and $27,825,000, respectively.

     FOREIGN CURRENCY TRANSLATION: Results of operations for Finlay Jewelry's foreign subsidiary are translated into U.S. dollars using the average exchange rates during the period, while assets and liabilities are translated using current rates in accordance with Statement of Financial Accounting Standards ('SFAS') No. 52, 'Foreign Currency Translation'. The resulting translation adjustments are recorded directly into a separate component of Stockholder's equity. Transaction gains and losses are reported in net income and were not significant in any year.

     DEBT ISSUANCE COSTS: Debt issuance costs of $8,728,000 arising principally from the 1993 Recapitalization are being amortized using the straight line method over the terms of the related debt agreements. These debt issuance costs totaled approximately $3,200,000 at February 1, 1997 and $4,700,000 at January 31, 1998. The debt issuance costs are reflected as a component of Deferred charges and other assets in the accompanying Consolidated Balance Sheets. Amortization of debt issuance costs for 1995, 1996 and 1997 totaled $872,000, $889,000 and $889,000, respectively, and have been recorded as a component of Interest expense, net in the accompanying Consolidated Statements of Operations.

     COST OF SALES: Cost of sales includes the cost of merchandise sold, repair expense, shipping, shrinkage and inventory losses. Buying and occupancy costs such as lease and rental fees are not included in Cost of sales and are reflected in Selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

     ADVERTISING COSTS: All costs associated with advertising are expensed in the month that the advertising takes place. For 1995, 1996 and 1997, gross advertising expenses were $39,862,000,

                        FINLAY FINE JEWELRY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

$43,747,000 and $47,913,000 and are included in Selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

     STATEMENTS OF CASH FLOWS: Finlay Jewelry considers cash on hand, deposits in banks and deposits in money market funds as cash and cash equivalents. Interest paid during 1995, 1996 and 1997 was $21,027,000, $21,480,000 and
$23,347,000 (net of capitalized interest), respectively. Income taxes paid in 1995, 1996 and 1997 totaled $9,367,000, $9,320,000 and $10,630,000, respectively. Refer to Note 11 for a discussion of the Diamond Park Acquisition.

     FAIR VALUE OF FINANCIAL INSTRUMENTS: Cash, accounts receivable, short-term borrowings, accounts payable and accrued liabilities are reflected in the consolidated financial statements at fair value because of the short-term maturity of these instruments. Marketable securities are recorded in the consolidated financial statements at current market values, which approximates cost. The fair values of Finlay Jewelry's debt and off-balance sheet financial instruments are disclosed in Note 4.

     STOCK-BASED COMPENSATION: Stock-based compensation is recognized using the intrinsic value method. For disclosure purposes, pro forma net income and earnings per share are provided as if the fair value method had been applied.

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS: SFAS No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of', requires long-lived assets as well as identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Upon adoption of this Statement in 1996 and to date, there was no impact on Finlay Jewelry's financial position or results of operations.

     SEASONALITY: A significant portion of Finlay's revenues are generated in the fourth quarter due to the seasonality of the retail industry. As such, results for interim periods are not indicative of annual results. Refer to Note 10 for unaudited quarterly financial data.

NOTE 3--MERCHANDISE INVENTORIES

     Merchandise inventories consisted of the following:

                                                                FEBRUARY 1,       JANUARY 31,
                                                                   1997              1998
                                                                -----------    -----------------
                                                                         (IN THOUSANDS)
Jewelry goods--rings, watches and other fine jewelry
  (specific identification basis)............................    $ 231,298         $ 286,289
Excess of specific identification cost over LIFO inventory
  value......................................................        8,853             6,523
                                                                -----------    -----------------
                                                                 $ 222,445         $ 279,766
                                                                -----------    -----------------
                                                                -----------    -----------------

     The LIFO method had the effect of decreasing Income (loss) before income taxes in 1995 and 1996 by $943,000 and $1,919,000, respectively, and increasing Income (loss) before income taxes in 1997 by $2,330,000. Finlay determines its LIFO inventory value by utilizing selected producer price indices published for jewelry and watches by the Bureau of Labor Statistics. Due to the application of APB Opinion No. 16, inventory valued at LIFO for income tax reporting purposes is approximately $21,000,000 lower than that for financial reporting purposes at January 31, 1998.

     Approximately $194,276,000 and $219,822,000 at February 1, 1997 and January 31, 1998, respectively, of merchandise received on consignment has been excluded from Merchandise inventories and Accounts payable-trade in the accompanying Consolidated Balance Sheets.

                        FINLAY FINE JEWELRY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--MERCHANDISE INVENTORIES (CONTINUED)

     In August 1995, Finlay Jewelry entered into a gold consignment agreement (the 'Gold Consignment Agreement') with Rhode Island Hospital Trust National Bank ('RIHT'), which matures on May 31, 1998. The Gold Consignment Agreement enables Finlay Jewelry to receive merchandise by providing gold, or otherwise making payment, to certain vendors who currently supply Finlay with merchandise on consignment. While the merchandise involved remains consigned, title to the gold content of the merchandise transfers from the vendors to RIHT. As a result, such vendors have reduced their working capital requirements and associated financing costs. Consequently, Finlay has negotiated more favorable prices and terms with the participating vendors.

     Finlay can obtain, pursuant to the Gold Consignment Agreement, up to the lesser of (i) 85,000 fine troy ounces or (ii) $25 million worth of gold, subject to a formula as prescribed by the Gold Consignment Agreement. At February 1, 1997 and January 31, 1998, amounts outstanding under the Gold Consignment Agreement totaled 36,916 and 39,676 fine troy ounces, respectively, valued at approximately $12.8 million and $12.1 million, respectively. The purchase price per ounce is based on the daily Second London Gold Fixing. For financial statement purposes, the consigned gold is not included in Merchandise inventories on Finlay Jewelry's Consolidated Balance Sheets and, therefore, no related liability has been recorded. Under the Gold Consignment Agreement, Finlay is required to pay a daily consignment fee on the dollar equivalent of the fine gold value of the ounces of gold consigned thereunder. The daily consignment fee is based on a floating rate which, as of February 1, 1997 and January 31, 1998, was approximately 4.5% and 4.3%, respectively, per annum. In addition, Finlay is required to pay an unused line fee of 0.5% if the amount of gold consigned has a value equal to or less than $10 million. Included in interest expense for the year ended February 1, 1997 and January 31, 1998 are consignment fees of $638,000 and $725,000, respectively.

     In conjunction with the Gold Consignment Agreement, Finlay Jewelry granted RIHT a first priority perfected lien on, and a security interest in, specified gold jewelry of participating vendors approved under the Gold Consignment Agreement and a lien on proceeds and products of such jewelry subject to the terms of an intercreditor agreement between RIHT and G.E. Capital.

     The Gold Consignment Agreement requires Finlay Jewelry to comply with certain covenants, including restrictions on the incurrence of certain indebtedness, the incurrence or creation of liens, engaging in certain transactions with affiliates and related parties and limitations on the payment of dividends. The Gold Consignment Agreement also contains various financial covenants, including fixed charge coverage ratio requirements and certain maximum debt limitations. Finlay Jewelry was in compliance with all of its financial covenants as of and for the year ended January 31, 1998.

NOTE 4--SHORT AND LONG-TERM DEBT

     The Holding Company and Finlay Jewelry are parties to a credit agreement with G.E. Capital and the other lenders thereto (the 'Revolving Credit Agreement') which provides Finlay with a senior secured revolving line of credit of up to $225 million (the 'Revolving Credit Facility'), a portion of which is available to the Holding Company under certain circumstances. The Revolving Credit Agreement provides Finlay with a facility maturing in March 2003, for borrowings based on an advance rate of (i) up to 85% of eligible accounts receivable and (ii) up to 60% of eligible owned inventory after taking into account such reserves or offsets as G.E. Capital may deem appropriate (the 'Borrowing Base'). Eligibility criteria are established by G.E. Capital, which retains the right to adjust the Borrowing Base in its reasonable judgement by revising standards of eligibility, establishing reserves and/or increasing or decreasing from time to time the advance rates (except that any increase in the borrowing base rate percentage shall require the consent of the lenders). Finlay Jewelry is permitted to use up to $30 million

                        FINLAY FINE JEWELRY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--SHORT AND LONG-TERM DEBT (CONTINUED)

of the Revolving Credit Agreement for the guarantee of letters of credit issued for the account of Finlay Jewelry. The outstanding revolving credit balance and letter of credit balance under the Revolving Credit Agreement are required to be reduced each year to $50 million or less and $20 million or less, respectively, for a 30 consecutive day period (the 'Balance Reduction Requirement'). However, the indentures with respect to the Notes (the 'Note Indenture') and Debentures (the 'Debenture Indenture') require Finlay to reduce the balance of the Revolving Credit Agreement in each year to $10 million or less for a specified 25 consecutive day period. Funds available under the Revolving Credit Agreement are utilized for working capital purposes.

     Amounts outstanding under the Revolving Credit Agreement presently bear interest at a rate equal to, at Finlay's option, (i) the Index Rate (as defined) plus 0.5% or (ii) for one or more portions of the Revolving Credit Facility of $1.0 million or any greater integral multiple thereof, adjusted LIBOR plus 1.5%. Commencing in late 1998, amounts outstanding under the Revolving Credit Agreement will bear interest at a rate equal to, at Finlay's option, (i) the Index Rate plus a margin ranging from zero to 1.0% or (ii) adjusted LIBOR plus a margin ranging from 1.0% to 2.0%, in each case depending on the financial performance of Finlay. 'Index Rate' is defined as the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the 'base rate on corporate loans at large U.S. money center commercial banks' and (ii) the Federal Funds Rate plus 50 basis points per annum. A letter of credit fee of 1.5% per annum of the face amount of letters of credit guaranteed under the Revolving Credit Agreement and an unused facility fee equal to 0.375% per annum on the average unused daily balance of the Revolving Credit Facility payable monthly in arrears. Upon the occurrence (and during the continuance) of an event of default under the Revolving Credit Agreement, interest would accrue at a rate which is 2% in excess of the rate otherwise applicable, and would be payable upon demand.

     The Revolving Credit Agreement is secured by a first priority perfected security interest in all of Finlay Jewelry's (and any subsidiary's) present and future tangible and intangible assets, excluding any of Finlay Jewelry's lease agreements which are not assignable without the lessor's consent.

     The Revolving Credit Agreement contains customary covenants, including limitations on capital expenditures, limitations on borrowing transactions between Finlay and its officers, directors, employees and affiliates and limitations on payments of dividends. In addition, the lenders have the right to approve certain private sales of Common Stock. The Revolving Credit Agreement also contains various financial covenants, including minimum earnings and fixed charge coverage ratio requirements and certain maximum debt limitations. Finlay was in compliance with all of its financial covenants as of and for the year ended January 31, 1998.

     There were no amounts outstanding at February 1, 1997 or January 31, 1998 under the Revolving Credit Agreement. The maximum amounts outstanding under the Revolving Credit Agreement during 1995, 1996 and 1997 were $99,100,000, $114,100,000 and $189,200,000, respectively. The average amounts outstanding for the same periods were $68,400,000, $75,371,000 and $107,700,000, respectively.
The weighted average interest rates during the period were 8.9%, 8.0% and 7.9% for 1995, 1996 and 1997, respectively.

     At February 1, 1997 and January 31, 1998, Finlay had letters of credit outstanding totaling $11.1 million and $10.3 million, respectively, which guarantee various trade activities. The contract amount of the letters of credit approximate their fair value.

                        FINLAY FINE JEWELRY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--SHORT AND LONG-TERM DEBT (CONTINUED)

     Long-term debt consisted of the following:

                                                                     FEBRUARY 1,    JANUARY 31,
                                                                        1997           1998
                                                                     -----------    -----------
                                                                           (IN THOUSANDS)
Senior Notes (a)..................................................    $ 135,000      $ 135,000
Other.............................................................            2             --
                                                                     -----------    -----------
                                                                        135,002        135,000
Less--current portion.............................................            2             --
                                                                     -----------    -----------
                                                                      $ 135,000      $ 135,000
                                                                     -----------    -----------
                                                                     -----------    -----------

------------------

(a) On May 26, 1993, as part of the 1993 Recapitalization, Finlay Jewelry issued 10 5/8% Senior Notes due 2003 with an aggregate principal amount of $135,000,000. Interest on the Notes is payable semi-annually on May 1 and November 1 of each year, and commenced on November 1, 1993. Except in the case of certain equity offerings, the Notes are not redeemable prior to May 1, 1998. Thereafter, the Notes will be redeemable, in whole or in part, at the option of Finlay, at specified redemption prices plus accrued and unpaid interest, if any, to the date of the redemption. In the event of a Change of Control (as defined in the Note Indenture), each holder of the Notes will have the right to require Finlay Jewelry to repurchase its Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the repurchase date. The Notes rank senior in right of payment to all subordinated indebtedness of Finlay and pari passu in right of payment with all senior borrowings, including borrowings under the Revolving Credit Agreement. However, because the Revolving Credit Agreement is secured by a pledge of substantially all the assets of Finlay Jewelry, the Notes are structurally subordinated to the borrowings under the Revolving Credit Agreement. The Note Indenture contains restrictions relating to, among other things, the payment of dividends, the repurchase of stock and the making of certain other restricted payments, the incurrence of additional indebtedness, the creation of certain liens, certain asset sales transactions with subsidiaries and other affiliates and mergers and consolidations.

    The fair value of the Notes at January 31, 1998, determined based on market quotes, was $141,750,000.

    On May 26, 1993, as part of the 1993 Recapitalization, the Holding Company sold, for $55,167,140, an aggregate of 98,000 units consisting of $98,000,000 12% Senior Discount Debentures due 2005 and 130,667 shares of Common Stock. The Debentures are secured by a first priority lien on and security interest in all of the issued and outstanding stock and intercompany indebtedness, if any, of Finlay Jewelry. However, the operations of the Holding Company are conducted through Finlay Jewelry and, therefore, the Holding Company is dependent upon the cash flow of Finlay Jewelry to meet its obligations, including its obligations under the Debentures. As a result, the Debentures are effectively subordinated to all indebtedness and all other obligations of Finlay Jewelry. The Debenture Indenture contains restrictions relating to, among other things, the payment of dividends, the repurchase of stock and the making of certain other restricted payments, the incurrence of additional indebtedness, the creation of certain liens, certain asset sales transactions with subsidiaries and other affiliates and mergers and consolidations.

    Finlay was in compliance with all of the provisions of the Note and Debenture Indentures as of and for the year ended January 31, 1998.

                        FINLAY FINE JEWELRY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--SHORT AND LONG-TERM DEBT (CONTINUED)

     The aggregate amounts of long-term debt payable in each of the five years in the period ending February 1, 2003 and thereafter are as follows:

                                                             (IN THOUSANDS)
                                                             --------------
1998......................................................      $     --
1999......................................................            --
2000......................................................            --
2001......................................................            --
2002......................................................            --
Thereafter................................................       135,000
                                                             --------------
                                                                $135,000
                                                             --------------
                                                             --------------

Interest expense for 1995, 1996 and 1997 was $21,985,000, $22,609,000 and
$24,448,000, respectively. Interest income for the same periods was $141,000, $83,000 and $35,000, respectively.

NOTE 5--LONG TERM INCENTIVE PLANS AND MANAGEMENT PURCHASE OF COMMON STOCK

     The Holding Company's Long Term Incentive Plan (the '1993 Plan') permits the Holding Company to grant to key employees of the Holding Company and its subsidiaries, consultants and certain other persons, and directors of the Holding Company (other than members of the Compensation Committee of the Holding Company's Board of Directors), the following: (i) stock options; (ii) stock appreciation rights in tandem with stock options; (iii) limited stock appreciation rights in tandem with stock options; (iv) restricted or nonrestricted stock awards subject to such terms and conditions as the Compensation Committee shall determine; (v) performance units which are based upon attainment of performance goals during a period of not less than two nor more than five years and which may be settled in cash or in Common Stock at the discretion of the Compensation Committee; or (vi) any combination of the foregoing. Under the 1993 Plan, the Holding Company may grant stock options which are either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code'), or non-incentive stock options. As of January 31, 1998, an aggregate of 732,596 shares of the Holding Company's Common Stock has been reserved for issuance pursuant to the 1993 Plan, of which a total of 640,052 shares are subject to options granted to certain senior management, key employees and a director.

     On March 6, 1997, the Board of Directors of the Holding Company adopted the 1997 Long Term Incentive Plan (the '1997 Plan'), which was approved by the Holding Company's stockholders in June 1997. The 1997 Plan, which is similar to the 1993 Plan, is intended as a successor to the 1993 Plan and provides for the grant of the same types of awards as are currently available under the 1993 Plan. An aggregate of 350,000 shares of the Holding Company's Common Stock have been reserved for issuance pursuant to the 1997 Plan, of which a total of 349,448 shares are subject to options granted to certain senior management, key employees and a director. The exercise prices of such options range from $13.875 per share to $23.188 per share.

     Finlay has adopted the disclosure-only provisions of SFAS No. 123, 'Accounting for Stock-Based Compensation,' which became effective in 1996. As permitted by SFAS No. 123, Finlay has elected to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had the fair value method of accounting been applied to the Holding Company's stock option plans, which requires recognition of compensation cost ratably over the vesting period of the stock options, Finlay Jewelry's net income would have been reduced by $228,000 in 1995, $219,000 in 1996 and $330,000 in 1997. This
pro forma impact only reflects options granted since the beginning of 1995 and therefore the resulting compensation cost may not be representative of that to be expected in future years.

                        FINLAY FINE JEWELRY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--LONG TERM INCENTIVE PLANS AND MANAGEMENT PURCHASE OF COMMON STOCK (CONTINUED)

     The fair value of options granted in 1995, 1996 and 1997 was estimated using the Black-Scholes option-pricing model based on the weighted average market price at the grant date of $13.67 in 1995, $13.56 in 1996 and $14.95 in 1997 and the following weighted average assumptions: risk free interest rate of 6.89%, 6.67% and 6.57% for 1995, 1996 and 1997, respectively, expected life of seven years for each of 1995, 1996 and 1997 and volatility of 35.10% for 1995 and 1996 and 32.98% for 1997. The weighted average fair value of options granted in 1995, 1996 and 1997 was $7.02, $6.88 and $7.33, respectively.

     The following summarizes the transactions pursuant to the Holding Company's 1993 Plan and 1997 Plan for 1995, 1996 and 1997:

                                                     1995                      1996                      1997
                                            ----------------------    ----------------------    ----------------------
                                            NUMBER OF   WTD. AVG.     NUMBER OF   WTD. AVG.     NUMBER OF   WTD. AVG.
                                             OPTIONS    EX. PRICE      OPTIONS    EX. PRICE      OPTIONS    EX. PRICE
                                            ---------   ----------    ---------   ----------    ---------   ----------
Outstanding at beginning of year.........    396,821      $ 9.11       545,834      $11.61       523,767      $11.93
Granted..................................    264,505       13.67        21,333       13.56       505,167       14.95
Exercised................................    (41,284)       7.23       (27,826)       7.23       (23,241)       8.74
Forfeited................................    (74,208)       8.00       (15,574)      11.45       (16,193)      11.25
                                            ---------   ----------    ---------   ----------    ---------   ----------
Outstanding at end of year...............    545,834       11.61       523,767       11.93       989,500       13.55
                                            ---------   ----------    ---------   ----------    ---------   ----------
                                            ---------   ----------    ---------   ----------    ---------   ----------
Exercisable at end of year...............    113,970      $ 9.73       207,122      $10.94       282,020      $11.47

     The options outstanding at January 31, 1998 have exercise prices between $7.23 and $23.19, with a weighted average exercise price of $13.55 and a weighted average remaining contractual life of 7.88 years. Options generally vest in five years and expire in ten years from their dates of grant.

     Upon the commencement of his employment, a senior officer of the Holding Company purchased 138,525 shares of Common Stock (the 'Purchased Shares'), at a price of $7.23 per share. The aggregate purchase price of these shares was paid in the form of a note issued to the Holding Company in the amount of $1,001,538. The note is secured by the Purchased Shares and certain proceeds from the sale of the Purchased Shares or any distribution paid on or with respect to the Purchased Shares. Interest accrues on the unpaid balance of the note at a rate equal to 7.92% per annum, compounded annually. In the event of termination of employment, the Purchased Shares (together with vested options and shares issued upon exercise of vested options ('Option Shares')) are subject to certain call rights and the Option Shares are additionally subject to certain put rights. In the event the Holding Company does not exercise its call rights, the rights may be exercised by the Lee Investors and the Desai Investors, pro rata based on their respective ownership of Common Stock. The Purchased Shares and Option Shares are subject to certain restrictions on transfer.

NOTE 6--LEASE AGREEMENTS

     Finlay conducts substantially all of its operations as leased departments in department stores. All of these leases, as well as rentals for office space and equipment, are accounted for as operating leases. A substantial number of such operating leases expire on various dates through 2008.

     Substantially all of the department store leases provide that the title to certain fixed assets of Finlay transfers upon termination of the leases, and that Finlay will receive the undepreciated value of such fixed assets from the host store in the event such transfers occur. The values of such fixed assets are recorded at the inception of the lease arrangement and are reflected in the accompanying Consolidated Balance Sheets.

                        FINLAY FINE JEWELRY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--LEASE AGREEMENTS (CONTINUED)

     In many cases, Finlay is subject to limitations under its lease agreements with host department stores which prohibit Finlay from operating departments for other store groups within a certain geographical radius of the host store.

     The store leases provide for the payment of fees based on sales, plus, in some instances, installment payments for fixed assets. Lease expense, included in Selling, general and administrative expenses, is as follows (in thousands):

                                                                      YEAR ENDED
                                                       -----------------------------------------
                                                       FEBRUARY 3,    FEBRUARY 1,    JANUARY 31,
                                                          1996           1997           1998
                                                       -----------    -----------    -----------
Minimum fees........................................    $  10,555      $   6,188      $   9,732
Contingent fees.....................................       94,679        103,319        115,331
                                                       -----------    -----------    -----------
     Total..........................................    $ 105,234      $ 109,507      $ 125,063
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------

     Future minimum payments under noncancellable operating leases having initial or remaining noncancellable lease terms in excess of one year are as follows as of January 31, 1998:

                                                             (IN THOUSANDS)
                                                             --------------
1998......................................................      $ 24,824
1999......................................................        19,830
2000......................................................        12,552
2001......................................................         6,231
2002......................................................         2,086
Thereafter................................................        11,001
                                                             --------------
     Total minimum payments required......................      $ 76,524
                                                             --------------
                                                             --------------

     Minimum payments shown above have not been reduced by minimum sublease payments of approximately $125,000 due in the future under noncancellable subleases.

NOTE 7--PENSION PLANS

     Finlay maintains a defined contribution profit-sharing plan to provide retirement benefits for all personnel. This plan provides for company matching contributions of $.25 for each $1.00 of employee contribution, up to 5% of the employee's salary, as limited by the Code. Additionally, Finlay contributes 2% of the employees' earnings annually, as limited by the Code. Vesting in Finlay's contributions begins upon completion of three years of employment and accrues at the rate of 20% per year.

     Finlay also provides fixed retirement benefits for certain former employees not covered by existing pension plans. The estimated liability for such benefits has been accrued for in these financial statements and is reflected as components of Other accrued liabilities and Other non-current liabilities.

     The cost of the defined contribution plan maintained by Finlay and the retirement benefits for certain former employees aggregated $1,728,000, $1,753,000 and $1,771,000 for 1995, 1996 and 1997, respectively.

                        FINLAY FINE JEWELRY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--INCOME TAXES

     For income tax reporting purposes, Finlay Jewelry has an October 31 year end. Finlay Jewelry files a consolidated Federal income tax return with its parent, the Holding Company, and its wholly owned subsidiaries. Finlay Jewelry's provision for income taxes and deferred tax assets and liabilities was calculated as if Finaly Jewelry filed its tax return on a stand-alone basis.

     Deferred income taxes at year end reflect the impact of temporary differences between amounts of assets and liabilities for financial and tax reporting purposes.

     Deferred tax assets and liabilities at year end are as follows:

                                                                                                 YEAR ENDED
                                                                                         --------------------------
                                                                                         FEBRUARY 1,    JANUARY 31,
                                                                                            1997           1998
                                                                                         -----------    -----------
                                                                                               (IN THOUSANDS)
Deferred Tax Assets
  Uniform inventory capitalization....................................................     $ 3,462        $ 3,569
  Expenses not currently deductible...................................................       4,074          3,492
  ITC carryover.......................................................................       1,100            950
  AMT credit..........................................................................         566            566
  Deferred financing costs-current....................................................         208             --
                                                                                         -----------    -----------
                                                                                             9,410          8,577
  Valuation allowance.................................................................       1,200          1,050
                                                                                         -----------    -----------
       Total current..................................................................       8,210          7,527
                                                                                         -----------    -----------
  Deferred financing costs-non-current................................................         429            293
                                                                                         -----------    -----------
       Total non-current..............................................................         429            293
                                                                                         -----------    -----------
          Total deferred tax assets...................................................       8,639          7,820
                                                                                         -----------    -----------
Deferred Tax Liabilities
  LIFO inventory valuation............................................................       9,014          8,747
                                                                                         -----------    -----------
       Total current..................................................................       9,014          8,747
                                                                                         -----------    -----------
  Depreciation........................................................................       7,029          8,295
                                                                                         -----------    -----------
       Total non-current..............................................................       7,029          8,295
                                                                                         -----------    -----------
          Total deferred tax liabilities..............................................      16,043         17,042
                                                                                         -----------    -----------
            Net deferred income tax liabilities.......................................     $ 7,404        $ 9,222
                                                                                         -----------    -----------
                                                                                         -----------    -----------
       Net current deferred income tax liabilities....................................     $   804        $ 1,220
       Net non-current deferred income tax liabilities................................       6,600          8,002
                                                                                         -----------    -----------
          Net deferred income tax liabilities.........................................     $ 7,404        $ 9,222
                                                                                         -----------    -----------
                                                                                         -----------    -----------

     The components of income tax expense are as follows (in thousands):

                                                                                               YEAR ENDED
                                                                           --------------------------------------------------
                                                                            FEBRUARY 3,       FEBRUARY 1,       JANUARY 31,
                                                                                1996              1997              1998
                                                                           --------------    --------------    --------------
  Current domestic taxes................................................      $ 11,106          $ 12,291          $ 13,110
  Current foreign taxes.................................................         1,238             1,045               600
  Deferred taxes........................................................           183             1,165             1,818
                                                                           --------------    --------------    --------------
  Income tax expense....................................................      $ 12,527          $ 14,501          $ 15,528
                                                                           --------------    --------------    --------------
                                                                           --------------    --------------    --------------

                        FINLAY FINE JEWELRY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--INCOME TAXES (CONTINUED)

     A reconciliation of the income tax provision computed by applying the federal statutory rate to Income (loss) before income taxes to the Provision for income taxes on the accompanying Consolidated Statements of Operations is as follows (in thousands):

                                                                                               YEAR ENDED
                                                                           --------------------------------------------------
                                                                            FEBRUARY 3,       FEBRUARY 1,       JANUARY 31,
                                                                                1996              1997              1998
                                                                           --------------    --------------    --------------
  Federal Statutory Provision...........................................      $ 11,294          $ 11,367          $ 12,757
  Foreign taxes.........................................................         1,238             1,045               600
  State tax, net of federal benefit.....................................         1,836             1,934             1,589
  Non-deductible amortization...........................................         1,037             1,037             1,037
  Life insurance proceeds...............................................        (1,750)               --                --
  Benefit of foreign tax credit.........................................        (1,238)           (1,045)             (600)
  Other                                                                            110               163               145
                                                                           --------------    --------------    --------------
  Provision for income taxes............................................      $ 12,527          $ 14,051          $ 15,528
                                                                           --------------    --------------    --------------
                                                                           --------------    --------------    --------------

     Section 382 of the Code restricts utilization of net operating loss carryforwards ('NOLs') after an ownership change exceeding 50%. As a result of the 1993 Recapitalization, a change in ownership of the Holding Company exceeding 50% occurred within the meaning of Section 382 of the Code (a 'Change of Control'). Similar restrictions will apply to other carryforwards. Consequently, there is a material limitation on the annual utilization of Finlay Jewelry's net operating loss and other carryforwards which requires a deferral or loss of the utilization of such carryforwards. At October 31, 1997, Finlay Jewelry has a NOL carryforward for tax purposes of $12,000,000 which is subject to an annual limit of approximately $2,000,000 per year, of which $8,000,000 expires in 2004 and $4,000,000 expires in 2005. At October 31, 1997, Finlay Jewelry had investment tax credit ('ITC') carryovers of approximately $950,000, of which $649,000 expires in 1998, $264,000 in 1999 and $37,000 in 2000. At
October 31, 1997, Finlay Jewelry also had Alternative Minimum Tax Credit ('AMT') carryovers of $566,000 which may be used indefinitely to reduce federal income taxes. An additional change in ownership within the meaning of Section 382 of the Code has occurred as a result of the 1997 Offering. However, there are no additional restrictions upon Finlay Jewelry's ability to utilize its NOLs or other carryforwards as a result of such ownership change.

     SFAS No. 109 'Accounting for Income Taxes,' requires that the tax benefit of such NOLs and tax credits be recorded as an asset to the extent that management assesses the utilization to be 'more likely than not'. As the accompanying Consolidated Financial Statements include profits earned after the tax year end at October 31, (the profit of the year-end holiday season), for financial reporting purposes only, the NOL carryforward has been absorbed in full and no NOL carryfoward exists as of January 31, 1998. Management determined at January 31, 1998, that based upon Finlay Jewelry's history of operating earnings and its expectations for the future, no change to the valuation allowance is warranted, with the exception of amounts utilized to offset the expiration during 1997 of an ITC carryover.

NOTE 9--COMMITMENTS AND CONTINGENCIES

     Finlay Jewelry, from time to time, is involved in litigation concerning its business affairs. Management believes that the resolution of all pending litigation will not have a material adverse effect on the consolidated financial statements.

     Finlay Jewelry has employment agreements with two senior members of management which provide for minimum salary levels as well as incentive compensation based on meeting specific financial goals. Such agreements have remaining terms of one and three years. In addition, Finlay Jewelry has an agreement with a senior member of management which provides for one year's salary if employment is terminated without cause. Such agreements have a remaining aggregate minimum value of approximately $3.9 million as of January 31, 1998.

                        FINLAY FINE JEWELRY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--COMMITMENTS AND CONTINGENCIES (CONTINUED)

     The Revolving Credit Agreement, the Gold Consignment Agreement and the Note Indenture currently restrict annual distributions from Finlay Jewelry to 0.25% of Finlay Jewelry's net sales for the preceding fiscal year. During 1997, dividends of $1,712,000 were declared. During 1996, dividends of $1,636,000 were declared and $818,000 was distributed to the Holding Company. During 1995, dividends of $1,380,000 were declared and $1,810,000 was distributed to the Holding Company.

     Finlay Jewelry's concentration of credit risk consists principally of accounts receivable. Approximately 71%, 75% and 72% of Finlay's domestic sales in 1995, 1996 and 1997, respectively, were from operations in two major department store groups of which 48%, 51% and 49% represents Finlay's domestic sales from one department store group in the respective years. Finlay Jewelry believes that the risk associated with these receivables, other than those from department store groups indicated above, would not have a material adverse effect on Finlay Jewelry's financial position or results of operations.

     Liberty House, one of the host stores in which Finlay operates, has requested deferral of approximately $2.0 million of 1997 sales due to Finlay. Finlay is currently receiving weekly payments against the outstanding balance.

NOTE 10--QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table summarizes the quarterly financial data for 1995, 1996 and 1997 (in thousands):

                                                                    YEAR ENDED FEBRUARY 3, 1996
                                                           ----------------------------------------------
                                                            FIRST        SECOND       THIRD       FOURTH
                                                           QUARTER     QUARTER(A)    QUARTER     QUARTER
                                                           --------    ----------    --------    --------
Sales...................................................   $112,716     $ 135,428    $132,058    $274,289
Gross margin............................................     58,875        70,327      68,773     142,487
Net income (loss).......................................     (4,102)        4,545      (1,373)     20,669

                                                                   YEAR ENDED FEBRUARY 1, 1997
                                                           --------------------------------------------
                                                            FIRST       SECOND      THIRD       FOURTH
                                                           QUARTER     QUARTER     QUARTER     QUARTER
                                                           --------    --------    --------    --------
Sales...................................................   $130,719    $137,188    $136,140    $281,227
Gross margin............................................     66,681      71,343      70,360     146,590
Net income (loss).......................................     (2,929)        (15)     (1,091)     21,997

                                                                   YEAR ENDED JANUARY 31, 1998
                                                           --------------------------------------------
                                                            FIRST       SECOND      THIRD       FOURTH
                                                           QUARTER     QUARTER     QUARTER     QUARTER
                                                           --------    --------    --------    --------
Sales...................................................   $134,592    $148,060    $148,770    $338,440
Gross margin............................................     68,870      75,948      77,107     176,852
Net income (loss).......................................     (2,599)        351      (2,549)     25,718

------------------------
(a) The second quarter of 1995 includes proceeds of $5,000,000 from a life insurance policy maintained on a senior executive.

NOTE 11--ACQUISITION

     On October 6, 1997, Finlay completed the acquisition of certain assets of the Diamond Park Fine Jewelers division of Zale Corporation ('Diamond Park'), a leading operator of leased departments, for approximately $63.0 million, which includes approximately $5.0 million for the purchase of additional inventory acquired in March 1998 and the reimbursement of certain expenses incurred by the Zale Corporation. By acquiring Diamond Park, Finlay added 139 departments and also added new host store relationships with Mercantile Stores, Marshall Field's and Parisian. Finlay financed the acquisition of Diamond Park (the 'Diamond Park Acquisition') with borrowings under the Revolving Credit Agreement.

     The Diamond Park Acquisition has been accounted for as a purchase, and, accordingly, the operating results of the Diamond Park departments have been included in Finlay Jewelry's consolidated financial

                        FINLAY FINE JEWELRY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11--ACQUISITION (CONTINUED)

statements since the date of the acquisition. Finlay Jewelry has recorded goodwill of approximately $12.4 million and does not believe that the final purchase price allocation will differ significantly from the preliminary purchase price allocation recorded at January 31, 1998. Pursuant to the purchase agreement, Finlay completed the remaining components of the Diamond Park Acquisition in March 1998.

     The preliminary purchase price allocation as of January 31, 1998 is as follows:

Payment for purchase of Diamond Park assets.....................................              $57,624
  Inventory.....................................................................    43,831
  Fixed assets..................................................................     4,443
  Prepaid and other assets......................................................       900
  Acquisition and integration costs.............................................    (2,600)
  Other.........................................................................    (1,332)
                                                                                   -------
Fair value of assets acquired and costs incurred................................               45,242
                                                                                              -------
Goodwill........................................................................              $12,382
                                                                                              -------
                                                                                              -------

     The following summarized, unaudited pro forma combined results of operations for the years ended February 1, 1997 and January 31, 1998 have been prepared assuming the Diamond Park Acquisition occurred at the beginning of the respective periods. The pro forma information is provided for informational purposes only. It is based on historical information, as well as certain assumptions and estimates, and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined company (dollars in thousands):

                                                                            (UNAUDITED)
                                                                             YEAR ENDED
                                                                     --------------------------
                                                                     FEBRUARY 1,    JANUARY 31,
                                                                        1997           1998
                                                                     -----------    -----------
Sales.............................................................    $ 778,145      $ 822,820
Net income (loss).................................................    $  18,961      $  19,654

NOTE 12--SUBSEQUENT EVENTS (UNAUDITED)

     On March 19, 1998, Liberty House filed a voluntary petition in bankruptcy under Title 11 of the United States Code. Finlay believes that the bankruptcy of Liberty House will not have a material adverse effect on Finlay's financial position or results of its operations.

     On March 24, 1998, the Holding Company filed a registration statement with the Securities and Exchange Commission (the 'Commission') which, as amended, provides for a proposed public offering of 1,800,000 shares of its Common Stock (the 'Equity Offering'), of which 567,310 shares are expected to be issued and sold by the Holding Company. Concurrently with the filing of the registration statement relating to the Equity Offering, the Holding Company and Finlay Jewelry filed registration statements with the Commission for the proposed public offering of $75.0 million aggregate principal amount of Senior Debentures due 2008 (the 'Senior Debentures') and $150.0 million aggregate principal amount of Senior Notes due 2008 (the 'Senior Notes'), respectively. In addition, it is contemplated that concurrently with the sale of the Senior Debentures and the Senior Notes, the Revolving Credit Agreement will be amended to increase the line of credit thereunder to $275.0 million and to make certain other changes. It is contemplated that the net proceeds to the Holding Company from the Equity Offering, the sale of the Senior Debentures, the repayment of a note receivable of approximately $1.3 million (including principal and interest) from an executive officer and the repayment of approximately $0.9 million of an intercompany liability by Finlay Jewelry (the 'Intercompany Repayment') will be used to redeem the Holding Company's Debentures. Finlay Jewelry will use the net proceeds from the sale of the Senior Notes to redeem Finlay Jewelry's Notes and to make the Intercompany Repayment.

                      [This page intentionally left blank]

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the principal amount of Senior Debentures set forth opposite its name below:

                                                                                            PRINCIPAL
                                                                                            AMOUNT OF
                                                                                             SENIOR
                                      UNDERWRITER                                          DEBENTURES
----------------------------------------------------------------------------------------   -----------
Goldman, Sachs & Co.....................................................................   $30,000,000
Donaldson, Lufkin & Jenrette Securities Corporation.....................................    30,000,000
NationsBanc Montgomery Securities LLC...................................................    15,000,000
                                                                                           -----------
  Total.................................................................................   $75,000,000
                                                                                           -----------
                                                                                           -----------

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Senior Debentures, if any are taken.

     The Underwriters propose to offer the Senior Debentures in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of 1.1% of the principal amount of the Senior Debentures. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Senior Debentures to certain brokers and dealers. After the Senior Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Senior Debentures are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Senior Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Senior Debentures.

     The Company and its Subsidiaries have agreed that, during the period beginning on the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of, without the prior written consent of the Underwriters, any securities of the Company or any such Subsidiary of the Company that are substantially similar to the Senior Debentures (other than the Senior Notes of Finlay Jewelry in an aggregate principal amount of $150.0 million), or any securities of the Company or any such Subsidiary of the Company convertible into or exchangeable for securities of the Company or any such Subsidiary of the Company substantially similar to the Senior Debentures.

     In connection with the Senior Debenture Offering, the Underwriters may purchase and sell Senior Debentures in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the Senior Debenture Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Senior Debentures and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Senior Debentures than they are required to purchase from the Company in the Senior Debenture Offering. The Underwriters may also impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Senior Debentures sold in the Senior Debenture Offering for their account may be reclaimed by the Underwriters if such securities are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Senior Debentures, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Company does not intend to apply for listing of the Senior Debentures on any securities exchange or for inclusion of the Senior Debentures in any automated quotation system.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SALE IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                      ----
Prospectus Summary...................................    3
Risk Factors.........................................   11
Special Note Regarding
  Forward-Looking Statements.........................   18
Use of Proceeds......................................   18
Capitalization.......................................   20
Unaudited Pro Forma Consolidated Financial
  Information........................................   21
Selected Consolidated Financial
  Information........................................   24
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................   26
Business.............................................   33
Management...........................................   45
Certain Transactions.................................   57
Description of Certain Indebtedness..................   59
Description of Senior Debentures.....................   64
Description of Capital Stock.........................   92
Legal Matters........................................   93
Experts..............................................   93
Available Information................................   93
Incorporation of Certain Documents by Reference......   94
Index to Consolidated Financial Statements...........  F-1
Underwriting.........................................  U-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $75,000,000

                            FINLAY ENTERPRISES, INC.

                              9% SENIOR DEBENTURES
                                DUE MAY 1, 2008

                            ------------------------
                                     [LOGO]
                            ------------------------

                              GOLDMAN, SACHS & CO.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

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